Exhibit 1

Deed No. 146/2017

COPY

R e c o r d e d

in Frankfurt am Main, on 16 July 2017

Before me, the undersigned notary

in the district of the Higher Regional Court

(Oberlandesgericht) of Frankfurt am Main

Dr. Thorsten Reinhard

with office in Frankfurt am Main

appeared today on the premises of Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, to where I had betaken myself upon request of the parties,

1.	Ms. Miriam Wolffsky, date of birth 11 June 1981, with business address at Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, identified by her valid photo identification,

acting not in her own name, but – excluding any personal liability – based on a power of attorney on behalf of

Constantia Flexibles Germany GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court of Weiden i.d. OPf. under HRB 4087 with its registered office in Pirkmühle 14-16, 92712 Pirk;

2.	Mr. Adrian Jürgen Dengler, date of birth 21 July 1985, with business address at Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, identified by his valid photo identification,

acting not in his own name, but – excluding any personal liability – based on a power of attorney on behalf of

Constantia Flexibles International GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Republic of Austria, registered with the companies register (Firmenbuch) of Austria under FN 253030d with its registered office in Handelskai 92, Rivergate, 1200 Vienna, Austria;

3.	Mr. Erik Göretzlehner, date of birth 9 April 1987, with business address at Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, identified by his valid photo identification,

acting not in his own name, but – excluding any personal liability – based on a power of attorney on behalf of

Constantia Flexibles Group GmbH, a private limited liability company organized under the laws of the Republic of Austria, registered with the companies register of Austria under FN 332189p with its registered office in Handelskai 92, Rivergate, 1200 Vienna, Austria;

4.	Mr. Johannes Niklas Eckhardt, date of birth 18 October 1982, with business address at Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, identified by his valid photo identification, acting not in his own name, but – excluding any personal liability – based on a power of attorney on behalf of

GPC Holdings B.V., a private limited liability company (besloten vennootschap) organized under the laws of the Netherlands, registered with the Dutch trade register (kamer van koophandel), The Netherlands, under 34287059 with its registered office in Herengracht 466, 1017CA Amsterdam, The Netherlands;

5.	Mr. Daniel Mario Lungenschmid, date of birth 12 December 1985, with business address at Freshfields Bruckhaus Deringer LLP, Seilergasse 16, 1010 Vienna, Austria, identified by his valid Austrian photo identification, acting not in his own name, but – excluding any personal liability – as an attorney without power of attorney (Vertreter ohne Vertretungsmacht) on behalf of

Multi-Color Corporation, a corporation organized under the laws of the State of Ohio, USA, registered with the Ohio Secretary of State under entity number 652876, with its chief executive office at 4053 Clough Woods Drive, Batavia, Ohio 45103, USA subject to the approval (Genehmigung) of Multi-Color Corporation, which shall take legal effect for and against all parties upon its receipt at least in writing by the notary.

The powers of attorney of the first four persons appearing were presented and copies of which are attached to this deed, their word-for-word-conformity to the originals being hereby certified by the notary. An approval of Multi-Color Corporation presented to the notary shall be attached to this deed.

The notary advised the persons appearing that he is obliged to verify the existence of the parties and the power of representation of the persons appearing. After a discussion of the documentation presented regarding the non-German parties, the persons appearing declared that they did not wish any further proof regarding existence and power of representation and requested the notary to continue with the notarization.

The notary asked the persons appearing regarding a prior involvement pursuant to section 3 (1) sentence 1 no. 7 German Notarization Act (Beurkundungsgesetz). After having been instructed by the notary, the persons appearing answered this question in the negative.

The persons appearing declared that each of the parties represented by them acted for its own account under this deed.

The persons appearing agreed that any personal data contained in this deed – including copies of their identification documents – is (electronically) stored and processed in connection with the processing of this deed and submitted to public authorities or other third parties in accordance with statutory notification requirements.

The persons appearing requested this deed to be recorded in the English language. They confirmed that they are in adequate command of the English language. The notary declared that he as well is in adequate command of the English language.

The persons appearing incorporated in this deed by reference pursuant to section 13a German Notarization Act the notarial reference deed (Bezugsurkunde) no. 133/2017 of the notary Dr. Alexander Jänecke, Frankfurt am Main, dated 16 July 2017 (the “Reference Deed”), the original (Urschrift) of which was available at the notarization. The persons appearing confirmed that they have full knowledge of the contents of the Reference Deed. The persons appearing approved the Reference Deed including all Schedules there-to (including their Exhibits) in its entirety and in all respects; as a matter of precaution, they adopted the declarations made in the Reference Deed as their own. References in the present deed to Schedules and Exhibits that are not attached hereto shall be read as references to such Schedules and Exhibits contained in the Reference Deed. After having been advised by the notary of the relevance of the reference to the Reference Deed, the persons appearing waived their right to have the Reference Deed read out to them and to have a copy thereof attached to the present deed.

The persons appearing thereupon requested the notarization of the sale and purchase agreement regarding the entire share capital of Constantia Labels GmbH, Haendler & Na- termann GmbH, H&N Suzhou Packaging Materials Co. Ltd., SGH (No. 2) Ltd., Constantia Flexibles Australia Holding Pty Ltd., Constantia CM Label SDN BHD, GPC III B.V., GPC III Packaging Holdings Mexico S. de R.L. de C.V. and Grafo Regia, S. de R.L. de C.V. attached as Appendix (the “SPA”).

The notary advised the persons appearing that

•	the present deed will not take legal effect before it has been approved by Multi-Color Corporation;

•	pursuant to its Clause 15.1.1, the SPA is governed by and construed in accordance with the Laws of the Republic of Austria, on which he did not advise the parties and therefore will not assume any liability in this respect;

•	the parties hereto are, by operation of law, jointly and severally liable with respect to the payment of all notarial fees, irrespective of any internal agreement entered into in that respect;

•	he did not advise the parties on tax issues and therefore will not assume any liability in this respect.

This deed and its Appendix have been read aloud by the notary to the persons appearing apart from the tables of contents and the tables of schedules, which have been added for informational purposes only and do not form part of this deed.

Thereupon, this deed and its Appendix as well as the Schedules and Exhibits thereto were approved by the persons appearing and signed by the persons appearing and the notary in their own hands as follows:

signed M. Wolffsky

signed Adrian Dengler

signed E. Göretzlehner

signed Johannes Eckhardt

signed Daniel Lungenschmid

signed Th. Reinhard, Notar

(Notary Seal)

Appendix

STAMP DUTY WARNING: THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTA- TION OF THIS DOCUMENT OR WHICH IS A WRITTEN CONFIRMATION OR REFERENCE THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING A SIGNATURE (INCLUDING DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGI- NAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OR CONFIRMATIONS THEREOF OUTSIDE OF AUS- TRIA AND DO NOT SEND FAX MESSAGES OR E-MAILS CARRYING A SIGNATURE (INCLUD- ING DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT, CONFIRM ANYTHING THEREOF, OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA.

SALE AND PURCHASE AGREEMENT

REGARDING THE ENTIRE SHARE CAPITAL

OF

CONSTANTIA LABELS GMBH

HAENDLER & NATERMANN GMBH

H&N SUZHOU PACKAGING MATERIALS CO. LTD.

SGH (NO. 2) LTD.

CONSTANTIA FLEXIBLES AUSTRALIA HOLDING PTY LTD.

CONSTANTIA CM LABEL SDN BHD

GPC III B.V.

GPC III PACKAGING HOLDINGS MEXICO S. DE R.L. DE C.V.

GRAFO REGIA, S. DE R.L. DE C.V.

TABLE OF CONTENTS

Preamble		2

1.	Definitions and Interpretation	4

2.	Sale and Assignment of Shares and I/C Positions	18

3.	Purchase Price	20

4.	Closing Conditions	24

5.	Closing	26

6.	Determination of Final Purchase Price	29

7.	The Sellers’ Representations and Warranties	32

8.	Limitation of Liability	41

9.	The Purchaser’s Representations and Warranties	49

10.	Beneficiaries	56

11.	Covenants	57

12.	Intellectual Property Rights	80

13.	Rescission	81

14.	Confidentiality	83

15.	Governing Law and Arbitration	83

16.	Miscellaneous	84

SALE AND PURCHASE AGREEMENT

by and among

1.	Constantia Flexibles Germany GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court of Weiden i.d.OPf., Germany, under HRB 4087 with its registered office in Pirkmühle 14-16, 92712 Pirk, Germany

(hereinafter referred to as “Seller 1”)

2.	Constantia Flexibles International GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Republic of Austria, registered with the companies register (Firmenbuch) of the commercial court of Vienna, Austria, under FN 253030d with its registered office in Handelskai 92, Rivergate, 1200 Vienna, Austria

(hereinafter referred to as “Seller 2”)

3.	Constantia Flexibles Group GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Republic of Austria, registered with the companies register (Firmenbuch) of the commercial court of Vienna, Austria, under FN 332189p with its registered office in Handelskai 92, Rivergate, 1200 Vienna, Austria

(hereinafter referred to as “Seller 3”)

4.	GPC Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, registered with the Dutch trade register (kamer van koophandel), The Netherlands, under 34287059 with its registered office in Herengracht 466, 1017CA Amsterdam, The Netherlands

(hereinafter referred to as “Seller 4”, Seller 1, Seller 2, Seller 3 and Seller 4 hereinafter collectively referred to as the “Sellers”)

5.	Multi-Color Corporation, a corporation organized under the laws of the State of Ohio with its chief executive office at 4053 Clough Woods Drive, Batavia, Ohio 45103

(hereinafter referred to as the “Purchaser”

and Seller 1, Seller 2, Seller 3, Seller 4, and the Purchaser are hereinafter referred to collectively as “Parties” and individually as a “Party”).

PREAMBLE

(A)	Seller 1 and Seller 2 are the sole shareholders of Constantia Labels GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), with its registered seat in Heiligenstadt, registered with the commercial register at the local court of Jena under HRB 503086 (“C Labels”), holding shares in C Labels as laid out in Schedule (A). The total share capital of C Labels amounts to EUR 25,000, consisting of 25,000 shares in the nominal amount of EUR 1 each (“C Labels Shares”).

(B)	Seller 1 and Seller 3 are the sole shareholders of Haendler & Natermann Gesellschaft mit beschränkter Haftung, a German limited liability company (Gesellschaft mit beschränkter Haftung), with its registered seat in Hann. Münden, registered with the commercial register at the local court of Göttingen under HRB 112118 (“H&N”), holding shares in H&N as laid out in Schedule (A). The total share capital of H&N amounts to EUR 15,000,000, consisting of two shares in the nominal amounts of EUR 13,500,000 and EUR 1,500,000 (“H&N Shares”).

(C)	Seller 2 is the sole shareholder of H&N Suzhou Packaging Materials Co. Ltd., a limited liability company established under the laws of the Peoples Republic of China, with its registered seat in Taicang, registered with the Suzhou Taicang Administration for Industry and Commerce under no. 91320585628442170C (“H&N Suzhou”), holding one share in H&N Suzhou as laid out in Schedule (A). The total registered capital of H&N Suzhou amounts to EUR 4,826,378.06 (“H&N Suzhou Share”).

(D)	Seller 2 is the sole shareholder of SGH (No. 2) Ltd., an English limited liability company incorporated under the laws of England & Wales, and registered with the Companies House of Great Britain under no. 07714168 (“SGH”), holding shares in SGH as laid out in Schedule (A). The total share capital of SGH amounts to GBP 28,452,864.41, consisting of 2,845,286,441 shares in the nominal amount of GBP 0.01 each (“SGH Shares”).

(E)	Seller 2 is the sole shareholder of Constantia CM Label SDN BHD, a Malaysian limited liability company incorporated under the laws of Malaysia, and registered under no. 858313-H (“CM”), holding shares in CM as laid out in Schedule (A). The total share capital of CM amounts to RM 13,000,000, consisting of 13,000,000 shares in the amount of RM 1 each (“CM Shares”).

(F)	Seller 2 is the sole shareholder of Constantia Flexibles Australia Holding Pty Ltd., a proprietary company limited by shares incorporated under the laws of Victoria, Australia, and registered with the Australian Securities and Investments Commission under ACN 608 731 728 (“CFAH”), holding shares in CFAH as laid out in Schedule (A). The total number of issued shares in CFAH is 25,239,504, each of which were fully paid at an issue price of AUD 1 each (“CFAH Shares”).

(G)	Seller 4 is the sole shareholder of GPC III B.V., a Dutch limited liability company incorporated under the laws of the Netherlands, and registered with the Dutch trade register (kamer van koophandel) under no. 50715046 (“GPC III”), holding shares in GPC III as laid out in Schedule (A). The total share capital of GPC III amounts to EUR 18,000, consisting of 18,000 shares in the nominal amount of EUR 1 each (“GPC III Shares”).

(H)	Seller 4 and GPC III are the sole equity holders of GPC III Packaging Holdings Mexico S. de R.L. de C.V., a limited liability company incorporated under the laws of Mexico, and registered with the Public Registry of Commerce of Nuevo León under the mercantile folio number 123450*1 (“GPC III Packaging”), holding equity quotas in GPC III Packaging as laid out in Schedule (A). The total stock capital of GPC III Packaging equals MXP$575,398,854.73, consisting of two equity quotas, out of which the equity quota held by GPC III Packaging equals MXP$575,398,853.73, which represents 99.99% and the equity quota held by Seller 4 equals MXP$1, which represents 0.01% (the equity quota held by Seller 4 hereinafter referred to as “GPC III Packaging Share”).

(I)	Seller 4 and GPC III Packaging are the sole equity holders of Grafo Regia, S. de R.L. de C.V., a limited liability company incorporated under the laws of Mexico, and registered with the Public Registry of Commerce of Nuevo León under the mercantile folio number 78510*1 (“Grafo”), holding equity quotas in Grafo as laid out in Schedule (A). The total stock capital of Grafo equals MXP$291,521,984, consisting of two equity quotas, out of which the equity quota held by GPC III Packaging equals MXP$291,521,983, which represents 99.99% and the equity quota held by Seller 4 equals MXP$1, which represents 0.01% (the equity quota held by Seller 4 hereinafter referred to as “Grafo Share”).

(J)	The Sellers intend to sell and transfer all of their C Labels Shares, H&N Shares, H&N Suzhou Share, SGH Shares, CM Shares and CFAH Shares, GPC III Shares, GPC III Packaging Share and Grafo Share (collectively the “Sold Shares”) to the Purchaser. In addition, Seller 3 intends to sell and assign the I/C Payables to the Purchaser. Having carried out a due diligence review of the Labels Group, the Purchaser intends to acquire the Shares pursuant to the terms and conditions set out in this agreement (the “Agreement”).

(K)	GPC III is an equity holder of Aluprint S. de R.L. de C.V., a limited liability company incorporated under the laws of Mexico, and registered with the Public Registry of Commerce of Mexico City under the mercantile folio number 259868 (“Aluprint”), holding an equity quota in Aluprint which equals MXP$1, which represents 0.01% (the equity quota held by GPC III hereinafter referred to as “Aluprint Share”).

(L)	Sellers 2 and 3 are indirect shareholders of Afripack Consumer Flexibles Pty., Ltd. a limited liability company incorporated under the laws of South Africa, with registered address of 75 Richard Carte Road, Mobeni, 4052, South Africa and with registration number 2008/016495/07 (“Afripack”). The Sellers intend that Afripack sells parts of its operations relating to the labels business (“Afripack Labels Operations”) by way of a transfer of assets to an entity nominated by the Purchaser and the Purchaser intends that such entity acquires these assets.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, as well as in any certificate or other document made or delivered pursuant to or in connection with this Agreement, capitalized words and expressions shall have the meanings set next to them as follows, unless explicitly set out otherwise in this Agreement or such certificate or such other document:

“ABGB” means the General Civil Law of the Republic of Austria (Allgemeines Bürgerliches Gesetzbuch);

“Accounting Firm” shall have the meaning set forth in Clause 6.2.3(a);

“Accounting Principles” shall mean IFRS as applied in a manner consistent with the Financial Statements;

“Affiliates” shall mean any entity controlled by, or controlling, or under the common control of another entity or person or group of persons (in each case, including indirect control regardless of whether or not linked through any participation) and the term “control” shall have the meaning set forth in Section 15 Austrian Stock Corporation Act (AktG) or Section 244 (2) and (4) Austrian Commercial Code (UGB);

“Afripack” shall have the meaning set forth in Preamble (L);

“Afripack Labels Operations” shall have the meaning set forth in Preamble (L);

“Afripack Purchase Price” shall have the meaning set forth in Clause 11.7;

“Agreement” shall have the meaning set forth in Preamble (J);

“Aluprint” shall have the meaning set forth in Preamble (K);

“Aluprint Share” shall have the meaning set forth in Preamble (K);

“Assignment and Assumption Agreement” shall have the meaning set forth in Clause 2.3.1;

“Base Cash Purchase Price” means (a) the Enterprise Value less (b) the Stock Value;

“Beneficiary / Beneficiaries” shall have the meaning set forth in Clause 10.1.1(a);

“Benefit Arrangement” means any material employment, severance or other similar contract, or arrangement and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insurance arrangements), disability benefits, supplemental unemployment benefits, retirement benefits, life, health or accident benefits, deferred compensation, profit-sharing, stock options, stock appreciation rights, restricted stock, stock purchases, post-retirement insurance, compensation or benefits outside arrangements applicable under mandatory Laws providing for the same or other benefits;

“Breach” shall have the meaning set forth in Clause 8.1.1;

“Business Day” shall mean any day other than a Saturday, Sunday or public holiday in Frankfurt am Main, London and Vienna on which the banks in Frankfurt am Main, London and Vienna are open to transact normal commercial business;

“Business Employee” shall mean all employees, officers and directors of the Group Companies as of the Signing Date and the Transferred Employees;

“Business Real Property” shall mean, collectively, the Owned Real Property and the Leased Real Property;

“Cap” shall have the meaning set forth in Clause 8.5.2;

“C Labels Shares” shall have the meaning set forth in Preamble (A);

“C Labels” shall have the meaning set forth in Preamble (A);

“Carve-Out” shall mean the actions taken by Sellers or the Group Companies to facilitate the termination of the relationship between Sellers and the Group Companies and establish the Labels Business as a stand-alone division or enterprise;

“Carve-Out Companies” shall have the meaning set forth in Clause 11.5.1;

“Carve-Out Accounts” shall have the meaning set forth in Clause 11.5.4;

“Carve-Out Date” shall have the meaning set forth in Clause 11.5.1;

“Carve-Out Loss Compensation Obligation” shall have the meaning set forth in Clause 11.5.5;

“Carve-Out Profit Transfer Obligation” shall have the meaning set forth in Clause 11.5.6;

“Cash” shall have the meaning set forth in Clause 3.1.2(a);

“Cash Pool Agreements” shall have the meaning set forth in Clause 11.2.1;

“CFAH” shall have the meaning set forth in Preamble (F);

“CFAH Shares” shall have the meaning set forth in Preamble (F);

“Claim Addressee” shall have the meaning set forth in Clause 8.8;

“Clause” means a clause of this Agreement;

“Closing” shall have the meaning set forth in Clause 5.1;

“Closing Actions” shall have the meaning set forth in Clause 5.2;

“Closing Conditions” shall have the meaning set forth in Clause 4;

“Closing Date” shall have the meaning set forth in Clause 5.1;

“Closing Financial Statements” shall have the meaning set forth in Clause 3.1.2;

“Closing Memorandum” shall have the meaning set forth in Clause 5.2.18;

“CM” shall have the meaning set forth in Preamble (E);

“CM Shares” shall have the meaning set forth in Preamble (E);

“Code” means the Internal Revenue Code of 1986, as amended;

“Collective Agreements” shall have the meaning set forth in Clause 7.17.1;

“Commitment Letter” shall have the meaning set forth in Clause 9.2.1;

“Companies” shall mean C Labels, H&N, H&N Suzhou, SGH, CM, CFAH and GPC III;

“Consideration” shall mean the Purchase Price and the I/C Payables Purchase Price;

“CTA” shall have the meaning set forth in Clause 11.3.2;

“Customer Agreements” shall have the meaning set forth in Clause 11.8.1;

“Data Room” means the virtual data room designated “Project Marco Polo” hosted by Merrill under https://eu1.merrilcorp.com which was available to the Purchaser from June 16, 2017 until July 12, 2017;

“Disclosed Information” shall mean:

(a) this Agreement and all of its Schedules and Exhibits;

(b) any documents, materials or information contained in the Data Room to the extent such information is in English, French, German or Romanian and properly filed in a labeled folder which a reasonable person would expect would contain such disclosed information and was available in the Data Room as of July 13, 2017 and any written answers provided through the Q&A process and such other information as has been provided to the Purchaser and been stored on an USB-stick which will be deposited with the acting notary; and

(c) any information in Purchaser’s Knowledge.

“Dispute” shall have the meaning set forth in Clause 15.1.2;

“Dispute Notice” shall have the meaning set forth in Clause 15.1.3;

“Disputed Matters” shall have the meaning set forth in Clause 6.2.3(a);

“Earn-Out” shall have the meaning set forth in Clause 9.9.1;

“Encumbrance” shall mean with respect to any property or asset, any material claim, lien, pledge, charge, easement, security interest, deed of trust or mortgage in respect of such property or asset;

“Enterprise Value” shall mean EUR 1,146,800,000.00;

“Environment” shall mean soil, surface water, groundwater, land, sediments, surface or subsurface strata, ambient air, or indoor air structures;

“Environmental Permits” shall have the meaning set forth in Clause 7.20.1;

“Environmental Requirements” shall mean all requirements under Laws concerning the protection of the Environment from contamination or pollution, or Hazardous Substances;

“Equity Securities” of any person means (i) shares of capital stock, limited liability company interests, partnership interests or other equity securities of such person, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such person and (iv) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor United States federal statute, and the rules and regulations thereunder which shall be in effect from time to time;

“Exhibit” shall mean an exhibit to a Schedule of this Agreement;

“Factoring Agreements” shall have the meaning set forth in Clause 11.11;

“Final Carve-Out Accounts” shall have the meaning set forth in Clause 11.5.4;

“Final Termination Accounts” shall have the meaning set forth in Clause 11.4.3;

“Financial Indebtedness” shall have the meaning set forth in Clause 3.1.2(b);

“Financial Statements” shall have the meaning set forth in Clause 7.7;

“Financing” shall have the meaning set forth in Clause 9.2.1;

“Financing Marketing Materials” shall have the meaning set forth in Clause 11.3.2(b);

“Financing Sources” means the persons (including the parties to the Purchaser Financing Documents, but excluding Purchaser and its Affiliates) that have committed to provide (directly or indirectly) or otherwise entered into agreements in connection with the Financing, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Financing, together with their Affiliates and representatives involved in the Financing and their successors and assigns;

“Foreign Trade Laws” shall have the meaning set forth in Clause 7.14.2;

“Fraud and Bribery Laws” shall have the meaning set forth in Clause 7.14.1;

“Funds” shall have the meaning set forth in Clause 9.2.2;

“German GAAP” shall have the meaning set forth in Clause 11.4.3;

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any public administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal;

“GPC III” shall have the meaning set forth in Preamble (G);

“GPC III Packaging” shall have the meaning set forth in Preamble (H);

“GPC III Packaging Share” shall have the meaning set forth in Preamble (H);

“GPC III Shares” shall have the meaning set forth in Preamble (G);

“Grafo” shall have the meaning set forth in Preamble (I);

“Grafo Share” shall have the meaning set forth in Preamble (I);

“Group Company Plans” shall have the meaning set forth in Clause 7.18.1;

“Group Companies” means the entities listed in Schedule (A) and Schedule (B);

“Guarantees” shall have the meaning set forth in Clause 11.13;

“H&N” shall have the meaning set forth in Preamble (B);

“H&N Claim” shall have the meaning set forth in Clause 11.4.15;

“H&N Fiscal Unity” shall have the meaning set forth in Clause 11.4.8;

“H&N Loss Compensation Obligation” shall have the meaning set forth in Clause 11.4.4;

“H&N PLTA” shall have the meaning set forth in Clause 11.4.1;

“H&N Profit Transfer Obligation” shall have the meaning set forth in Clause 11.4.5;

“H&N Relevant Tax Matter” shall have the meaning set forth in Clause 11.4.11;

“H&N Shares” shall have the meaning set forth in Preamble (B);

“H&N Suzhou” shall have the meaning set forth in Preamble (C);

“H&N Suzhou Share” shall have the meaning set forth in Preamble (C);

“H&N Tax Litigation” shall have the meaning set forth in Clause 11.4.13;

“H&N Tax Returns” shall have the meaning set forth in Clause 11.4.10;

“Hazardous Substances” shall mean any chemical, substance, waste, material, pollutant, or contaminant, including those defined, listed, or identified as a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic material” or otherwise regulated under any Environmental Laws, including oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, asbestos, and polychlorinated biphenyls;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any successor United States federal statute and the rules and regulations thereunder which shall be in effect from time to time;

“I/C Payables” shall mean all intercompany payables by the Group Companies to Seller 3 (as lender) as of the Closing Date including the outstanding principal amounts plus accrued and unpaid interest as well as further items as set forth in this Agreement and any other payables by the Group Companies to Sellers or any of the Sellers’ Affiliates which are not Group Companies, the status of which as of June 30, 2017 is set out in Schedule (D);

“I/C Payables Amount” shall have the meaning set forth in Clause 2.2.1;

“I/C Payables Purchase Price” shall have the meaning set forth in Clause 3.2;

“I/C Receivables” shall mean all intercompany receivables owed by Seller 3 (as borrower) to the Group Companies as of the Closing Date including the outstanding principal amounts plus accrued and unpaid interest as well as further items as set forth in this Agreement and any other receivables owed to the Group Companies by Sellers or any of the Sellers’ Affiliates which are not Group Companies, the status of which as of June 30, 2017 is set out in Schedule (E);

“I/C Receivables Amount” shall have the meaning set forth in Clause 2.3.2;

“IFRS” shall mean the International Financial Reporting Standards as adopted by the European Union and as in effect at the time any applicable financial statements were prepared;

“Insurance Policies” shall have the meaning set forth in Clause 7.21;

“Investors’ Rights Agreement” shall have the meaning set forth in Clause 5.2.14;

“Issue Price” shall mean EUR 65.40;

“IT TSA” shall have the meaning set forth in Clause 5.2.17(b);

“IT TSA Afripack” shall have the meaning set forth in Clause 5.2.17(c);

“IT TSA Grafo Regia” shall have the meaning set forth in Clause 5.2.17(d);

“Key Employees” shall have the meaning set forth in Clause 7.17.3;

“Labels Business” shall mean the business as conducted by the Group Companies as well as the Afripack Labels Operations;

“Labels Business Employee Plans” means, collectively, each Parent Plan and each Group Company Plan;

“Labels Group” shall mean all Group Companies;

“Latest Balance Sheet” shall have the meaning set forth in Clause 7.7;

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity;

“Lease Agreements” shall have the meaning set forth in Clause 7.12.2;

“Leased Real Property” shall mean the real property that is not owned in fee simple by a Material Group Company or Afripack that a Material Group Company or Afripack either occupies or uses or has the right to occupy or use in connection with the Labels Business and where the failure to lease such property would have a material adverse effect on the respective Material Group Company or Afripack;

“Losses” shall have the meaning set forth in Clause 8.1.2;

“Material Group Companies” means the Companies and the entities listed in Schedule (C);

“Material Intellectual Property Rights” shall mean all material and registered (a) trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations; (b) copyrights, copyrightable works, copyright registrations, copyright applications; (c) patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors’ certificates); licenses and sublicenses with respect to any of the foregoing; and (e) domain names and where the failure to hold such Intellectual Property Rights would have a material adverse effect on the respective Group Company;

“MCC Securities” shall have the meaning set forth in Clause 9.3.2;

“MCC Shares” means Common Shares of Purchaser;

“Notice of Disagreement” shall have the meaning set forth in Clause 6.2.1;

“Order” shall mean any decree (consent or otherwise), injunction, order, ruling, writ, directive, notice of violation (but only a notice of violation pursuant to Environmental Laws or Environmental Permits), quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, administrative agency or Governmental Entity to which any person is a party or that is or may be legally binding and enforceable on any person or its securities, assets or business;

“Parent Plans” shall have the meaning set forth in Clause 7.18.1;

“Party” or “Parties” shall have the meaning set forth in the introduction;

“Pemara SPA” shall have the meaning set forth in Clause 9.9.1;

“Permits” shall mean all licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations, and similar documents or instruments, in each case of Governmental Entities, material to the operation of the Labels Business or the business of Purchaser, as applicable, as it is currently conducted;

“Permitted Exceptions” shall mean the following:

(a)	Encumbrances for Taxes, assessments and charges and other claims not yet payable or the validity of which a Seller or Group Company is contesting in good faith;

(b)	mechanic’s, workmen’s, repairmen’s, warehousemen’s or landlord’s and carrier’s Encumbrances arising in the ordinary course of business consistent with past practice;

(c)	all existing general utility easements serving the Owned Real Property and all other instruments and encumbrances which affect the Owned Real Property and are recorded in the public records where the Owned Real Property is located;

(d)	zoning Laws affecting the Owned Real Property;

(e)	Encumbrances under local financing based on general terms and conditions entered into in the ordinary course of business; and

(f)	in the case of Sellers, the Encumbrances set forth on Schedule (F);

“PLTA” shall mean a profit and loss transfer agreement (Gewinnabführungsvertrag);

“Post-Closing Date Period” shall mean the time period following the Closing Date and, in cases of Taxes which are assessed on the basis of or for taxable periods (Veranlagungs- bzw. Erhebungszeiträume), (i) any taxable period (Veranlagungs- bzw. Erhe- bungszeitraum) beginning on the day following the Closing Date or any time thereafter and (ii) in the case of any taxable period (Veranlagungs- bzw. Erhebungszeitraum) commencing prior to the day following the Closing Date and ending after the Closing Date, the portion thereof attributable to the period following the Closing Date;

“Pre-Closing Date Period” shall mean the time period up to and including the Closing Date and, in cases of Taxes which are assessed on the basis of or for taxable periods (Veranlagungs- bzw. Erhebungszeiträume), (i) any taxable period (Veranlagungs- bzw. Erhebungszeitraum) ending on or before the Closing Date and (ii) in the case of any taxable period (Veranlagungs- bzw. Erhebungszeitraum) commencing prior to the Closing Date and ending after the Closing Date, the portion thereof up to the Closing Date;

“Pre-Closing Date Taxes” shall have the meaning set forth in Clause 11.4.10;

“Preliminary Cash Purchase Price” means the Preliminary Purchase Price less the Stock Value;

“Preliminary Purchase Price” shall have the meaning set forth in Clause 3.3;

“Proceeding” means any claim, action, litigation, suit, arbitration, investigation or proceeding by or before any Governmental Entity or arbitrator;

“Purchase Price” shall have the meaning set forth in Clause 3.1.3;

“Purchase Price Items” shall have the meaning set forth in Clause 3.1.2;

“Purchaser” shall have the meaning set forth in the introduction;

“Purchaser Financing Documents” shall have the meaning set forth in Clause 9.2.1;

“Purchaser Financing Entity” shall have the meaning set forth in Clause 9.2.1;

“Purchaser Financing Party” shall have the meaning set forth in Clause 9.2.1;

“Purchaser’s Claim” shall have the meaning set forth in Clause 8.2;

“Purchaser’s Knowledge” shall have the meaning set forth in Clause 8.2.1;

“Reference Net Working Capital” means EUR 129,000,000 (in words: one hundred twenty nine million Euros);

“Regulatory Clearances” shall have the meaning set forth in Clause 4.1;

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, pouring, emptying, escaping, dumping, placing, discarding, abandonment, movement or migration of Hazardous Substances, whether sudden or non-sudden and whether accidental or non-accidental, or any “release”, “emission” or “discharge” as those terms are defined pursuant to any applicable Environmental Law;

“Release Documentation” shall have the meaning set forth in Clause 5.2.13;

“Relevant Security Interests” shall mean all guarantees and other security interests granted in connection with the senior facilities agreement, dated March 24, 2015, and amended on July 1, 2015 and September 30, 2016, entered into between, inter alia, Con- stantia Lux Parent S.A. as Obligors’ Agent, UniCredit Bank AG, London Branch as Common Agent and JPMorgan Chase Bank, N.A. as USD Agent, either granted by a Group Company or granted by a shareholder of a Group Company regarding the shares in such Group Company and all other security interests, liens or charges encumbering the Sold Shares or the assets of the Group Companies other than Permitted Exceptions;

“Required Financial Information” means (a) audited consolidated financial statements of the Group Companies and the Afripack Labels Operations consisting of audited con- solidated balance sheets as of the last date of each of the three (3) fiscal years of the Companies ended at least ninety (90) days prior to the Closing Date and audited consoli- dated income statements and statements of stockholders’ equity and cash flows including footnotes for each of the three (3) fiscal years of the Group Companies and the Afripack Labels Operation ended at least ninety (90) days prior to the Closing Date, and (b) the re- viewed balance sheets of the Group Companies and the Afripack Labels Operation as of June 30, 2017 and the related reviewed consolidated income statements, statements of stockholders equity and statement of cash flows including footnotes for the six-month pe- riod then ended, and (c) a profit and loss statement including footnotes of the Group Companies and the Afripack Labels Operations as of June 30, 2017 for the three-month period then ended and (d) reviewed profit and loss statements including footnotes of the Group Companies and the Afripack Labels Operations for each fiscal quarter ended after June 30, 2017 and at least forty-five (45) days prior to the Closing Date, provided that the information pursuant to (d) shall only be delivered forty-five (45) days upon receipt of a notice of the Purchaser after the end of such fiscal quarter stating that Closing will not occur within forty-five (45) days after the end of the respective fiscal quarter and that Sellers shall prepare such statements;

“RETT” shall have the meaning set forth in Clause 16.2.1;

“RETT Notifications” shall have the meaning set forth in Clause 16.2.1;

“Sale and Assignment Agreement” shall have the meaning set forth in Clause 2.2.1;

“Schedule” means a schedule to this Agreement;

“SEC” means the Securities and Exchange Commission;

“Securities Act” means the U.S. Securities Act of 1933, as amended and any successor United States federal statute, and the rules and regulations thereunder, which shall be in effect from time to time;

“Seller 1” shall have the meaning set forth in the introduction;

“Seller 2” shall have the meaning set forth in the introduction;

“Seller 3” shall have the meaning set forth in the introduction;

“Seller 4” shall have the meaning set forth in the introduction;

“Sellers” shall have the meaning set forth in the introduction;

“Sellers’ Closing Account” shall have the meaning set forth in Clause 3.4.1;

“Seller Expenses” means, without duplication, and to the extent unpaid as of 00:01 CET am central european time on the Closing Date, the aggregate amount of liabilities payable by the Group Companies or for which any Group Company or Purchaser could become liable on or after the Closing in connection with the negotiation and consummation of the transactions contemplated by this Agreement or the related documents for (a) the fees and expenses of any brokers, finders, consultants, agents, legal advisors and other advisors, and (b) the amount of stay bonuses, sale bonuses, change of control payments, retention payments or other payments and the amount of the employer’s share of any employment, payroll or social security Taxes with respect to the amounts set forth in this clause (b) of this definition and each not forming part of Financial Indebtedness;

“Sellers’ Knowledge” shall have the meaning set forth in Clause 7.1.3;

“Sellers’ Representative” shall mean Seller 3;

“Sellers’ Retained Intellectual Property Rights” shall have the meaning set forth in Clause 12.1;

“Service Agreements” shall have the meaning set forth in Clause 11.10.1;

“SGH” shall have the meaning as set forth in Preamble (D);

“SGH Shares” shall have the meaning as set forth in Preamble (D);

“Signing Date” shall mean the date of execution of this Agreement;

“Sold Shares” shall have the meaning set forth in Preamble (J);

“Stock Purchase Price” means such number of MCC Shares which would equal 19.9% of the lesser of (a) the number of MCC Shares issued and outstanding as of the Signing Date; (b) the number of MCC Shares issued and outstanding as of the close of business two Business Days prior to the Closing Date and (c) the number of MCC Shares issued and outstanding immediately prior to giving effect to the Closing;

“Stock Value” means the aggregate value of (a) the Issue Price, multiplied by (b) the number of MCC Shares constituting the Stock Purchase Price;

“Supplier Agreements” shall have the meaning set forth in Clause 11.9.1;

“Tax” or “Taxes” shall mean any taxes (Abgaben) and similar charges imposed in accordance with the Law and paid to (or imposed for) Governmental Entities, in particular any and all withholding taxes, income taxes, trade tax (Gewerbesteuer) payroll and payroll related taxes, unclaimed property and escheat taxes, stamp duties pursuant to the Stamp Duty Act (Gebührengesetz), real estate transfer tax (Grunderwerbsteuer), capital transfer tax (Kapitalverkehrsteuern), VAT, social security contributions (including, without limitation, contributions for severance payments and statutory accident insurance), social charges, custom duties, payments for taxes based on contractual or secondary obligations (including interest, surcharges, ancillary charges to taxes (steuerliche Nebenleistungen), and penalties associated therewith), irrespective of whether it is federal, state, municipal, or Austrian taxes or taxes of any other country and irrespective of whether disputed or not and whether owed as debtor of the respective tax, or otherwise, including amounts payable under a statutory sharing mechanism;

“Termination Accounts” shall have the meaning set forth in Clause 11.4.3;

“Termination Date” shall have the meaning set forth in Clause 11.4.1;

“Third Party Claim” shall have the meaning set forth in Clause 8.8;

“Transaction Costs” shall have the meaning set forth in Clause 7.23;

“Transferred Employees” has the meaning set forth in Clause 11.12;

“TSA” shall have the meaning set forth in Clause 5.2.17(a);

“UGB” means the Austrian Commercial Code (Unternehmensgesetzbuch);

“US Plans” shall have the meaning set forth in Clause 7.18.5;

“VAT” shall mean value added tax and similar tax in any jurisdiction, including, but not limited to (i) any tax imposed in accordance with the EU Council Directive of November 28, 2006 on the common system of value added tax (2006/112 EC); (ii) any other tax of a similar nature, including but not limited to any goods and services, sales, use, gross receipts, business, consumption, stamp and other similar taxes, levies, duties and charges whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (i) above, or imposed elsewhere and (iii) general sales taxes; and

“Working Capital Adjustment” shall have the meaning set forth in Clause 3.1.2(c).

1.2	Interpretation

1.2.1	The table of contents and the table of exhibits and schedules, as well as the headings to Clauses and schedules, are for convenience only and do not modify, alter, limit or affect in any other way the meaning or interpretation of this Agreement.

1.2.2	The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.2.3	The words “hereof”, “herein” and “hereunder” and any words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.2.4	Words denoting the singular include the plural and vice versa and words importing gen- der or references to any gender include each gender.

1.2.5	References to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the Signing Date would increase the liability of the Sellers under this Agreement.

1.2.6	References to any Austrian legal concept or provision of Austrian statutory law shall, in respect of any jurisdiction other than the Republic of Austria, be deemed to refer to the equivalent concept or provision of statutory law in such jurisdiction or, where there is no equivalent concept or provision of statutory law, to that which most closely approximates to the Austrian legal concept or provision of Austrian statutory law in such jurisdiction.

1.2.7	References to any point in time in this Agreement shall be construed as to refer to the respective point in time CET.

1.2.8	References to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality and whether or not being incorporated) and its respective legal successors and assigns.

1.2.9	References to “guarantee” or “guarantees” shall be construed as a guarantee pursuant to Section 880a second case ABGB; references to “procure” shall mean “verpflichtet sich, dafür Sorge zu tragen” (Verwendungszusage).

1.2.10	References to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprising such cost or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is enti- tled to credit as input Tax (Vorsteuerabzug).

1.2.11	If an act or omission herein is subject to being permitted or in accordance with “mandatory Law” this shall not be interpreted to prevent or exclude the act or omission if the respective Party can effect such act or omission being permitted by or being in accordance with mandatory Law by waiving a right of confidentiality.

1.2.12	Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by all Parties and no burden of proof shall arise favouring or disfavouring any Party by virtue of authorship of any of the provisions of this Agreement.

1.2.13	To the extent that a certain Schedule to this Agreement discloses or describes any matters or things, such disclosure or description shall be deemed to be disclosed or described in each other Schedule to the extent that the relevance of such matter or thing to such other Schedule is readily apparent for a diligent reader, the matter shall be deemed disclosed for purposes of each such other Schedule. The fact that a matter has been disclosed in this Agreement (including in a Schedule) shall not be used to construe the extent to which disclosure is required pursuant to the provisions of this Agreement.

1.2.14	This English language version shall be determinative (in case a translation is made), provided that where German expressions are used in parentheses, the German expression shall be determinative.

2.	SALE AND ASSIGNMENT OF SHARES AND I/C POSITIONS

2.1	Sale and Assignment of Shares

2.1.1	Seller 1 and Seller 2 hereby both sell, free and clear of all Encumbrances as of the Closing, the C Labels Shares held by them as listed in Schedule (A);

Seller 1 and Seller 3 hereby both sell, free and clear of all Encumbrances as of the Closing, the H&N Shares held by them as listed in Schedule (A);

Seller 2 hereby sells, free and clear of all Encumbrances as of the Closing, the H&N Suzhou Shares held by it as listed in Schedule (A);

Seller 2 hereby sells, free and clear of all Encumbrances as of the Closing, the SGH Shares held by it as listed in Schedule (A);

Seller 2 hereby sells, free and clear of all Encumbrances as of the Closing, the CM Shares held by it as listed in Schedule (A);

Seller 2 hereby sells, free and clear of all Encumbrances as of the Closing, the CFAH Shares held by it as listed in Schedule (A);

Seller 4 hereby sells, free and clear of all Encumbrances as of the Closing, the GPC III Shares held by it as listed in Schedule (A);

Seller 4 hereby sells, free and clear of all Encumbrances as of the Closing, the GPC III Packaging Shares held by it as listed in Schedule (A); and

Seller 4 hereby sells, free and clear of all Encumbrances as of the Closing, the Grafo Shares held by it as listed in Schedule (A)

to the Purchaser.

The Purchaser hereby purchases and accepts the sale of the Sold Shares.

2.1.2	Each sale of the Sold Shares as specified in Clause 2.1.1 shall occur as of the expiry of the (zum Ende des) Closing Date and include all ancillary rights and benefits as well as obligations associated with and arising from those Sold Shares, including dividend rights to all profits not yet distributed to the Sellers with effect as of the expiry of the (zum Ende des) Closing Date.

2.1.3	The Sellers and the Purchaser undertake, subject to the occurrence or waiver of the Closing Conditions, to transfer and assign the Sold Shares from the Sellers to the Purchaser (and/or any other Purchaser entities designated in accordance with Clause 11.15) as of the expiry of the (zum Ende des) Closing Date by performing the measures set forth in Schedule 2.1.3 prior to and at the Closing Date.

2.2	Transfer of Claims underlying I/C Payables

2.2.1	Seller 3 and the Purchaser undertake, subject to the occurrence or waiver of the Closing Conditions, to transfer the claims underlying the I/C Payables from Seller 3 to the Purchaser on the Closing Date, e.g., (a) by entering into a sale and assignment agreement in the form attached as Schedule 2.2.1 on the Closing Date for the sale and assignment of the claims underlying the I/C Payables by Seller 3 to the Purchaser (“Sale and Assignment Agreement”) or (b) by another means agreed until then (see Clause 2.4 below).

2.2.2	The Sellers shall provide to the Purchaser not less than ten (10) Business Days before the Closing Date, the outstanding amounts under the I/C Payables as of the Closing Date (together the “I/C Payables Amount”) and it shall then be mutually decided by what means the transfer of the claims underlying the I/C Payables from Seller 3 to the Purchaser shall occur (see Clause 2.4 below).

2.2.3	The transfer of the I/C Payables shall occur as of the expiry of the (zum Ende des) Closing Date.

2.3	Assumption of Debt Obligations underlying I/C Receivables

2.3.1	The Sellers and the Purchaser undertake, subject to the occurrence or waiver of the Closing Conditions, to enter into an assignment and assumption agreement in the form attached as Schedule 2.3.1 with debt discharging effect (“Assignment and Assumption Agreement”).

2.3.2	The Purchaser undertakes, subject to the occurrence or waiver of the Closing Conditions, to assume all debt obligations underlying I/C Receivables (privative Schuldübernahme). The Sellers shall provide the Purchaser not less than ten (10) Business Days before the Closing Date with the outstanding amounts under the I/C Receivables as of the Closing Date (together the “I/C Receivables Amount”).

2.3.3	The assumption of the I/C Receivables shall occur as of the expiry of the (zum Ende des) Closing Date.

2.4	Alternative Measures

The Sellers and Purchaser agree that they may discuss and agree on alternative options for the sale and assignment or novation of claims underlying the I/C Payables (Clause 2.2.1) and debt obligations underlying the I/C Receivables (Clause 2.3.1) prior to the Closing Date, among other, by means of payment of the I/C Payables to the respective Seller or its Affiliates or vice versa to the Group Companies and request of ex lege assignment according to section 1422 ABGB.

3.	PURCHASE PRICE

3.1	Purchase Price

The Purchaser shall pay, in accordance with Clause 3.4, as consideration for the transfer of the Sold Shares and all further assets of the Labels Business, the aggregate of:

3.1.1	the Stock Purchase Price and a cash amount equal to the Base Cash Purchase Price, in each case the value of which shall be attributed to the Sold Shares and the other assets of the Labels Business in accordance with Schedule 3.1.1;

3.1.2	plus or minus, as the case may be, as of the expiry of the (zum Ende des) Closing Date,

(a)	plus the aggregate amount of cash as defined in Schedule 3.1.2(a) (“Cash”),

(b)	less the aggregate amount of financial indebtedness as defined in Schedule 3.1.2(b) (“Financial Indebtedness”),

(c)	plus or less, as the case may be, any amount, by which the aggregate amount of net working capital as defined in Schedule 3.1.2(c)-1 (“Net Working Capital”) exceeds or falls short of the Reference Net Working Capital by more than EUR 100,000 (such amount, if any, the “Working Capital Adjustment”),

(d)	less the I/C Payables Amount,

(e)	plus the I/C Receivables Amount,

(f)	plus the H&N Loss Compensation Obligation or less the H&N Profit Transfer Obligation,

(g)	less the Afripack Purchase Price,

(h)	less the Seller Expenses

(the items set forth under Clauses 3.1.2(a) through 3.1.2(h) the “Purchase Price Items”);

3.1.3	for the avoidance of doubt, no amounts resulting from identical circumstances shall be taken into account more than once

(the “Purchase Price”).

An exemplary calcuation of the Purchase Price is attached hereto as Schedule 3.1.3.

3.2	I/C Payables Purchase Price

As consideration for the transfer of the claims underlying the I/C Payables and the as- sumption of the debt obligations underlying the I/C Receivables, the Purchaser shall pay to Seller 3 the I/C Payables Amount minus the I/C Receivables Amount (the “I/C Payables Purchase Price” and together with the Purchase Price the “Consideration”).

3.3	Preliminary Purchase Price

3.3.1	At the latest ten (10) Business Days prior to Closing, the Sellers shall prepare and deliver to the Purchaser a certificate signed by the chief financial officer or other executive officer of Seller 1 setting out the Sellers’ good faith estimate of the Purchase Price Items as of the Closing Date (the “Preliminary Closing Purchase Price Items”) and of the estimated I/C Payables Purchase Price, prepared in accordance with the Accounting Principles and (iii) taking into consideration the Preliminary Closing Purchase Price Items, Sellers’ estimate of the Purchase Price (the “Preliminary Purchase Price”).

On the Business Day prior to the Closing Date, Purchaser shall prepare in good faith and deliver to the Company a certificate signed by the chief financial officer or other executive officer of Purchaser setting forth (y) the number of MCC Shares issued and outstanding as of the close of business two (2) Business Days prior to the Closing Date, and (z) a calculation of the number of MCC Shares to be included in the Stock Purchase Price and the amount of the Preliminary Cash Purchase Price.

The	final Purchase Price shall be determined in accordance with Clause 6.

3.4	Payment of the Preliminary Purchase Price under the Agreement

3.4.1	On the Closing Date and in accordance with Clause 5.2, the Purchaser shall pay the Preliminary Cash Purchase Price plus the I/C Payables Purchase Price, into the bank account identified by the Sellers to the Purchaser in writing no less than five (5) Business Days prior to the Closing Date in full satisfaction of its obligations to the Sellers under Clauses 3.1 and 3.2 (mit schuldbefreiender Wirkung) for value on the Closing Date (the “Sellers’ Closing Account”) and shall transfer and issue the MCC Shares corresponding to Stock Purchase Price to Seller 1 as further set forth in Clause 5.2.

3.4.2	All cash payments under or in connection with this Agreement shall be made by irrevocable wire transfer of immediately available euro-denominated funds, free and clear of all Taxes, costs, bank charges and other deductions.

3.4.3	If any payment under or in connection with this Agreement

(a)	falls due on a Saturday, Sunday or public holiday in Frankfurt am Main, London, New York or Vienna, then such payment shall be payable on the next Business Day; or

(b)	is not made in full when due, then the outstanding amount shall bear interest at the interest rate of 12% per annum, from and including the date the payment was due up to and including the date of actual payment.

3.4.4	The Parties are of the opinion that the transactions contemplated by this Agreement are not subject to VAT. To the extent that contrary to the opinion of the Parties the transactions contemplated in this Agreement are subject to VAT, the Purchaser shall pay such VAT in addition to the Purchase Price and/or the I/C Payables Purchase Price unless and to the extent the reverse charge mechanism applies. The Parties hereby irrevocably undertake not to waive any VAT exemption. VAT is due for payment as soon as the Purchaser has received from the respective Seller an invoice which complies with the provisions of the applicable Value Added Tax Act or the respective comparable provisions in other jurisdictions, as applicable. Any interest, penalties or similar charges levied on, or in con- nection with, VAT if any, shall be borne by the Purchaser.

3.4.5

Seller 2, or in case the Purchaser nominates a Chinese entity to acquire the H&N Suzhou Shares, such entity shall notify the local Chinese transfer agreement to the competent Chinese Tax authorities (Chinese State Administration of Tax; SAT) and comply with applicable Laws as regards notification and Tax payment obligations in China and shall notify the Purchaser thereof, including any tax assessment of the SAT, and provide copies of the relevant correspondence with and decisions of the SAT, to the Purchaser without undue delay. Should Seller 2, or, as the case may be, the Chinese entity nominated by the Purchaser, not comply with its obligations in China, the Seller shall indemnify the Purchaser against all cost and expenses resulting from such noncompliance.

3.4.6	All payments or other performance to be made by any of the Parties under or in connection with this Agreement (irrespective of how the underlying receivables are settled) shall be treated as Purchase Price and/or I/C Payables Purchase Price or adjustments of the Purchase Price and/or I/C Payables Purchase Price, as the case may be, in each case for Tax purposes. To the extent payments are made to a Group Company, they constitute an abbreviation of the payment only and shall be treated as having been made to the Purchaser and contributed by the Purchaser to the respective Group Company for Tax purposes.

3.5	Restricted Securities

The Parties acknowledge and agree that the MCC Shares to be issued pursuant to this Clause 3 will not, at the time of issuance, be registered under the Securities Act, or under any state securities Laws, and are being offered and sold in reliance upon United States federal and state exemptions for transactions not involving any public offering. Each certificate representing MCC Shares covered by this Agreement (if such shares are certificated) shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.

In the event that any of the MCC Shares to be issued pursuant to this Agreement (i) become registered under the Securities Act or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act, Purchaser shall issue new certificates or other instruments representing such MCC Shares, which shall not contain the legend in this Clause 3.5 and shall instruct its transfer agent to make any necessary notations in the share register book of Purchaser to reflect the removal of such legend; provided such Seller surrenders to Purchaser the previously issued certificates or other instruments, if any, together, in the case of clause (ii) of this paragraph, with a customary representation letter or opinion of counsel regarding such person’s eligibility to sell under Rule 144 or such other exemption. Sellers acknowledge that MCC Shares shall be subject to additional restrictions as set forth in the Investors’ Rights Agreement.

3.6	Adjustments to Prevent Dilution

If, between the Signing Date and the Closing Date, there is a change in the number of outstanding MCC Shares by reason of a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to MCC Shares, the Stock Value shall be appropriately adjusted to provide to the Parties the same eco- nomic effect as contemplated by this Agreement prior to such event.

4.	CLOSING CONDITIONS

The respective obligations of the Sellers and the Purchaser to effect the consummation of the transactions contemplated hereby and to perform the Closing Actions shall be subject to the fulfillment or waiver of the following condition(s) precedent (aufschiebende Bedingung(en)) (the “Closing Conditions”):

4.1	Conditions to the Obligations of Sellers and Purchaser

Each of Sellers’ and Purchaser’s obligations to close the transaction contemplated by this Agreement shall be subject to the fulfillment or waiver of the following condition(s) precedent (aufschiebende Bedingung(en)):

Approval of the transaction by all relevant authorities in respect of the filings or approvals specified in Schedule 4.1, whether or not conditions or obligations are imposed which could affect the Purchaser, and/or all applicable waiting periods in connection therewith having expired or terminated (the “Regulatory Clearances”), if the Parties’ respective legal counsels mutually determine that a filing or approval is not required in any particular jurisdiction as listed in Schedule 4.1, such respective Regulatory Clearance in such jurisdiction shall not be deemed to be included in Schedule 4.1 any more and no longer deemed being a Regulatory Clearance under this Clause 4.1 under this Agreement.

4.2	Conditions to the Obligations of Sellers

Sellers’ obligations to close the transaction contemplated by this Agreement shall be subject to the fulfillment or waiver of the following condition(s) precedent (aufschiebende Bedingung(en)):

The warranties and representations made by Purchaser in Clause 9.1 shall be true and correct on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date; provided that this condition shall be deemed fulfilled despite a breach so long as the Losses to Seller that would result from such breach are less than or equal to EUR 30,000,000 (in words: thirty million Euros) or such breach is cured within ten (10) days of the date on which the Purchaser is notified by any Seller, or Purchaser notifies any Seller, thereof.

4.3	Conditions to the Obligations of Purchaser

Purchaser’s obligations to close the transaction contemplated by this Agreement shall be subject to the fulfillment or waiver of the following condition(s) precedent (aufschiebende Bedingung(en)):

4.3.1	The warranties and representations made by Sellers in Clauses 7.2, 7.3 and 7.4 shall be true and correct on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date; provided that this condition shall be deemed fulfilled despite a breach so long as the Losses to Purchaser that would result from such breach are less than or equal to EUR 30,000,000 (in words: thirty million Euros) or such breach is cured within ten (10) days of the date on which the Purchaser is notified by any Seller, or Purchaser notifies any Seller, thereof;

4.3.2	Simultaneously with Closing, Haendler et Natermann Beleux BVBA shall have acquired right, title and interest in and to all shares held by Paverco Management & Investment cvba in Verstraete in mould labels N.V.; and

4.3.3	The Sellers shall have delivered to Purchaser not later than September 8, 2017 the following financial information: (i) audited consolidated financial statements of the Group Companies and the Afripack Labels Operations consisting of audited consolidated bal- ance sheets, income statements, statements of shareholders equity and statements of cash flows including footnotes as of the last date of each of the last three (3) fiscal years substantially in the form to the drafts as attached hereto as Schedule 4.3.3. “Substantially in the form” shall mean the audit report of PwC Wirtschaftsprüfungs GmbH or any other reputable audit firm with respect to the Labels Business for the fiscal years ended December 31, 2014, 2015 and 2016 is in its material parts and content similar to the draft audit report of PwC Wirtschaftsprüfungs GmbH dated July 7, 2017 and the financial statements attached thereto shall be comparable in material aspects to the drafts attached hereto as Schedule 4.3.3; (ii) the reviewed consolidated financial statements of the Group Companies and the Afripack Labels Operations as of June 30, 2017 consisting of balance sheets, income statements, statements of shareholders equity and statements of cash flows including footnotes for the six-month period then ended, and (iii) a profit and loss statement of the Group Companies and the Afripack Labels Operations as of June 30, 2017 for the three-month period then ended.

4.4	Status of Closing Conditions / Waiver

The Parties shall keep each other informed on the progress and status of the fulfillment of the Closing Conditions and each Party shall immediately notify the other Parties in writing with respect to the satisfaction of a (part of) the Closing Conditions and shall present to the other Party documents evidencing, to the reasonable satisfaction of the other Party, the fulfillment of the respective Closing Conditions.

The Sellers may fully or partially waive the Closing Condition pursuant to Clause 4.2, provided that such a waiver shall not be deemed a waiver of the underlying obligations in relation to the respective Closing Condition. The Purchaser may fully or partially waive the Closing Conditions pursuant to Clause 4.3, provided that such a waiver shall not be deemed a waiver of the underlying obligations in relation to the respective Closing Con- ditions.

5.	CLOSING

5.1	Place and Time of Closing

Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated (“Closing”) on the later of (i) October 2, 2017, and (ii) following such date, the last calendar day of the month in which the Closing Conditions have been satisfied, provided that there are at least ten (10) Business Days between the date when the last Closing Condition has been satisfied and the relevant last calendar day and otherwise the last calendar day of the following month or on such other day as may be agreed upon by the Parties in writing (message by facsimile to be sufficient) (“Closing Date”) at the offices of Freshfields Bruckhaus Deringer LLP, Bockenheimer Anlage 44, 60322 Frankfurt am Main, Germany or any other day as mutually agreed by the Purchaser and the Sellers.

5.2	Closing Actions

At Closing, or in each respective Party’s discretion prior to Closing, the Parties shall take the following actions and measures or cause such actions and measures to be effected simultaneously as set out below (“Closing Actions”):

5.2.1	Purchaser shall pay the Preliminary Cash Purchase Price plus the I/C Payables Purchase Price to the Sellers’ Closing Account.

5.2.2	Purchaser shall deliver certificates (or, at the option of Purchaser, evidence of shares in book-entry form) for the Stock Purchase Price to Seller 1 being entitled to receive such Stock Purchase Price pursuant to Schedule 3.1.1 or as otherwise instructed by Sellers.

5.2.3	Seller 1, Seller 2 and the Purchaser shall enter into the share transfer deed substantially in the form attached hereto as Schedule 5.2.3, regarding the assignment of the C Labels Shares before a notary in Germany and thereby unconditionally and validly transfer the ownership in the C Labels Shares to the Purchaser.

5.2.4	Seller 1, Seller 3 and the Purchaser shall enter into the share transfer deed substantially in the form attached hereto as Schedule 5.2.4, regarding the assignment of the H&N Shares before a notary in Germany and thereby unconditionally and validly transfer the ownership in the H&N Shares to the Purchaser.

5.2.5	Seller 2 and the Purchaser shall file the transfer deed substantially in the form attached hereto as Schedule 5.2.5 or such other form as agreed to by Seller 2 and the Purchaser, regarding the assignment of the H&N Suzhou Share with the Administration of Industry and Commerce and thereby unconditionally and validly transfer the ownership in the H&N Suzhou Share to the Purchaser.

5.2.6	Seller 2 and the Purchaser shall enter into the stock transfer forms substantially in the form attached hereto as Schedule 5.2.6 or such other form as agreed to by Seller 2 and the Purchaser, regarding the assignment of the SGH Shares and thereby unconditionally and validly transfer the ownership in the SGH Shares to the Purchaser.

5.2.7	Seller 2 and the Purchaser shall submit the Form 105 substantially in the form attached hereto as Schedule 5.2.7 or such other form as agreed to by Seller 2 and the Purchaser, regarding the assignment of the CM Shares to the Malaysian Stamp Office and thereby unconditionally and validly transfer the ownership in the CM Shares to the Purchaser.

5.2.8	Seller 2 and the Purchaser shall enter into the share transfer deed substantially in the form attached hereto as Schedule 5.2.8, regarding the assignment of the CFAH Shares and thereby unconditionally and validly transfer the ownership in the CFAH Shares to the Purchaser.

5.2.9	Seller 4 and the Purchaser shall enter into the share transfer deed substantially in the form attached hereto as Schedule 5.2.9 or such other form as agreed to by Seller 4 and the Purchaser, regarding the assignment of the GPC III Shares and thereby unconditionally and validly transfer the ownership in the GPC III Shares to the Purchaser.

5.2.10	Seller 4 shall, and shall cause GPC III to, enter into the share transfer deed with the Purchaser substantially in the form as agreed to by Seller 4 and the Purchaser, regarding the assignment of the GPC III Packaging Share and thereby unconditionally and validly transfer the ownership in the GPC III Packaging Share to the Purchaser, to the extent legally required.

5.2.11	Seller 4 shall, and shall cause GPC III Packaging to enter into the share transfer deed with the Purchaser substantially in the form as agreed to by Seller 4 and the Purchaser, regarding the assignment of the Grafo Share and thereby unconditionally and validly transfer the ownership in the Grafo Share to the Purchaser, to the extent legally required.

5.2.12	Seller 3 and the Purchaser shall enter into the Sale and Assignment Agreement and thereby unconditionally and validly assign the claims under the I/C Payables to the Purchaser or unconditionally and validly effect the transfer of the claims under the I/C Payables by other means as agreed until then in accordance with Clause 2.4.

5.2.13	Seller 3 and the Purchaser shall enter into the Assignment and Assumption Agreement.

5.2.14	Purchaser and each Seller to whom the Stock Purchase Price is issued at Closing shall enter into the investors’ rights agreement in the form and substance attached hereto as Schedule 5.2.14 regarding the Stock Purchase Price (“Investors’ Rights Agreement”).

5.2.15	Purchaser shall submit a copy of one or more executed security release agreement(s) to the Seller by which the Relevant Security Interests are released subject to the occurrence of the Closing Date (“Release Documentation”).

5.2.16	The Sellers shall provide duly executed resignation letters

(a)	from Mr. Alexander Baumgartner regarding his position as director of Verstraete in mould labels N.V.;

(b)	from Mr. Stephan Jacoby regarding his position as director of Constantia CM Label SDN BHD;

(c)	from Mr. Martin Schneeweiß and Dr. Florian Koller regarding their position as directors of GPC III;

(d)	from Mr. Steven Frederick Saull regarding his position as director of GPC III Packaging;

(e)	from Dr. Florian Koller regarding his position as director of CFAH;

(f)	from Dr. Florian Koller regarding his position as director of Constantia Flexibles Australia Pty. Ltd.; and

(g)	from each other person requested by Purchaser no later than 10 Business Days prior to the Closing who is not a Business Employee.

5.2.17	The Sellers and the Purchaser shall enter into (or procure that their Affiliates enter into, as the case may be):

(a)	the transitional services agreement substantially in the form as set out in Schedule 5.2.17(a) (the “TSA”);

(b)	the IT-transitional service agreement substantially in the form as set out in Schedule 5.2.17(b) (the “IT TSA”);

(c)	the IT-transitional service agreement regarding the Afripack Labels Operations substantially in the form as set out in Schedule 5.2.17(c) (the “IT TSA Afripack”);

(d)	the IT-transitional service agreement regarding Grafo substantially in the form as set out in Schedule 5.2.17(d) (the “IT TSA Grafo Regia”);

(e)	a supply agreement substantially in the form as set out in Schedule 5.2.17(e); and

(f)	the non-competition, non-solicitation and non-disclosure agreement substantially in the form as set out in Schedule 5.2.17(f) (the “Restrictive Covenant Agreement”).

5.2.18	The Sellers shall provide a properly executed certificate pursuant to Section 1445 of the Code and the Treasury Regulations thereunder, stating that the Sold Shares are not “United States Real Property Interests”, in a form and manner reasonably satisfactory to Purchaser.

5.2.19	The Sellers may fully or partially waive the Closing Conditions pursuant to Clause 4.2 and the Purchaser pursuant to Clause 4.3, provided that such a waiver shall not be deemed a waiver of the underlying obligations in relation to the respective Closing Condition.

5.2.20	The Sellers may fully or partially waive the right to have the Closing Actions pursuant to Clauses 5.2.1 and 5.2.2, and the Purchaser pursuant to Clauses 5.2.3 through 5.2.11, 5.2.16 and 5.2.18, provided that such a waiver shall not be deemed a waiver of the underlying obligations in relation to the respective Closing Action.

5.3	Closing Memorandum

After performance or waiver of the obligations set out in Clause 5.2, the Parties shall execute a Closing Memorandum substantially in the form set out in Schedule 5.3 confirming that the Closing Actions have been completed and that Closing has occurred (the “Closing Memorandum”).

6.	DETERMINATION OF FINAL PURCHASE PRICE

6.1	Closing Financial Statements

6.1.1	The Purchase Price shall be finally and irrevocably determined based on the Closing Financial Statements.

6.1.2	The Closing Financial Statements shall include:

(a)	the consolidated pro forma balance (Bilanz) of the Labels Group;

(b)	the consolidated profit and loss statements (Gewinn- und Verlustrechnung);

(c)	a statement of the Purchase Price Items; and

(d)	the Purchase Price resulting thereof pursuant to this Agreement and the deviation (if any) from the Preliminary Purchase Price,

and shall be prepared in accordance with the Accounting Principles (the “Closing Financial Statements”).

6.1.3	The Sellers shall prepare the Closing Financial Statements after the Closing and shall have them reviewed by PWC Wirtschaftsprüfungs GmbH, and shall submit them to the Purchaser as soon as reasonably possible, but not before the Final Termination Accounts and the Final Carve-Out Accounts have been adopted.

6.2	Notice of Disagreement

6.2.1	The Closing Financial Statements shall be deemed accepted by the Purchaser and shall become binding upon the Parties unless the Purchaser, within thirty (30) Business Days following the receipt of the Closing Financial Statements from the Sellers, objects to the Sellers in writing, describing the deviations in fixed amounts and in detail the backgrounds and reasons for each of those items to which the Purchaser objects (the “Notice of Disagreement”). The Purchaser shall be deemed to have agreed with all items and amounts to which it does not object in the Notice of Disagreement, which items and amounts shall become binding among the Parties.

6.2.2	In the event the Purchaser delivers a Notice of Disagreement within the time period set out in Clause 6.2.1, the Parties shall use reasonable good faith efforts to resolve the dispute within ten (10) Business Days after the delivery of the Notice of Disagreement.

6.2.3	If the Sellers and the Purchaser are unable to resolve such dispute within such ten (10) Business Days, then the following provisions shall apply:

(a)	The items that are set out in the Notice of Disagreement and which have not been resolved (the “Disputed Matters”) may be submitted by any Party to an internationally recognized accounting firm mutually acceptable to Purchaser and Sellers (the “Accounting Firm”). The Parties will agree in good faith on a scope of assignment for the Accounting Firm.

(b)	If the Accounting Firm does not confirm that it will act as the accounting firm in accordance with the provisions set forth herein within ten (10) Business Days after the Disputed Matters have been submitted to it, another internationally recognized firm of independent public accountants shall act as the Accounting Firm either as mutually agreed between the Sellers and the Purchaser or, if such an agreement is not reached within an additional ten (10) Business Days, as appointed, upon the request of either the Sellers or the Purchaser, by the President of the Austrian Chamber of Accountants, Vienna (Kammer der Wirtschaftstreuhänder) on terms reasonably acceptable to such Accounting Firm.

(c)	The Purchaser, the Sellers and the Accounting Firm shall be given reasonable access to all relevant records of the Group Companies to calculate Cash, Financial Indebtedness and Net Working Capital as well as the other Purchase Price Items as of the Closing Date.

(d)	The Sellers and the Purchaser will have an opportunity to present to the Accounting Firm any material relating to the determination of the Disputed Matters and to discuss such matters with the Accounting Firm.

(e)	The Accounting Firm shall be instructed to promptly deliver to the other Parties copies of all documents and other data made available to the Accounting Firm by the Sellers or the Purchaser, as applicable.

(f)	The Accounting Firm shall act as an expert (Schiedsgutachter), and not as an arbi- trator (Schiedsrichter), to calculate, based solely on the written submissions by the Parties and not by independent investigation, the Purchase Price Items as of the Closing Date and shall be instructed that its calculation (i) must be made in accordance with the standards and definitions in this Agreement, and (ii) with respect to each item in dispute, must be within the range of values established for such item by the Notice of Disagreement and the Closing Financial Statements. The Accounting Firm shall submit such calculation to the Parties as soon as practicable, but in any event within thirty (30) Business Days after the Disputed Matters are submitted to the Accounting Firm. Absent manifest errors, the determination by the Accounting Firm of the Purchase Price Items as set forth in a written notice delivered to the Sellers and the Purchaser by the Accounting Firm in accordance with this Agreement shall be final, binding and conclusive upon the Parties and shall not be subject to any appeal.

The Sellers and the Purchaser shall each pay their internal costs and expenses in connection with the preparation, review and agreement or determination of the Closing Financial Statements. All fees and disbursements of the Accounting Firm due in connection with the provision of the services contemplated hereunder shall be shared between the Sellers and the Purchaser in the proportion they have prevailed in or lost their case, thereby applying the provisions of Sections 41 et. seq. of the Austrian Code of Civil Procedures (Zivilprozessordnung) by analogy. In its ex- pert opinion, the Accounting Firm shall finally decide in which proportion the Parties shall bear the Accounting Firm’s fees and to the extent disputed between the Parties, the Accounting Firm shall further decide in which proportion the Parties shall bear the reasonable external costs of the Sellers and the Purchaser in connection with the Closing Financial Statements.

6.3	Settlement of Final Purchase Price

6.3.1	The Sellers shall repay to the Purchaser any payment made by the Purchaser in excess of the Purchase Price if applicable and, in the event the Purchase Price exceeds the Preliminary Purchase Price, the Purchaser shall pay to the Sellers an amount equivalent to the difference. Such payment shall be made into the Sellers’ Closing Account or such account(s) as notified by Purchaser no later than five (5) Business Days from the date upon which the determination of the final Purchase Price becomes binding in accordance with this Clause 6.

6.3.2	To the extent the determination of any I/C Payables pursuant to Clause 6 deviates from the amount of the relevant Purchase Price Items as set forth in the Preliminary Purchase Price, the amount determined pursuant to Clause 6 shall also be final and binding for the I/C Payables Purchase Price pursuant to Clause 3.2. Any such deviations of the amount of the I/C Payables Purchase Price shall be settled within five (5) Business Days from the date upon which the determination of the final Purchase Price becomes binding.

7.	THE SELLERS’ REPRESENTATIONS AND WARRANTIES

7.1	Nature of Representations and Warranties

7.1.1	The Parties have discussed and negotiated if, and to what extent, the Sellers shall be lia- ble for defects relating to the Sold Shares, or the business of the Labels Group and have decided to depart from the statutory warranties regarding goods (gesetzliche Gewährleistung). They have agreed to replace the statutory system and provide for an independ- ent catalogue of specific rights of the Purchaser individually agreed and set forth in Clauses 7 and 8.

7.1.2

The Purchaser confirms that it has had access to detailed information from and about the Group Companies and has completed a due diligence review prior to the signing of this Agreement. Consequently, the Sellers make no representations and warranties except those expressly set out in Clauses 7.2 to 7.23 of this Agreement. The Sellers shall not be liable for any other representation or warranty or indemnity or guarantee, express or implied or for the absence or the existence or any other circumstances, events or matters of fact relating to the Sold Shares, the Group Companies or in relation to the business of the Labels Group, even if such circumstances, events or matters of fact could be reasonably expected to exist or to be absent (gewöhnlich vorausgesetzte Eigenschaften) or if the Purchaser could have reasonably concluded from statements made by the Sellers (other than those expressly set out in Clauses 7.2 to 7.23 of this Agreement) or any person acting on Sellers’ behalf that such circumstances, events or matters of fact exist or are absent. The Sellers, inter alia, do respectively not give or accept any representation, warranty or lia- bility of whatever nature as to (i) the accuracy or completeness of budgets, business plans, forecasts, plannings or management accounts, (ii) the collectability of any accounts receivables of the Group Companies, including the loans/credits of the Group Companies, or the solvability of any customer or supplier of the Group Companies (other than the I/C Payables), (iii) a specific economic development, profitability and/or earning-capacity value of the Group Companies or (iv) future relations of the Purchaser or the Group Companies vis-à-vis customers, suppliers, employees or affiliates of the Sellers, if not otherwise explicitly agreed in Clauses 7.2 to 7.23. Any liability of Sellers arising hereunder shall be exclusively governed by this Agreement. Subject to the limitations of liabilities (including certain deductibles or caps) and the explicit restrictions of certain legal rights, in particular (but not limited to these) under Clause 8, which limitations and restrictions shall form an integral part of each warranty and representation, the Sellers hereby exclusively represent and warrant to the Purchaser that the statements set out in Clauses 7.2 to 7.23 are true and correct as of the Signing Date except in each case where such statement is made with respect to a specific point in time, in which case such statement shall be made as of that specific point in time. With respect to the statements pursuant to Clauses 7.2, 7.3, and 7.4, each Seller represents and warrants that the statements set out therein are true and correct at the date hereof and at the Closing Date.

7.1.3	The Sellers’ representations and warranties which are qualified by the expression “Sellers’ Knowledge” shall only be deemed untrue or incorrect if any of the individuals listed in Schedule 7.1.3 have actual knowledge. Any liability with respect to constructive knowledge (fahrlässige Unkenntnis, Kennenmüssen) or with respect to information avail- able in any files (aktenmäßig verfügbare aber nicht positive Kenntnis) of the Group Companies or the Sellers, but not actually known by the Sellers, shall be explicitly excluded and waived and therefore does not form part of the Sellers’ Knowledge.

7.2	Corporate Status of the Sellers

7.2.1	As of the Signing Date and as of the Closing Date, each Seller has been duly incorporated (ordnungsgemäß gegründet) and is validly existing.

7.2.2	As of the Signing Date and as of the Closing Date, the Sellers have the full corporate power and legal authority to enter into this Agreement and to carry out the transactions contemplated hereunder. The Sellers obtained all required (corporate) approvals for the execution of this Agreement and the consummation of the transactions contemplated hereunder.

7.2.3	This Agreement and all other agreements executed in connection therewith, whether on the Signing Date or the Closing Date, have been or, upon execution will be, duly executed by or on behalf of the Sellers and constitute binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms and conditions.

7.2.4	As of the Signing Date and as of the Closing Date, no insolvency Proceedings (Insolvenzverfahren) have been commenced, are pending or have been rejected on account of lack of assets in relation to any of the Sellers, and there are no circumstances that would justify the opening of or would oblige the management of any of the Sellers to apply for the opening of bankruptcy or insolvency Proceedings with respect to any of the Sellers as a result of being unable to pay its debts (zahlungsunfähig) or being over-indebted (überschuldet). There are no insolvency Proceedings or investigations whatsoever pending or threatened against any of the Sellers, which seek to prevent or delay the consummation of the transactions contemplated under this Agreement.

7.2.5	There is no material Proceeding pending or, to the Sellers’ Knowledge, threatened against the Sellers before any court or arbitrator or any Governmental Entity which challenges or seeks to prevent the transactions contemplated hereunder.

7.2.6	Each of Schedule (A) and Schedule (B) accurately list the owner of each Group Company, both the authorized and the issued and outstanding share capital of each Group Company.

7.3	Title to Sold Shares

7.3.1	As of the Signing Date and as of the Closing Date, the Companies have been duly incorporated (ordnungsgemäß gegründet) and are validly existing.

7.3.2	The statements in Preamble (A) through Preamble (I) in respect of the Companies are true and correct.

7.3.3	As of the Signing Date and as of the Closing Date, (a) the Sold Shares are duly authorized, validly issued and the contributions thereon (Einlagen) are fully paid up and (b) there are no obligations to make further contributions (keine Nachschusspflichten) on the Sold Shares.

7.3.4	Each of the Sellers is the owner of the Sold Shares sold by it pursuant to Clause 2.1.

7.3.5	As of the Signing Date and as of the Closing Date, there are no agreements or commitments, providing for the issuance of additional shares in the Companies.

7.3.6	At the Closing, the Sold Shares will be, subject to the due fulfillment of all actions set forth in the Release Documentation, unencumbered and free from any third parties’ rights, except for

(a)	the survival or creation of third party rights which have been caused (in whole or in part) by the Purchaser or its Financing Sources, in particular if the Purchaser creates new third party rights; or

(b)	Permitted Exceptions.

7.4	Title to Shares of Group Companies

7.4.1	As of the Signing Date and as of the Closing Date, the Group Companies have been duly incorporated (ordnungsgemäß gegründet) and are validly existing under the Laws of their respective jurisdictions of incorporation or formation and have the full corporate power and authority to carry on their business as now being conducted.

7.4.2	As of the Signing Date and as of the Closing Date, (a) the shares in the Group Companies listed in Schedules (A) and (B) are duly authorized, validly issued and the contributions thereon (Einlagen) are fully paid up and (b) there are no obligations to make further contributions (keine Nachschusspflichten).

7.5	No Insolvency of Material Group Companies

As of the Signing Date and as of the Closing Date, none of the Material Group Companies is insolvent or illiquid or over-indebted with insolvency Proceedings having to be initiated or opened due to such insolvency or over-indebtedness and no insolvency Proceedings have been initiated or opened with respect to any of the Material Group Companies. To the Sellers’ Knowledge, there are no circumstances that would justify the opening of or would oblige the management of any Material Group Company to apply for the opening of bankruptcy or insolvency Proceedings with respect to any Material Group Company as a result of being unable to pay its debts (zahlungsunfähig) or being over-indebted (überschuldet).

7.6	Stock Purchase Price

Seller 1 (i) is acquiring the Stock Purchase Price solely for its own account for investment purposes and not with a view to the distribution thereof, (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received certain information in order to evaluate the merits and the risks inherent in acquiring and holding Stock Purchase Price, (iv) is able to bear the economic risk and lack of liquidity inherent in holding Stock Purchase Price, and (v) is an accredited investor within the meaning of Rule 501 of the Securities Act.

None of the Sellers nor any of their Affiliates or associates (as defined in Chapter 1704 of the Ohio Revised Code) beneficially owns (within the meaning of (A) Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or (B) Chapter 1704 of the Ohio Revised Code), or will prior to the Closing Date beneficially own, any shares of capital stock of Purchaser, or is a party, or will prior to the Closing Date become a party, to any contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of Purchaser.

7.7	Financial Statements

The draft financial statements of the Labels Business as of December 31, 2016, copies of which are attached as part of Schedule 7.7 (the “Financial Statements”) have been prepared, in all material respects, in accordance with the Accounting Principles and consistent with past practice, and provide, in all material respects, a true and fair view of the respective Labels Business, and the relevant companies’ assets and liabilities, the financial condition and results of operation as of the periods covered thereby in all material respects.

7.8	Company Agreements

Except as set forth in Schedule 7.8, as of the Signing Date, no Group Company is a party to any company agreement (Unternehmensverträge) within the meaning of Section 238 of the Austrian Stock Corporation Act (AktG) or Section 291 et seq. of the German Stock Corporation Act (Aktiengesetz).

7.9	No Conflict

Except as set forth on Schedule 7.9, the execution, delivery and performance of this Agreement and each other agreement contemplated hereby by each Seller does not and will not, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in any violation of, or constitute a default under, (A) the organizational or governing documents of such Seller or any Material Group Company, or (B), any Law; or (ii) result in the creation of any Encumbrance on the Sold Shares except for Regulatory Clearances.

7.10	Material Changes in the Business

Since December 31, 2016, (i) the Labels Business has been conducted, in all material respects, in the ordinary course of business, consistent with past practice, and (ii) there has been no change in the financial condition or operating results of the Business which is reasonably expected to have a material adverse effect on the Labels Business taken as a whole.

7.11	Completeness of Assets

Except for (i) services to be provided under the TSA and the IT TSA, and (ii) the assets and agreements of the Afripack Labels Operations to be purchased pursuant to Clause 11.7, the Group Companies own or hold lawful possession of all material assets which are necessary to carry out the Labels Business in substantially the same fashion and manner as conducted as of the Signing Date, the lack of which would have a material adverse effect on the Group Companies taken as a whole.

7.12	Real Property

7.12.1	As of the date hereof and as of the Closing Date, the Group Companies are registered as owners of the properties as listed in Schedule 7.12.1-1 (the “Owned Real Property”). The title to these properties is free from Encumbrances and/or limitations registered in the land register, except for those Encumbrances and/or limitations as listed in Schedule 7.12.1-2.

7.12.2	Schedule 7.12.2 contains a complete list of all lease agreements with respect to the Leased Real Property (the “Lease Agreements”) of any Material Group Company. With respect to the Leased Real Property, except as set forth in Schedule 7.12.2, to the Sellers’ Knowledge, the Lease Agreements are valid and binding obligations of the applicable Material Group Company.

7.13	Compliance with Laws

To the Sellers’ Knowledge, no Group Company is in material violation of any Law, Permit or Order applicable to the Labels Business, the violation of which would result into a material adverse effect for such respective Group Company.

7.14	No Improper Payments to Foreign Officials; Compliance with Trade Laws

7.14.1	To the Sellers’ Knowledge, since March 26, 2015, (i) the Group Companies have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other applicable foreign or domestic anticorruption or anti-bribery Laws, each as mandatorily applicable to the respective Group Company or the persons set forth below (collectively, the “Fraud and Bribery Laws”), and (ii) to the Sellers’ Knowledge, no Group Company, directors, or officers, nor any employees, agents or other representatives acting on behalf of any Group Company have, directly or indirectly materially violated the Fraud and Bribery Laws.

7.14.2	To the Sellers’ Knowledge, since March 26, 2015, the Group Companies have complied in all material respects with all applicable Laws (as applicable to the respective Group Company collectively, the “Foreign Trade Laws”) (i) governing imports, exports, deemed exports, and transfers of goods, services, technology, software, or any other items into or from the United States or any foreign country (including without limitation, the Export Administration Regulations and the International Traffic in Arms Regulations), and (ii) relating to economic sanctions or embargoes (including without limitation, U.S. sanctions regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control), corrupt practices, money laundering, and compliance with unsanctioned foreign boycotts.

7.14.3	No Governmental Entity has notified any Group Company of any actual or alleged violation or breach of the Fraud and Bribery Laws or Foreign Trade Laws. To the Sellers’ Knowledge, no Group Company is under investigation for alleged violation(s) of the Fraud and Bribery Laws or Foreign Trade Laws.

7.15	Litigation

No Group Company is a party, including as plaintiff, defendant or otherwise, to any court or arbitration or public authority Proceedings involving an amount in dispute in excess of EUR 500,000 in an individual case, except as specified in Schedule 7.15, and no such litigation has, to the Sellers’ Knowledge, been threatened to any of the Group Companies.

7.16	Subsidies

Except as set forth in Schedule 7.16, to the Sellers’ Knowledge, no Group Company has received or applied for any subsidies (Subventionen) including any employment related benefits on a subsidy or grant basis or public grants (Zuschüsse) within the last three (3) years prior to the Signing Date. The consummation of the transactions contemplated hereunder will not trigger any repayment obligations or termination rights in relation to such subsidies or benefits or public grants.

7.17	Employment and Labor Matters

7.17.1	Schedule 7.17.1 contains a list of each material collective bargaining, works council or other material labor union or bargaining representative contract or material labor arrangement covering any Business Employee which in aggregate would constitute an annual obligation exceeding EUR 1,500,000, excluding general salary fixing tariff agreements (Gehaltstarifverträge) (the “Collective Agreements”). Each of Sellers and the Group Companies are in compliance, in all material respects, with the terms of the Collective Agreements.

7.17.2	There are no Proceedings involving any labor union to organize or represent any Business Employees; and (ii) since January 1, 2017, there has been no material labor strike, threatened in writing or pending any collective labor dispute, slowdown, picketing, or work stoppage involving any Group Company pending or, to the Sellers’ Knowledge, overtly threatened.

7.17.3	Schedule 7.17.3 contains a list of all managing directors and employees of the Group Companies whose gross annual base salary exceeds EUR 200,000 (the “Key Employees”). To the Sellers’ Knowledge, (i) no Key Employee has given notice of his/her employment or service agreement or has resigned from his/her office and (ii) no employment or service agreement of a Key Employee has been terminated.

7.18	Employee Benefit Matters

7.18.1	Schedule 7.18.1 sets forth a list of each material Benefit Arrangement (a) which is maintained, administered, contributed to or sponsored by the Sellers or any of the Affiliates (other than the Group Companies) for the benefit of the Business Employees (the “Parent Plans”), or (b) which is maintained, contributed to or sponsored by the Group Companies (the “Group Company Plans”).

7.18.2	To the Sellers’ Knowledge, each Group Company Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by applicable Law.

7.18.3	To the Sellers’ Knowledge, there are no pending or threatened investigations by any Governmental Entity involving or relating to a Group Company Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Group Company Plans), suits or other Proceedings against any Group Company Plan or asserting any rights or claims to benefits under the Group Company Plans that could give rise a material liability.

7.18.4	No Group Company that employs US Business Employees, nor any predecessor thereof, contributes to, or has since March 26, 2015, contributed to, any (i) multiemployer plan, as defined in Section 3(37) of ERISA, or (ii) multiemployer welfare arrangement as defined in Section 3(40) of ERISA, or (iii) a plan that is subject to Title IV of ERISA.

7.18.5	Each Labels Business Employee Plan which is intended to be qualified under Section 401(a) of the Code (each a “U.S. Plan”) has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such U.S. Plan is so qualified and to the Sellers’ Knowledge, no conditions exist that would reasonably be expected to result in the revocation of such letter.

7.19	Taxes

7.19.1	To the Sellers’ Knowledge, all Tax Returns required to be filed by any Group Company have been timely filed with the appropriate Tax authorities and are correct in all material respects.

7.19.2	All Taxes that have become due and payable by the Group Companies for Tax assessment periods ending on or before the Closing Date have been paid as and when the same became due. There are no Taxes of C Labels resulting from the attribution of income of the Carve-Out Companies pursuant to the German fiscal unity (Organschaft) among C Labels and the Carve-Out Companies which have not been paid on or prior to the Closing Date and which will not be fully shown as a provision for Taxes in the Closing Financial Statements.

7.20	Environmental Matters

7.20.1	The Group Companies are not in material violation of, nor, to the Sellers’ Knowledge, have any material liability under, any applicable Environmental Laws with respect to the Labels Business or the Business Real Property the violation of which or which liability would have a material adverse effect on the respective Group Company. In addition, the Group Companies currently and validly hold all material Permits which are required under applicable Environmental Laws for the operation of the Labels Business and the Business Real Property as currently conducted, the lack of which would have a material effect on the respective Group Company (collectively, “Environmental Permits”). No Group Company is in violation of any material Environmental Permits, in any material respect the violation of which would have a material adverse effect on the respective Group Company.

7.21	Insurance

Schedule 7.21 sets forth insurance policies concluded by entities outside the Labels Group and covering any Group Companies (the “Insurance Policies”). To the Sellers’ Knowledge, such insurance policies are in full force and effect and are not void or voidable and all premiums payable to date have been paid.

7.22	Material Intellectual Property

7.22.1	Effective as of the Closing, the Group Companies will own or will have a valid license to all Material Intellectual Property Rights used in connection with the Labels Business.

7.22.2	To the Sellers’ Knowledge, no third party has challenged in writing any Material Intellectual Rights owned by the Group Companies.

7.22.3	To the Sellers’ Knowledge, no third party has asserted in writing that the Group Companies would infringe any Material Intellectual Property Rights of any third party.

7.22.4	No material claims are pending before a Governmental Entity or, to the Sellers’ Knowledge, threatened in writing against any Seller or Group Company with respect to the ownership, use or validity of any of the Material Intellectual Property Rights of the Labels Business.

7.23	No Transaction Costs, No Exit Bonuses

Except as set forth in Schedule 7.23, the Group Companies have no obligations or liabilities to pay (i) any fees or commissions to any advisor, broker or finder, or (ii) any severance or similar benefit or transaction, exit or other bonuses to any director or employee of the Labels Business, in each case of (i) and (ii) in connection with the transactions contemplated hereunder or the execution of this Agreement, and (iii) any Taxes in relation to the foregoing (“Transaction Costs”).

8.	LIMITATION OF LIABILITY

8.1	Breach, Losses

8.1.1	The Purchaser may claim monetary compensation (Schadensersatz in Geld) from the Sellers, on a joint and several basis, for any Losses (as defined below) suffered by the Purchaser as a result of any of the statements made by the Sellers in Clauses 7.2 to 7.23 above being incorrect in whole or in part or claims or any breach of covenant, obligation or agreement contained in or in connection with this Agreement (each a “Breach”) (i) subject to the provisions contained in Clause 7.1.2 and this Clause 8 and (ii) provided that (A) the Sellers have not restored the position of the parties to what it would have been had the Breach not occurred (Naturalrestitution), within thirty (30) Business Days or (B) such restitution is impossible, has been refused by the Sellers or the Breach underlying the claim is objectively incurable.

If a Breach affects the level of a Group Company, any Losses to be compensated by the Sellers in accordance with the foregoing in this Clause 8, if any shall be limited to the actual Losses, for not wholly-owned Group Companies on a pro rata beneficial owner basis. There shall, for the avoidance of doubt, not be any double-counting/double-compensation of Losses.

8.1.2	For the purposes of this Agreement, “Losses” shall mean all actual positive damages (unmittelbare positive Schäden) suffered by the Purchaser or any Group Company, not taking into account and excluding, in particular, indirect damages, any potential or actual reduction (Minderung) in the value of the Sold Shares, and shall in no event include or take into account any consequential damages (Folgeschäden) except to the extent such damages were reasonably foreseeable, loss of profits (entgangener Gewinn), multiple damages or damages/losses to goodwill, lost opportunities (entgangene Geschäftschancen), frustrated expenses (vergebliche Aufwendungen), reputational damages, internal administrative and overhead costs, any compensation for damages based on the application, or alleged application, of any purchase price multiple or based on any argument or reasoning to the effect that the Purchase Price has been determined based on an incorrect assumption or would otherwise have been different in the absence of such Breach or any multiple-based calculation in relation to the value of the Sold Shares.

8.1.3	Any amounts payable to Purchaser pursuant to this Clause 8 shall be paid by Sellers within five (5) Business Days after such Losses are agreed to by Sellers or finally adjudicated pursuant to this Clause 8.

8.2	Limitation of the Sellers’ Liability

The Purchaser shall not be entitled to bring any claim (including, but not limited to, a Breach) against any of the Sellers under, or in connection with, this Agreement (a “Purchaser’s Claim”) and the Sellers shall not be liable to the extent:

8.2.1	the underlying facts, circumstances or events which could form the basis of a (potential) Purchaser’s Claim were actually known as of the date hereof to any of the persons listed in Schedule 8.2.1 (the “Purchaser’s Knowledge”); and provided that, without limiting the generality of this Clause 8.2.1, the Purchaser shall in particular be deemed to have knowledge of all facts, circumstances or events which

(a)	are fairly disclosed or fairly described in the Disclosed Information; or

(b)	are expressly accrued for or otherwise stated in

(i)	the Financial Statements; or

(ii)	to the extent applied in the Closing Financial Statements as a reduction of the Consideration; or

8.2.2	the Purchaser fails to

(a)	inform the Sellers in writing without undue delay, but in no event later than fifteen (15) days after becoming aware of any alleged Purchaser’s Claim, whereby the Sellers shall be informed on matters and circumstances which involve official time limits (e.g. court orders or lawsuits in connection with Third Party Claims) immediately unless such failure or delay to timely inform Sellers has not adversely affected the Sellers’ ability to defend against, settle, mitigate or satisfy the Purchaser’s Claim;

(b)	describe in the Claim Notification the potential claim and the factual circumstances underlying such claim in reasonable detail and state the estimate of the amount of such claim to the extent known to the Purchaser;

(c)	give the Sellers the opportunity to remedy the Purchaser’s Claim pursuant to Clause 8.1 within the agreed thirty (30) Business Day time period; or

(d)	comply with its obligations pursuant to Clause 8.8 or as otherwise set forth in this Agreement;

provided, however that in each case, Purchaser shall only be prohibited from bringing a Purchaser’s Claim with respect to the portion of any Losses arising from Purchaser’s failure to comply with its obligations pursuant to this Clause 8.2.2; or

8.2.3	the Purchaser fails to use commercially reasonable efforts to mitigate the Losses;

8.2.4	the damage giving rise to such claim is actually recovered under an insurance policy of any Group Company or could have been recovered if diligently pursued;

8.2.5	the Purchaser or any Group Company has received compensation of, or indemnification from, the damage against a third party, or such compensation could have been recovered if diligently pursued;

8.2.6	the relevant Purchaser’s Claim arises, or the amount of the relevant Purchaser’s Claim is increased, as a result of changes in circumstances or changes in the legal position (including changes in case law (Rechtsprechung) or administrative practice (Verwaltungspraxis)) which occurred after the date of this Agreement; or

8.2.7	in respect of any claim to the extent of any cash benefits or cash equivalents accruing or attributable to the Purchaser or any Group Company on account of the matters or circumstances giving rise to such claim, including Tax benefits.

8.3	Further Limitations

The Sellers shall not be liable for any Purchaser’s Claim to the extent that it would not have arisen but for any voluntary act, omission or transaction carried out:

8.3.1	after Closing, by the Purchaser or its Affiliates or its respective directors, employees or agents or successors in title outside the ordinary and usual course of business of a member of the Labels Group as at Closing; or

8.3.2	before Closing, by any of the Sellers’ or any Group Company acting at the written direction or written request of the Purchaser or its Affiliates.

8.4	No Double Recovery

8.4.1	The Purchaser shall not be entitled to recover from the Sellers more than once in respect of the same damage suffered. In particular, without limitation, the foregoing shall apply where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling the Purchaser to a claim or remedy under or in connection with this Agreement.

8.4.2	The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement or restitution more than once in respect of any liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one claim under this Agreement. In particular, the foregoing shall apply where one and the same set of facts or circumstances qualifies under more than one provision entitling the Purchaser to a claim or remedy under or in connection with this Agreement; the breach of more than one representation or warranty, which is based on the same facts and circumstances shall therefore form the basis of one single claim only and does not entitle the Purchaser to multiple compensation.

8.5	De minimis, Deductible, Cap

The liability of the Sellers for the Purchaser’s Claims pursuant to Clause 8.1.1 shall further be limited as follows:

8.5.1	The Purchaser is entitled to bring a Purchaser’s Claim under or in connection with this Agreement only to the extent and in such amount in which

(a)	any individual claim awarded exceeds EUR 250,000, except in each case where an individual representation and warranty provides for a higher threshold; and

(b)	the sum of all such claims exceeds EUR 5,000,000 (Deductible), in which event the Sellers shall be liable only for the excess over such amount;

provided, however, that the limitation set forth in this Clause 8.5.1 shall not apply to any claims brought against the Sellers under Clauses 7.2, 7.3, 7.4, 7.19.2 and 7.23.

8.5.2	The Sellers’ liability for Breaches shall in no event exceed EUR 30,000,000 (the “Cap”) except for claims brought against the Sellers under Clauses 7.2, 7.3, 7.4 and 7.23, in which case the overall cap shall be 100% of the proceeds of the Purchase Price received by the Sellers and further provided that Sellers may return the MCC Shares at the Stock Value as received at Closing if the Losses exceed the Base Cash Purchase Price.

8.5.3	For claims with respect to fraud or willful misconduct by the Sellers (not including any other persons or entities acting on their behalf), the statutory rules shall apply.

8.6	Reimbursements and Excess Recoveries

8.6.1	Any payments actually made by any Seller to discharge a liability under or in connection with this Agreement which is or becomes excluded, limited or reduced under this Clause 8 shall be refunded by the Purchaser to the Sellers promptly upon the event triggering such exclusion, limitation or reduction of liability becoming known. The preceding sentence shall apply mutatis mutandis to any other remediation measures actually undertaken by any Seller with respect to which liability is or becomes excluded, limited or reduced under this Clause 8, in which case the Purchaser shall compensate the Sellers for such remediation measures in cash. The Purchaser undertakes to inform the Sellers without undue delay (unverzüglich) about any event which may trigger an exclusion, limitation or reduction of liability under this Clause 8.

8.6.2	Without limiting the generality of Clause 8.6.1, if the Purchaser recovers from a third party for Losses for which it (or the relevant Group Company) was already compensated in whole or in part by any Seller under or in connection with this Agreement, the Purchaser undertakes to pay to the Sellers the amount of such excess recovery within ten (10) Business Days of its receipt.

8.7	Statute of Limitations

8.7.1	All Purchaser’s Claims shall be time barred and lapse on the fifteen (15) month anniversary of this Agreement, except for claims based on breaches of the representations and warranties in Clauses 7.2, 7.3, 7.4, 7.14 and 7.23 which shall be time barred and lapse on the three (3) year anniversary of this Agreement.

8.7.2	These limitation periods shall be suspended (gehemmt) only by the Purchaser instituting legal Proceedings against the Sellers within the meaning of Section 1497 ABGB in respect thereof before the competent court, respectively, the arbitral tribunal.

8.8	Third Party Claims

In the event that any action, potential claim, demand or Proceeding with respect to which the Sellers might be liable under this Agreement (a “Third Party Claim”) is asserted or announced by any third party (including any Governmental Entity) against the Purchaser or any Group Company (the “Claim Addressee”):

8.8.1	The Purchaser shall, without undue delay but no later than ten (10) Business Days upon becoming aware thereof, notify the Sellers of a Third Party Claim and give, or cause to be given, the Sellers the opportunity to defend the Claim Addressee against such Third Party Claim; provided, however that any failure or delay to timely inform Sellers shall not prejudice Purchaser’s rights herunder if such failure or delay has not adversely affected the Sellers’ ability to defend against, settle, mitigate or satisfy the Third Party Claim.

8.8.2

The Sellers shall have the right to defend the Claim Addressee by all actions and shall have, at any time during the Proceedings, the sole power to direct and control such defense. In particular, the Sellers may participate in and direct all negotiations and correspondence with the third party, choose and appoint and instruct counsel and request that the Third Party Claim be litigated or settled in accordance with the Sellers’ instructions. No action by the Sellers or their representatives in connection with the defense shall be construed as an acknowledgement (whether express or implied) of the Purchaser’s Claim under this Agreement or of any underlying facts related to such claim. Notwithstanding Sellers’ right to defend the Claim Addressee, Sellers shall not enter into any settlement of a Third Party Claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. Purchaser shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Sellers’ right to control the defense thereof.

8.8.3	To the extent that the Sellers are in Breach, all costs and expenses incurred by the Sellers in defending the Third Party Claim shall be borne by Sellers. Otherwise any reasonable out of pocket costs and expenses including reasonable attorney fees incurred by the Sellers in connection with the defense of a Third Party Claim shall be borne by the Purchaser.

8.8.4	The Purchaser agrees, and shall cause the Claim Addressee,

(a)	to fully cooperate with the Sellers in the defense of any Third Party Claim;

(b)	to diligently conduct the defense and upon the Sellers’ request, exhaust all reasonable legally admissible appeals and remedies (including petitions to courts of public law or equivalent courts) (to the extent that the Sellers are not in control of the defense) in order to keep the Losses as low as possible;

(c)	not to acknowledge or settle the Third Party Claim or make any admission of liability, agreement or compromise with any third person in relation to any such Third Party Claim without prior consultation with and the Sellers’ prior written consent;

(d)	to provide the Sellers’ representatives reasonable access, upon reasonable advance notice and during normal business hours, to all relevant books and records, other information, premises and personnel of the Group Companies as the Sellers request in connection with such Third Party Claim;

(e)	to procure that the auditors (both past and then current) of the Claim Addressee make available their audit working papers in respect of audits of the Claim Addressee’s accounts for any relevant accounting period in connection with such Third Party Claim;

(f)	to take all actions as the Sellers may request to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim or any adjudication in respect thereof; and

(g)	to keep the Sellers continuously (in writing) informed (i) of any action intended to be taken in adequate and reasonable time in advance, (ii) of the progress of any such action taken, (iii) of proposed meetings or discussions with any relevant third person and allow an observer appointed by the Sellers to attend such meetings or discussions and (iv) inform the Sellers of the outcome of meetings and discussions at which any such observer was not present.

8.8.5	The failure of any Claim Addressee to comply with any of its obligations under this Clause 8.8 shall release the Sellers from their obligations hereunder, to the extent such failure or breach has adversely affected the Sellers.

8.9	Obligation to Mitigate and Third Party Recovery

8.9.1	The Purchaser shall, by operation of this Agreement and by operation of the general obligations under the ABGB, be responsible to mitigate any loss or damage the Purchaser may suffer in consequences of any Breach by the Sellers of the terms of this Agreement or any fact, matter, event or circumstance giving rise to a Purchaser’s Claim and nothing in this Agreement shall in any way limit or restrict such obligation to mitigate any loss or damage. The Purchaser’s obligation to mitigate (as set out in the preceding sentence) includes an obligation to use commercially reasonable efforts to cause the Group Companies take every action necessary or advisable to so mitigate. Exclusively reasonable external expenses and costs incurred thereby by the Purchaser or the Group Companies (and evidenced by corresponding receipts) shall be reimbursed by the Sellers.

8.9.2	Without prejudice to the foregoing, any compensation or recovery by an insurance or other third person which the Purchaser and/or the Group Companies, respectively, have received in respect of a specific claim shall be credited to and set off against the Purchaser’s Claim. The Purchaser shall, and shall use commercially reasonable efforts to cause the Group Companies to also, take every reasonable action necessary or advisable to receive compensation or recovery by an insurance or by a third person. The Sellers shall indemnify the Purchaser and/or the Group Companies for all expenses and costs reasonably incurred in respect of such recoveries or compensation actions.

8.9.3	If any claim shall arise by reason of some liability which, at the time that the claim is notified to the Sellers, is contingent only, the Sellers shall not be under any obligation to make any payment to the Purchaser or the Group Companies in respect of such claim until such time as the contingent liability ceases to be so contingent.

8.9.4	Unless explicitly agreed otherwise in this Agreement, or in any other document or contractual arrangement regarding the transaction, or in the service arrangements in force at Closing for the respective person, the Purchaser (i) confirms that it has no rights or claims against and (ii) undertakes that it will not, and procures that its Affiliates (including, following the Closing, the Group Companies), shall not, exercise any right or make any claim against, any employee, director, officer or advisor, of the Seller or of any Group Companies on whom it may have relied before agreeing to any term of this Agreement.

8.10	Acknowledgment of the Purchaser

The Purchaser acknowledges and agrees that

8.10.1	the Sellers make no warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same) contained in the Disclosed Information or otherwise provided to the Purchaser or its representatives;

8.10.2	the Purchaser has made its own evaluation of the adequacy and accuracy of such forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same);

8.10.3	to the Purchaser’s Knowledge there is no fact or circumstance which constitutes a Breach; and

8.10.4	no representative, director or employee of the Sellers and /or the Group Companies is or was at any time authorized to act on behalf of, or as agent for, the Sellers in the performance of their duties as the Sellers or under this Agreement (Erfüllungsgehilfe) and Purchaser waives any right to attribute any actions, notices or other measures of such a person to a Seller.

8.11	No Additional Rights or Remedies

8.11.1	Except and to the extent expressly stated herein, any right of the Purchaser to rescind or withdraw from this Agreement shall be excluded.

8.11.2	Any claims and rights of the Purchaser beyond the representations and warranties provided for in Clause 7 and the covenants and agreements contained in this Agreement are hereby excluded and the Purchaser expressly waives all such rights or remedies, in particular, without prejudice to Clause 8.1.1, the Purchaser shall have no right or remedy (and hereby expressly waives all such rights and remedies), to claim for damages (in particular in respect of consequential damages (Mangelfolgeschaden), indirect damages and lost profits), or damages under the principles of culpa in contrahendo. The Parties expressly exclude the application of Section 934 ABGB concerning “Verkürzung über die Hälfte” (laesio enormis) and the rescission (Wandlung), cancellation (Rücktritt) or voidance (Anfechtung) of this Agreement for any breach of a representation or warranty or on grounds of error (Irrtum) or in case of a material change of circumstances (Wegfall der Geschäftsgrundlage) or any other ground or to request a modification of the terms and the consideration agreed herein on the basis of any such ground, except (i) in the event of fraudulent intent (Arglist) or willful misconduct (Vorsatz) or (ii) in case otherwise agreed upon by the Parties in this Agreement. The legal assumption pursuant to Section 924 second sentence ABGB shall be excluded. The Purchaser declares that it is an entrepreneur within the meaning of Section 351 UGB.

8.12	No Contract for the Benefit of a Third Party

The Parties agree that no provision of this Agreement, except as explicitly set forth herein, constitutes a contract for the benefit of a third party within the meaning of Section 881 ABGB or otherwise (kein Vertrag zugunsten Dritter oder mit Schutzwirkung für Dritte).

8.13	Data Room USB Sticks

For documentary purposes, the USB sticks containing the Data Room including the Q&A documentation (each as part of the Disclosed Information) as well as certain other information that has been provided to the Purchaser and been stored on an USB-stick have been delivered to the acting notary with the instruction to store the same for the purpose of evidence for a period of sixty-six (66) months from the date hereof or until receipt of joint instructions by the Parties as to the further use thereof, whichever the earlier. The Parties shall each receive a copy of such USB sticks (including a confirmation from the data room provider that the Disclosed Documents have remained unchanged as of July 13, 2017). The acting notary shall preserve the USB sticks in accordance with deposit instructions attached hereto as Schedule 8.13.

8.14	Exclusion of Claims against Individuals

Except in the case of fraud or willful misconduct and as against any individual or entity who has acted fraudulently or willfully, the Sellers agree and undertake with the Purchaser that neither any Seller nor any Affiliate of any Seller has any rights against, and will waive and shall not make any claim against, any director, officer, employee, adviser or agent of any of the Group Companies, on whom the Sellers may have relied before agreeing to any term of this Agreement or before entering into this Agreement.

Except in the case of fraud or willful misconduct and as against any individual or entity who has acted fraudulently or willfully, the Purchaser agrees and undertakes with the Sellers that neither it nor any Affiliate of the Purchaser has any rights against, and will waive and shall not make any claim against, any employee, director, officer, adviser or agent of any of the Group Companies, the Sellers or any Affiliates of the Sellers not being Group Companies, on whom the Purchaser may have relied before agreeing to any term of this Agreement or before entering into this Agreement. The Purchaser acknowledges the discharge (Entlastung) of the individuals listed in Clause 5.2.16 prior to the execution of this Agreement by the respective shareholder(s).

9.	THE PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Parties have discussed and negotiated if, and to what extent, the Purchaser shall be liable for defects related to Purchaser and have decided to depart from the statutory warranties regarding goods (gesetzliche Gewährleistung). They have agreed to replace the statutory system and provide for an independent catalogue of specific rights of the Sellers individually agreed and set forth in this Clause 9.

The Purchaser hereby represents and warrants to the Sellers that the statements set forth in this Clause 9 are true and correct as of the Signing Date (other than the statements in Clauses 9.1 and 9.3.1 which shall be true and correct as of the Signing Date and as of the Closing Date). The representations and warranties in Clauses 9.1 through 9.7 below shall constitute separate, independent obligations of the Purchaser and the scope and content of each representation and warranty and any liability arising hereunder shall be exclusively defined by the provisions of this Clause 9, which provisions form an integral part of such representations and warranties.

9.1	Corporate Status of the Purchaser

9.1.1	The Purchaser has the full corporate power and authority to enter into this Agreement and all agreements and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby, and such transactions have been duly authorized by all necessary and requisite corporate action on the part of the Purchaser. This Agreement has been duly executed on behalf of the Purchaser and constitutes binding obligations.

9.1.2	There is no material Proceeding pending against, or, to Purchaser’s knowledge, threatened against the Purchaser before any court or arbitrator or any Governmental Entity or other third party which in any manner challenges or seeks to prevent the transactions contemplated hereby.

9.1.3	The execution and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no prior approval by or filing with any Governmental Entity or third party, save only for the Regulatory Clearances and approvals or filings the failure of which to obtain would not have a material adverse effect on Purchaser or the Labels Business.

9.1.4	The Purchaser is not insolvent and no insolvency Proceedings have been initiated or opened, or rejected because of a lack of assets, and no circumstances exist which would justify the initiation or opening of such insolvency Proceedings.

9.1.5	The Purchaser enters into and consummates the transactions contemplated by this Agreement for its own account and not (also not indirectly) as trustee or agent or otherwise on someone else’s account.

9.2	Financial Capability

The Purchaser has at its disposal immediately available funds as set forth in Clause 9.2.1 for the benefit of the Sellers required in order to fulfill its obligations under this Agreement.

9.2.1	The Purchaser has received as of the date of this Agreement, binding commitments to provide loan facilities to the Purchaser on a certain funds basis (the “Financing”) pursuant to an executed commitment letter (the “Commitment Letter”) to which an agreed version of an interim credit agreement is attached, an executed general fee letter, and an executed agency fee letter, in each case dated on or prior to the date of this Agreement, among Purchaser (the “Purchaser Financing Parties”) and the Financing Sources (the “Purchaser Financing Documents”), copies of which have been provided to Sellers (with the fee letters redacted in a customary manner solely with respect to fee amounts and “market flex” economic terms (and none of the redacted provisions would allow the Financing Sources to reduce the amount of funding to be provided under the Purchaser Financing Documents or change the conditions on which such funding is available), the proceeds of which shall be on-lent or otherwise transferred by the Purchaser Financing Parties to Purchaser or each wholly owned subsidiary that will purchase the Sold Shares (as expressly permitted herein) and all further assets of the Labels Business at or prior to Closing in accordance with the terms of this Agreement (the “Purchasing Entities”), in each case pursuant to Clause 2.

9.2.2	At Closing, the Purchaser or the applicable Purchasing Entities will have the necessary immediately available funds (the “Funds”) to pay the Base Cash Purchase Price and the I/C Payables Purchase Price and to meet its other obligations under this Agreement.

9.2.3	The Purchaser undertakes to the Sellers not to: (a) change, amend or otherwise modify or terminate any of the Purchaser Financing Documents in a manner that (i) reduces the aggregate amount of the Financing (including by increasing the amount of fees to be paid) to an amount that is insufficient to consummate the transactions contemplated by this Agreement, (ii) imposes additional conditions or materially and adversely modifies any of the conditions precedent to the Financing (expressly excluding any waiver of the conditions precedent to the Financing), (iii) would reasonably be expected to prevent, impede or delay (A) the occurrence of Closing or (B) the satisfaction or waiver of the conditions precedent to the Financing, or (iv) adversely impacts the ability of Purchaser or the Purchaser Financing Parties to (1) enforce their rights against any other party to any Purchaser Financing Document or (2) consummate the transactions contemplated by this Agreement; provided, however, that no such consent from Sellers shall be required for any change, amendment or restatement, of any Purchaser Financing Document that (x) is limited to adding or replacing lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed such document as of the date of this Agreement, (y) increases the commitments or the amount of indebtedness thereunder or (z) is de minimis or technical in nature and does not otherwise adversely affect the certainty of, the conditions for utilization of, or amount of, the Financing in any respect, or (b) waive or agree to waive any of its rights under Purchaser Financing Documents without the prior written consent of the Sellers or to use the Funds for any purpose other than for the financing of its obligations as contemplated under this Agreement; provided, however, that no such consent from Sellers shall be required for any waiver or agreement to waive that is de minimis or technical in nature and does not otherwise adversely affect the certainty of, the conditions for utilization of, or amount of, the Financing in any respect.

9.2.4	The Purchaser will comply with all its rights and obligations under the Purchaser Financing Documents and undertakes to the Sellers that it

(a)	will take all actions required to draw down the Funds and exercise all rights under and in connection with the Purchaser Financing Documents enabling it to make all payments due to be made pursuant to terms of this Agreement, and

(b)	shall not, and will procure that no other Affiliate of the Purchaser shall, take any action or fail to take any steps which might result in the Funds or any part of the Funds not being available when required or prejudice the ability of the Purchaser to draw down the Funds to comply with its obligations under this Agreement.

9.2.5	Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that the obtaining of the Financing is not a condition to Closing or the consummation of the transactions contemplated in this Agreement, and that, irrespective and independently of the availability of the Financing, Purchaser shall be obligated to pay the Purchase Price and the I/C Payables Purchase Price and to meet its other obligations under this Agreement, subject only to the satisfaction or waiver of the conditions set forth in Clause 4.

9.3	Capitalization

9.3.1	The MCC SEC Reports set forth the authorized Equity Securities and, as of the Signing Date, the outstanding Equity Securities of Purchaser. All the MCC Shares which may be issued in connection with the Stock Purchase Price, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable free and clear of any Encumbrances (other than Encumbrances arising under this Agreement or the Investors’ Rights Agreement or under applicable securities Laws) and will not be subject to any preemptive rights created by Law, Purchaser’s articles of incorporation or any contract to which Purchaser is a party.

9.3.2	All outstanding shares of capital stock, limited liability company interests, partnership interests or other equity securities of Purchaser and each subsidiary of Purchaser have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in the MCC SEC Reports, as of the Signing Date, there are no outstanding (i) Equity Securities or voting securities of Purchaser, (ii) securities of Purchaser convertible into or exchangeable for shares of Equity Securities or voting securities of Purchaser or (iii) options or other rights to acquire from Purchaser, or other obligations of Purchaser to issue, any Equity Securities, voting securities or securities convertible into or exchangeable for Equity Securities or voting securities of MCC (the items in clauses (i), (ii) and (iii) being referred to collectively as the “MCC Securities”). As of the Signing Date, there are no outstanding obligations of Purchaser or any subsidiary of Purchaser to repurchase, redeem or otherwise acquire any MCC Securities (or equivalent securities or equity equivalents of any MCC Subsidiary). As of the Signing Date, there are no “phantom” stock or equity rights outstanding pursuant to which Purchaser or any subsidiary of Purchaser could be required to issue MCC Securities (or equivalent securities or equity equivalents of any MCC Subsidiary) or make payments measured by or with respect to MCC Securities (or equivalent securities or equity equivalents of any MCC Subsidiary).

9.4	SEC Reports; Financial Statements

9.4.1	Purchaser has timely filed with the SEC all materials and documents required to be filed since January 1, 2017 by Purchaser under the Securities Act and under the Exchange Act. All such materials and documents filed by Purchaser since January 1, 2017 and publicly available prior to the Signing Date are hereinafter referred to as the “MCC SEC Reports.” The MCC SEC Reports are true and correct in all material respects, including the financial statements and other financial information contained therein, and do not omit to state any material fact necessary to make the statements in such MCC SEC Reports, in light of the circumstances in which they were made, not misleading. As of their respective dates, the MCC SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such MCC SEC Reports. There are no outstanding comments from the SEC with respect to any of the MCC SEC Reports. Each filing that will be made by Purchaser after the Signing Date and prior to the Closing, when filed with the SEC, will conform in all material respects with the requirements of the Exchange Act and will not, when filed with the SEC, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

9.4.2	The financial statements included in the MCC SEC Reports were prepared in accordance with GAAP, applied on a consistent basis for the periods involved (except as otherwise indicated in such statements), and fairly present, in all material respects, the financial condition, results of operations, cash flows and changes in stockholders’ equity of Purchaser as of the respective dates thereof and for the respective periods covered thereby (subject to normal year-end adjustments and the absence of notes in the case of any interim financial statements).

9.4.3	Neither Purchaser nor any subsidiary of Purchaser has any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) of a character required under GAAP to be reflected or reserved against on a balance sheet, other than (i) obligations or liabilities reflected or reserved against on the financial statements included in the MCC SEC

Reports, (ii) obligations or liabilities incurred since January 1, 2017 in the ordinary course of business, consistent with past practice, (iii) obligations or liabilities arising out of this Agreement or incurred at the prior written request or with the prior written consent of the Sellers, or (iv) obligations or liabilities that would not reasonably be expected, individually or in the aggregate, to be materially adverse to Purchaser and its Subsidiaries, taken as a whole.

9.4.4	Purchaser and the subsidiaries of Purchaser have established and maintained a system of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the financial statements included in the MCC SEC Reports) in accordance with GAAP.

9.5	Litigation

Neither Purchaser nor any subsidiary of Purchaser is a party, including as plaintiff, defendant or otherwise, to any court or arbitration or public authority Proceedings involving an amount in dispute in excess of EUR 500,000 in an individual case, and no such litigation has, to the Purchaser’s knowledge, been threatened to Purchaser or any of its subsidiaries.

9.6	Compliance with Laws

To Purchaser’s Knowledge, Purchaser is not in material violation of any Law, Permit or Order applicable to Purchaser.

9.7	Offering of Securities

Neither Purchaser nor any person acting on its behalf has taken any action (including any offering of any securities of Purchaser under circumstances which would require integration of such offering with the offering of any MCC Shares to be issued pursuant to this Agreement under the Securities Act) which might subject the offering and issuance of any of the MCC Shares to the Sellers pursuant to this Agreement to registration requirements of the Securities Act.

9.8	Indemnification

9.8.1	In the event that the Purchaser is in breach of any of the above warranties or undertakings pursuant to this Clause 9, the Purchaser shall indemnify and hold harmless the Sellers from any Losses incurred or suffered by any of the Sellers as result of such breach.

9.8.2	The Sellers are entitled to bring a claim against Purchaser (a “Sellers Claim”) under or in connection with this Agreement only to the extent and in such amount in which

(a)	any individual claim awarded exceeds EUR 250,000, except in each case where an individual representation and warranty provides for a higher threshold; and

(b)	the sum of all such claims exceeds EUR 5,000,000 (Deductible), in which event the Purchaser shall be liable only for the excess over such amount;

provided, however, that the limitation set forth in this Clause 9.8.2 shall not apply to any claims brought against the Sellers under Clause 9.1.

9.8.3	The Purchaser’s liability for Breaches shall in no event exceed the Cap except for claims brought against the Sellers under Clause 9.1, in which case the overall cap shall be 100% of the Purchase Price.

9.8.4	For claims with respect to fraud or willful misconduct by the Purchaser (not including any other persons or entities acting on its behalf), the statutory rules shall apply.

9.8.5	All Sellers Claims shall be time barred and lapse on the fifteen (15) month anniversary of this Agreement, except for claims based on (a) breaches of the representations and warranties in Clause 9.1 and 9.3.1, which shall be time barred and lapse on the three (3) year anniversary of this Agreement. These limitation periods shall be suspended (gehemmt) only by a Seller instituting legal Proceedings against the Purchaser within the meaning of Section 1497 ABGB in respect thereof before the competent court, respectively, the arbitral tribunal.

9.8.6	Regarding the limitations of Purchaser’s liability and double recovery, Clauses 8.2.2, 8.2.3, 8.2.5, 8.4, 8.6, and 8.9 shall apply mutatis mutandis. For the avoidance of doubt, if any claim of the Sellers against the Purchaser causes a further Loss, such Loss shall be a Loss.

9.9	Indemnification regarding Earn-Out Cunamara

9.9.1	Constantia Flexibles Australia Pty Ltd as purchaser and Retoric Pty. Ltd. as seller entered into a share purchase agreement relating to all shares in Cunamara Investments Pty. Ltd. dated October 29, 2015 (the “Pemara SPA”). The Pemara SPA provides for a potential payment of an additional purchase price in case certain conditions are met (the “Earn-Out”). Seller 2 has guaranteed to the sellers under the Pemara SPA the due fulfillment of any obligations under the Pemara SPA, including payment of the Earn-Out if and when due.

9.9.2	The Purchaser hereby indemnifies Seller 2 for and holds Seller 2 fully harmless from and against any payment obligations, costs, damages and expenses in connection with the Earn-Out.

9.9.3	Any such claim by Seller 2 for indemnification or being held harmless shall not be subject to any limitations under this Agreement and shall only lapse after expiration of two (2) years after any claim in connection with the Earn-Out has been raised in writing against Seller 2.

9.10	Indemnification regarding Return of Contributions

The Purchaser unconditionally and irrevocably agrees to indemnify and pay to the Sellers or any Affiliate of the Sellers within ten (10) Business Days from the first written demand, an amount equal to any liability that the Sellers or Affiliate of the Sellers may incur as a result or of in connection with any return of contributions (Einlagenrückgewähr) or similar concepts under foreign Law, whether in cash or in kind, paid or made by any Group Company to the Sellers or any Affiliate of the Sellers not in accordance with applicable Austrian or foreign Law provided that such return of contributions (Einlagenrückgewähr) or repayment according to similar concepts under foreign Law has been effected prior to the Closing Date; provided, however that this Clause 9.10 shall not apply in the case of (i) any Proceeding for the winding up, bankruptcy or insolvency of any Group Company; or (ii) if the liability is based on a claim brought by a Group Company which at the time the claim is made has ceased to be a subsidiary or Affiliate of Purchaser.

10.	BENEFICIARIES

10.1	Indemnification of the Sellers’ Beneficiaries

10.1.1	If, after the Closing Date,

(a)	any of the Sellers’ Beneficiaries or any present or former board members (i.e. managing director of any Group Company or any of the directors, employees, advisers or other representatives of any Group Company (each a “Beneficiary” and collectively the “Beneficiaries”)) are held liable by a third party (including a Group Company) for any existing or future (known or unknown, actual or contingent, accrued or unaccrued) liability or obligation of any Group Company or any liability or obligation arising out of or in connection with the conduct of the business of any Group Company, or

(b)	any Group Company asserts any claims against any Beneficiary,

the Purchaser shall, and shall procure in each case to the extent such liability or obligation is based on facts that have occurred prior to Closing, indemnify and hold harmless the Beneficiaries in respect of the relevant liability or obligation unless and except to the extent (x) the respective Seller is liable for such a matter vis-à-vis the Purchaser under the terms of this Agreement, (y) the liability of the respective Seller or the Beneficiaries results from fraud (Arglist) or willful misconduct (Vorsatz), or (z) the liability or obligations results from or relates to a breach of this Agreement.

To the extent that the above provisions of this Clause 10 impose or give rise to obligations on the part of the Purchaser with regard to persons and parties other than the Sellers, such provisions shall constitute contracts for the benefit of such persons or parties (echter Vertrag zugunsten Dritter).

10.2	Resignation and Discharge

10.2.1	Schedule 10.2.1 contains a waiver of the Group Companies for any claims for which the Beneficiaries could be held liable for any existing or future (known or unknown, actual or contingent, accrued or not accrued) liability or obligation by any Group Company or any liability or obligation arising out of or in connection with the conduct of the business of any Group Company prior to the Closing Date except to the extent resulting from or relating to any breach of this Agreement.

10.2.2	The Purchaser shall ensure that no Group Company raises or asserts any claim whatsoever relating to periods prior to the Closing Date against the Sellers or any Beneficiary after Closing except to the extent provided for in this Agreement.

11.	COVENANTS

11.1	Conduct of Business between Signing Date and Closing Date

The Sellers shall issue an instruction to the managing directors of the Companies stating that, and so far as legally permissible, from the date hereof until the Closing Date the Group Companies shall, except (i) as otherwise set-forth in this Agreement, or (ii) as permitted in Schedule 11.1, or (iii) if and to the extent being within their ordinary course of business, or (iv) upon prior approval of the Purchaser (which approval shall not be unreasonably withheld or delayed and such approval to be deemed to have been granted by the Purchaser in case the Sellers have not received a written objection in accordance with Clause 16.6 within three (3) Business Days):

11.1.1	conduct their business in all material respects in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees;

11.1.2	not carry out or effect material investments in excess of EUR 1,000,000 in aggregate per calendar month other than any amounts either already approved in any relevant budget or respective capital expenditure plan of any Group Company or as disclosed in Schedule 11.1.2;

11.1.3	not dispose of any fixed assets for a value exceeding EUR 1,000,000 other than in the ordinary course of business consistent with past practice;

11.1.4	maintain insurance protection material for the business of the Labels Group broadly comparable to that existing at the date hereof;

11.1.5	not hire, dismiss or give notice of termination to any Key Employee (except for termination for cause (aus wichtigem Grund)) or increase any compensation or benefit (including any incentive scheme) of any of the Key Employees by more than 3%;

11.1.6	not change the Labels Business’s material accounting or financial reporting methods, principles or practices, other than changes required by IFRS or mandatory Law;

11.1.7	not make or change any Tax election, change an annual accounting period, adopt a new or change any existing accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Labels Business, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Labels Business if such election, agreement, settlement, surrender, adoption, change, amendment or consent (i) has the effect of increasing the Tax liability of the Labels Business for the Post-Closing Date Period, (ii) is not required by mandatory Law, and (iii) is not in accordance with past practice;

11.1.8	unless in the ordinary course of business or reflected in business plans as presented to the Purchaser, not establish, or increase the benefits payable or to be provided under, any Labels Business Employee Plan or establish any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other plan, program or arrangement for current or former employees, consultants or directors of the Labels Business;

11.1.9	not enter into any employment or severance agreement with any current Key Employees of any Group Company or the Labels Business or modify or terminate any Labels Business Employee Plan, except in the ordinary course of business with terms and conditions that are consistent with past practice;

11.1.10	not acquire or agree to acquire any shares or other interest in any company or corporate partnership, except for treasury stock;

11.1.11	not amend any of their constitutional documents, issue any shares, equity securities or securities convertible into shares or equity securities or agree upon such issuance or dispose of shares or grant any option or encumbrance in respect of or over shares or any such securities; and

11.1.12	not enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

11.2	Discontinuation of Cash Pools

11.2.1	The Sellers shall and shall procure, as the case may be, that not less than ten (10) Business Days before Closing the participation in the cash pools or the cash pool agreements, as the case may be, which are listed in Schedule 11.2.1 (“Cash Pool Agreements”), shall be terminated.

11.2.2	The balances under the Cash Pool Agreements shall be (i) repaid, (ii) contributed into the free capital reserves of the respective company, or (iii) novated into shareholder loans or debt, as the case may be, at nominal value plus accrued interest at Closing.

11.2.3	The Sellers will notify the Purchaser of the settlement of balances under the Cash Pool Agreements pursuant to Clause 11.2.2 (i) or Clause 11.2.2 (ii) and/or of the amounts to be novated pursuant to Clause 11.2.2 (iii), at the latest ten (10) Business Days before Closing.

11.2.4	To the extent balances under the cash pool agreements have been novated pursuant to Clause 11.2.2 (iii), these shall be treated in all aspects under or in connection with this Agreement in accordance with the provisions governing I/C Receivables or, as the case may be, I/C Payables.

11.3	Cooperation and Information Exchange

11.3.1	The Sellers shall no later than fifteen (15) Business Days after the Signing Date make all such filings and give all such notices as regards the filings Sellers are required to undertake under the HSR Act and such other filings required to be made by Sellers with respect to the Regulatory Clearances, if any, and provide to Purchaser all information and documentation reasonably requested and necessary with respect to the Regulatory Clearances, provided that the Purchaser is supplied with a copy of such filings and notices in advance. If Sellers’ filings include competitively-sensitive information, Sellers’ obligations to provide copies under this section will be satisfied by a copy provided on an “outside counsel only” basis. The Purchaser shall provide to the Sellers all information in their possession which the Sellers reasonably request for this purpose.

11.3.2

The Sellers agree that, prior to the Closing Date, the Purchaser shall, at the Purchaser’s cost and expense and each only to the extent permissible under all applicable Laws, including any applicable antitrust and merger control Laws and regulations, be entitled to receive such required information on the businesses and operations of the Group Companies and have access to the facilities of the Labels Business as it reasonably requests for the purpose of (i) preparing the Closing, or (ii) the financing of the transactions intended hereunder. Without limitation to the foregoing, without undue delay following each month-end between the Signing Date and the Closing Date, the Sellers shall deliver to the Purchaser a copy of all monthly management reports for the Group Companies as prepared in the ordinary course of business at the level of the Group Companies and in aggregated form. Any such information requests and any exchange of information shall take place during regular business hours and under reasonable circumstances without unreasonable interference with the business operations of the Group Companies and in full compliance with applicable Law. Information requests shall be exclusively addressed to the individuals designated in Part A of Schedule 11.3.1 and any discussions and other direct contacts with the Group Companies shall on the Purchaser’s side be pursued by the individuals designated in Part B of Schedule 11.3.1. The Sellers shall reasonably cooperate, and shall cause the Company to reasonably cooperate, therein. Without limiting the generality of the foregoing, Sellers shall, and shall cause their respective Affiliates to, use reasonable best efforts to provide, such assistance and cooperation as Purchaser may reasonably request and that is reasonably necessary or customary in connection with the arrangement of the Financing, including:

(a)	causing their respective advisors and auditors to provide the Purchaser Financing Parties and the Financing Sources with customary supplemental due diligence information which the Purchaser Financing Parties may reasonably require to complete such Financing and such other information as is reasonably necessary in connection with the Financing and which can be provided without unreasonable effort or expense of Sellers; provided that any such information of a financial nature shall be limited to the Required Financial Information or, solely in connection with customary auditor comfort letters provided pursuant to Clause (c) below, limited to, derived from or based on, the Required Financial Information;

(b)	providing reasonable assistance in the preparation of customary information memorandums, offering memorandums, prospectuses and supplements (the “Financing Marketing Materials”) thereto and related marketing materials and ancillary documents, in each case to be used in connection with the Financing, and providing, to the extent such information is reasonably available to such Person, customary information in respect of the Labels Business for inclusion in any such marketing material (in the case of any marketing materials to be used in connection with the issuance of securities, having regard to the requirements of applicable securities laws and market practice in the context of a Rule 144A/Regulation S offering of securities); provided that to the extent that any financial information is provided by or addressed by Sellers or any of its Affiliates or Representatives in connection with any of the foregoing, such information shall be limited to the Required Financial Information;

(c)

delivering and providing reasonable assistance in the preparation of the Required Financial Information; and using reasonable efforts to cause the applicable auditors to deliver (i) customary audit reports (limited solely to audit reports in respect of the Audited Financial Statements), review reports and customary SAS 72 comfort letters and other customary cooperation by the auditors in connection with the preparation of the Financing Marketing Materials with respect to such Required Financial Information and (ii) any customary SAS 72 or equivalent negative assurance in connection with the preparation of the Financing Marketing Materials as Purchaser may reasonably request;

(d)	making their respective officers and advisors available from time to time following reasonable notice to attend, prepare written materials for, and make a reasonable number of presentations regarding the Labels Business, as appropriate at due diligence meetings (including in respect of any bring-down due diligence), roadshows and before analysts and rating agencies (and Sellers consent and shall cause its Affiliates to, consent to Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. providing issuer and/or debt ratings to the Purchaser for the Financing); provided that to the extent that any financial information is provided by or addressed by Sellers or any of their respective Affiliates or representatives in connection with the foregoing, such information shall be limited to the Required Financial Information;

(e)	causing the Group Companies to execute and deliver, customary definitive documentation in respect of the Financing, including customary closing certificates (other than solvency certificates) reasonably required by such Purchaser Financing Documents and reasonably requested by Purchaser; provided that the Group Companies shall not be required to execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, collateral, certificate, notice or instrument with respect to the Financing, including any pledge agreements, security documents, and closing certificates, other than those applicable only to the Group Companies and that are effective no earlier than, and conditioned on the occurrence of, the Closing;

(f)	complying with, and cause their applicable Affiliates to comply, with customary publicity guidelines for a Rule 144A/Regulation S offering of debt securities with respect to the Financing, including (unless required by rules and regulations of an applicable securities exchange on which its shares are listed, in which case Purchaser shall be informed sufficiently in advance) refraining from public comment regarding any such Financing without the prior written consent of Purchaser (such consent not to be unreasonably conditioned, delayed or withheld); and

(g)

assisting Purchaser in causing to be prepared prior to the Closing Date, the financial statements that Purchaser is required to file with the U.S. Securities and Exchange Commission pursuant to Form 8-K, Rule 3-05 and/or Article 11 of Regulation S-X under the Exchange Act (the “Purchaser SEC Financial Statements”). In connection with the preparation of the Purchaser SEC Financial

Statements, Sellers shall cause the Group Companies and their auditors to reasonably assist Purchaser and its auditors in converting the presentation of the Required Financial Information from IFRS or GAAP, as the case may be, to United States Generally Accepted Accounting Principles consistently applied (“US GAAP”). Sellers also shall cause the auditors of the Labels Business to deliver consents and comfort letters with respect to the Purchaser SEC Financial Statements prior to the Closing Date;

each of (a) through (g) provided that (i) in the event that pursuant to the assessment of any of the Sellers, after due inquiry with their advisors, any of the information requested under this Clause 11.3.2 qualifies as “Highly Confidential Information” as defined in the “Clean Team Agreement” dated May 31, 2017 between the Sellers and the Purchaser (the “CTA”) such information shall only be provided pursuant to the terms and conditions as set forth in the CTA and (ii) neither the Purchaser nor any Affiliate of the Purchaser has any rights against, and will waive and shall not make any claim against, any employee, director, officer, adviser or agent of any of the Sellers or of any Affiliates of the Sellers or of the Group Companies in connection with any information or measure provided or undertaken under or in connection with the cooperation obligations pursuant to this Clause 11.3.2.

11.3.3	The Purchaser and Sellers shall use their best efforts to ensure that the Closing Condition set forth in Clause 4.1 is satisfied as soon as possible after the date hereof (in particular that the Regulatory Clearances are obtained without any conditions or obligations being attached thereto) and in particular:

(a)	The Purchaser shall no later than fifteen (15) Business Days after the Signing Date make all such filings and give all such notices as may be required or advisable to apply for the Regulatory Clearances, provided that the Sellers are supplied with a copy of such filings and notices in advance. If Purchaser’s filings include competitively-sensitive information, Purchaser’s obligations to provide copies under this section will be satisfied by a copy provided on an “outside counsel only” basis. The Sellers shall provide, and shall use all reasonable efforts in their capacity as shareholders of the Group Companies to cause the Group Companies, to provide to the Purchaser all information in their possession which the Purchaser reasonably requests for this purpose.

(b)

The Purchaser shall promptly, correctly and fully satisfy any requests of the relevant authorities and shall keep the Sellers promptly informed as to progress and shall provide to the Sellers copies of all correspondence with the relevant authorities; provided, however, if such correspondence contains competitively-sensitive Information, it may be provided on an “outside counsel only” basis. The Purchaser shall not participate in any substantive meetings, conference calls or similar discussions with such authorities or provide any information or otherwise communicate with any relevant authority without, to the extent practicable (i) first consulting with the Sellers and taking into account their reasonable requirements and (ii) to the extent not prohibited by Law and permitted by the relevant authorities, ensuring that the Sellers can, if they so wish, attend or be represented in any such meeting, conference call or similar discussion. Unless Purchaser reasonably determines such information is required or advisable, no information relating to any of the Sellers or to any companies, funds or entities associated or affiliated, controlled or managed by or under common control or management with any of them, or to their respective businesses shall be given to any relevant authority without the prior written consent of the Sellers.

(c)	If the Purchaser becomes aware that it is reasonably likely that the Closing Condition in Clause 4.1 will not be satisfied or that conditions or obligations may be imposed which could affect any of the Sellers or hinder or delay the Closing, it shall promptly notify the Sellers in writing.

(d)	Without limitation to the Sellers’ right of rescission pursuant to Clause 13.1, the Purchaser’s obligation to use its best efforts as provided in this Clause 11.3.3 shall include its unconditional commitment, after complying with a formal Request for Additional Information and Documentary Materials (aka a “second request”) issued under the HSR Act or the commencement of a second phase investigation by any Governmental Entity, to offer, consent, and comply with any obligations or conditions (Auflagen oder Bedingungen) including committing to and effecting without undue delay the sale, divestiture or disposition of any of its assets, properties or businesses or of any assets, properties or businesses of the Group Companies, agreeing to change or modify any course or conduct regarding future operations of the Group Companies or the Purchaser’s affiliates and entering into such other arrangements of any nature as are necessary or useful to avoid a material delay or a failure in obtaining the Regulatory Clearances or any other undertakings required by any competent merger control authority, provided that the Purchaser shall not be obliged hereunder to litigate against any Governmental Entity to obtain any Regulatory Clearance.

(e)	If there is a disagreement about antitrust strategy, the Purchaser’s decision shall control. Notwithstanding anything to the contrary in this Agreement, Purchaser has the sole right to control and direct antitrust strategy in connection with review of the transaction by any relevant merger control authority (including the ability to determine, after consultation with Sellers, the jurisdictions in which filings are required or advisable), or any litigation by, or negotiations with, any antitrust authority or other person relating to the transactions and will take the lead in all meetings, discussions, submissions, and communications with any relevant merger control authority relating to obtaining antitrust approval for the transactions. The other paragraphs of Clause 11.3.3 shall, for the avoidance of doubt, prevail over this paragraph (e).

(f)	With respect to any Regulatory Clearances, if the consummation of the Closing is prohibited by any Governmental Entity, the Parties shall, without limitation to the Sellers’ right of rescission pursuant to Clause 13.1, contest such decision (including by way of litigation) and use their best efforts to ensure that the Closing may be consummated as contemplated by this Agreement and as timely as reasonably practicable.

(g)	The Purchaser may not request any adjustment or repayment of the Purchase Price or other amendment of this Agreement as a result of any divestiture or other action pursuant to this Clause 11.3.3.

11.3.4	From the Closing Date and for a period not to exceed five (5) years, the Purchaser will afford to each Seller and the Sellers’ legal counsel and representatives access, upon reasonable advance notice and at Sellers’ expense, to books and records, as well as to other information of the Group Companies and the Group Companies’ representatives as long as and to the extent necessary or reasonably useful to the Sellers in connection with any audit, investigation, dispute, or litigation (including under or in connection with this Agreement) or any other reasonable business purpose of the respective Sellers but in any event to the extent requested in connection with the Sellers’ obligation to prepare the Closing Financial Statements and have them reviewed. If and to the extent any Seller requires original documents, the Purchaser shall forward such books and records, or cause (steht dafür ein) that such books and records be forwarded, at the respective Seller’s expense, to the respective Seller, and the respective Seller shall return such books and records after the respective requirement to be in possession of original documents no longer applies.

11.3.5	The Purchaser shall cause (steht dafür ein) the Group Companies to keep and maintain all books and records relating to any period prior to the Closing Date at least for the retention periods provided for under applicable mandatory Law. Furthermore, the Purchaser shall use commercially reasonable efforts to cause (steht dafür ein) the Group Companies to give each Seller reasonable advance notice prior to destroying or disposing of any books and records relating to any period prior to the Closing Date, in particular relating to matters which may be relevant with respect to any indemnification obligation or other liability of any Seller under or in connection with this Agreement and, if any Seller so requests, to deliver such books and records to the respective Seller at the respective Seller’s expense. These provisions shall apply mutatis mutandis should the Purchaser intend to dispose of a Group Company, in which case the Sellers may only be entitled to demand copies of the relevant books and records.

11.3.6	The Purchaser undertakes to take all actions, and to provide all information, as required or expedient in order to enable the Sellers to deliver the Release Documentation. The Parties shall use all commercially reasonable efforts that the consultation process required to agree on the final wording of the Release Documentation will be commenced without undue delay after the date of this Agreement.

11.3.7	Subject to the terms and conditions of this Agreement and subject to reimbursement of any related costs and expenses of the other Party arising in connection with such cooperation (including upon request reasonable advances for such costs and expenses), each of the Parties hereto shall cooperate with the other Parties and use their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated under this Agreement, including preparing and filing without undue delay and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust Laws), and (ii) obtain all governmental approvals or other approvals, consents, registrations, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated under this Agreement.

11.4	Termination of H&N PLTA

11.4.1	Seller 1 and Seller 3 shall take, and shall cause H&N to take, all actions reasonably necessary to terminate in writing the PLTA between H&N as dominated company and Seller 1 as dominating company (such PLTA the “H&N PLTA”) effective with the expiry of the (zum Ende des) Closing Date (“Termination Date”). Such actions shall in any event include the adoption of written shareholders’ resolutions of H&N and Seller 1 on the approval of the termination of the PLTA.

11.4.2	Seller 1 and Seller 3 shall take, and shall cause H&N to take, all actions reasonably necessary to change the fiscal year of H&N to end as of the expiry of the (zum Ende des) Termination Date.

11.4.3

The Purchaser procures that within forty-five (45) Business Days after the Closing Date H&N prepares its financial statements as of the Termination Date in accordance with German generally accepted accounting principles (“German GAAP”) consistently applied with the same accounting principles, policies, practices, evaluation rules and procedures, methods and bases as are applied in the German GAAP individual financial statements of H&N, and have them audited (“Termination Accounts”). The Purchaser shall provide the drafts of the Termination Accounts to Seller 1 within forty (40) Business Days after the Closing Date. The Purchaser procures that H&N will amend the draft

Termination Accounts in accordance with Seller 1’s instructions if and to the extent such instructions (i) are issued in writing to the Purchaser within ten (10) Business Days after Seller 1 has received the draft Termination Accounts and (ii) are compliant with German GAAP and do not infringe mandatory Law. Within a further period of ten (10) Business Days after having provided Seller 1 with the draft Termination Accounts, the Purchaser procures that (i) H&N prepares the final Termination Accounts and that (ii) its management adopts the finalized Termination Accounts (after their adoption the “Final Termination Accounts”). The Purchaser shall provide Seller 1 with the Final Termination Accounts.

11.4.4	If, on the basis of the Final Termination Accounts, Seller 1 has a loss compensation obligation vis-à-vis H&N (“H&N Loss Compensation Obligation”), Seller 1 shall, within five (5) Business Days after having been provided with the Final Termination Accounts, make a payment free of any costs and charges in the amount of the H&N Loss Compensation Obligation to H&N.

11.4.5	If, on the basis of the Final Termination Accounts, H&N has a profit transfer obligation vis-à-vis Seller 1 (“H&N Profit Transfer Obligation”), the Purchaser shall ensure that H&N shall, within five (5) Business Days after the Final Termination Accounts have been adopted, make a payment free of any costs and charges in the amount of the H&N Profit Transfer Obligation to Seller 1.

11.4.6	The Purchaser shall, and shall procure that the Group Companies will, indemnify and hold harmless the Sellers from any claims for the granting of collateral under Section 303 German Stock Corporation Act (deutsches Aktiengesetz) by third parties. Clause 11.13 shall apply mutatis mutandis.

11.4.7	Seller 1, Seller 3 and the Purchaser shall treat the H&N Profit Transfer Obligation of H&N or H&N Loss Compensation Obligation of Seller 1 as resulting from the Final Termination Accounts as final between them. To the extent any justified claims are raised against H&N for further profit transfer or repayment of excessive loss compensation, and to the extent H&N raises any justified claims against Seller 1 for further loss compensation or repayment of excessive profit transfer, Seller 1 and the Purchaser shall make such payment or shall ensure that such payment is made and shall indemnify each other against such payment so as if any such claims against or by H&N had not been raised.

11.4.8

The Parties agree that the H&N PLTA shall be performed in accordance with its terms (tatsächlich durchgeführt) to ensure that the fiscal unity (Organschaft) for German corporate income Tax (deutsche Körperschaftsteuer) and German trade Tax (deutsche Gewerbesteuer) purposes between Seller 1 and H&N (“H&N Fiscal Unity”) will not be adversely affected; the Purchaser shall (i) procure that H&N follows Seller 1’s instructions on the performance of the H&N PLTA in accordance with its terms (tatsächliche

Durchführung) to be made in writing, if such instructions are compliant with applicable Law, and (ii) if any notice is received by the Purchaser or H&N from an advisor or a Tax authority pursuant to which there is a risk that the H&N PLTA had not been performed in accordance with its terms (tatsächlich durchgeführt), inform Seller 1 of and provide Seller 1 with such notice without undue delay.

11.4.9	The Purchaser shall procure that upon Seller 1’s request to be made in writing H&N shall take all reasonable measures upon written instructions by Seller 1 and at the cost and expense of Seller 1, provided that these measures are necessary to safeguard the performance in accordance with the terms of the H&N PLTA (tatsächliche Durchführung) and the acceptance of the H&N Fiscal Unity by the competent Tax authority. To the extent that the performance in accordance with the terms of the H&N PLTA (tatsächliche Durchführung) and the acceptance of the H&N Fiscal Unity by the competent Tax authority requires that (i) Seller 1 makes any payments to H&N relating to Pre-Closing Date Periods, the Purchaser will pay to Seller 1 an amount equal to such payment by wire transfer in immediately available funds to a bank account designated by the Purchaser at the same time (Zug um Zug) payment from Seller 1 to H&N is made, unless such amount has already been reflected in the Closing Financial Statements as receivable and has been taken into account as an increase item in calculating the Purchase Price, or (ii) H&N makes any payments to Seller 1 relating to Pre-Closing Date Periods, Seller 1 will pay to the Purchaser an amount equal to such payment by wire transfer in immediately available funds to a bank account designated by the Purchaser at the same time (Zug um Zug) payment from H&N to Seller is made, unless such amount has already been reflected in the Closing Financial Statements as liability or provision and has been taken into account as deduction item in calculating the Purchase Price.

11.4.10

After the Closing Date, the Purchaser shall cause H&N to prepare and file, when due, all returns, declarations, reports, claims for refund, notices, forms or information relating to Taxes relating to Pre-Closing Date Periods (“Pre-Closing Date Taxes”) to the extent the fiscal unity for corporate income Tax and trade Tax among Seller 3 and H&N is concerned required to be filed by or on behalf of H&N (“H&N Tax Returns”). Such H&N Tax Returns shall be prepared on a consistent basis, applying (to the extent in accordance with mandatory Law (the interpretation of which shall be inter alia based upon decisions of Tax courts)) the same policies, procedures, practices and election rights as applied in the preparation of the H&N Tax Returns for previous Tax periods of H&N. The Purchaser shall provide, or cause to be provided, Seller 1 with drafts of such H&N Tax Returns as timely prior to the relevant filing date as reasonably appropriate but in any event not later than (i) fifteen (15) Business Days before the filing due date of the relevant H&N Tax Return or (ii) in case of emergency filings (e.g. filings that are required to be made without undue delay) five (5) Business Days prior to the filing due date. No such H&N Tax Returns and no amendment of such H&N Tax Returns shall be filed without the prior written consent of Seller 1, which shall not be unreasonably withheld, delayed or conditioned and which is deemed to be granted if Seller 1 does not provide the Purchaser within ten (10) Business Days (in case of sentence 3 (i)) and within four (4) Business Days (in case of sentence 3 (ii)) after having received the draft H&N Tax Return with reasonably detailed, written instructions in respect of the filing of the H&N Tax Return.

11.4.11	After the Closing Date, the Purchaser shall within five (5) Business Days after receipt provide (or cause H&N to provide) Seller 1 with copies of all Tax assessment notices (Steuerbescheide), other decisions, notices of any Tax audit, Proceeding or investigation and any other written communication, which is received by H&N, the Purchaser or any Purchaser’s Affiliate from any Tax authority, court or other third party and which relates to Pre-Closing Date Taxes of H&N to the extent the fiscal unity for corporate income Tax and trade Tax among Seller 3 and H&N is concerned (“H&N Relevant Tax Matter”). Such notice shall be accompanied by evidence reasonably necessary to determine the relevant facts and amounts. After the Closing Date, the Purchaser shall procure that the substantive terms of any H&N Relevant Tax Matter is not discussed with a competent Tax authority or other third party raising claims for Pre-Closing Date Taxes against H&N other than (i) in writing with Seller 1’s prior written consent, which must not be withheld, delayed or conditioned unreasonably, or (ii) to the extent permitted by applicable Law, in pre-scheduled meetings with the competent Tax authority or other third party if Seller 1 has been given the opportunity to participate in such meeting at its own expense either through its representatives or through advisors bound by professional secrecy. Seller 1 shall provide the Purchaser with drafts of written communication on H&N Relevant Tax Matters with the competent Tax authority or other third party raising claims for Pre-Closing Date Taxes against H&N at least seven (7) Business Days prior to submitting such correspondence to the competent Tax authority or other third party raising claims for Pre-Closing Date Taxes against H&N. If Seller 1 does not raise written objections against the submission of the correspondence within seven (7) Business Days after receipt of the draft, Seller 1’s consent to the draft is deemed as having been granted. In case of meetings with the competent Tax authority or other third party raising claims for Pre-Closing Date Taxes against H&N, Seller 1 shall be informed at least six (6) Business Days prior to the date of such meeting.

11.4.12

 The Purchaser shall procure that, to the extent permitted by Law (i) Seller 1 and Seller 1’s advisors bound to professional secrecy are granted the right to participate in meetings, discussions and correspondence with the relevant Tax authorities or other third party raising claims for Pre-Closing Date Taxes against H&N, including in connection with any Tax audits, (ii) all written questions or information requests by the Tax authorities, including Tax auditors, and other third party raising claims for Pre-Closing Date Taxes against H&N are forwarded to Seller 1 as soon as reasonably practical for evaluation and comments and (iii) such comments are duly incorporated by H&N in its statement to the Tax authority or other third party raising claims for Pre-Closing Date Taxes against H&N as far as such comments comply with mandatory Law (the interpretation of which shall be inter alia based upon decisions of Tax courts), in each case of (i) to (iii) to the extent relating to H&N Relevant Tax Matters. The Purchaser shall not and shall ensure that H&N will not settle, concede or give their consent to the findings of any Tax audit relating to any H&N Relevant Tax Matter or to any claims of any Tax authority or other third party for Pre-Closing Date Taxes against H&N and will not enter into any agreements on claims or facts underlying claims of any Tax authority or other third party for Pre-Closing Date Taxes against H&N without the prior written consent of Seller 1 which shall not be unreasonably withheld, delayed or conditioned and is deemed as having been granted if Seller 1 does not raise any written objections four (4) Business Days after it has received the written request for consent from the Purchaser.

11.4.13	The Purchaser shall procure that, upon written request of Seller 1, objections are filed and legal Proceedings are instituted and conducted against any Tax assessments or other decisions of the Tax authorities with respect to H&N Relevant Tax Matters or claims of other third party for Pre-Closing Date Taxes against H&N (herein collectively “H&N Tax Litigation”) in accordance with Seller 1’s directions, except if and to the extent that these directions do not comply with mandatory Law. If Seller 1 has the right and elects to direct a H&N Tax Litigation then the Purchaser shall cooperate and follow Seller 1’s instructions and shall cause H&N to cooperate and follow Seller 1’s instructions in each phase of such H&N Tax Litigation as far as such instructions comply with mandatory Law. The Purchaser shall not settle, and shall ensure that H&N will not settle, any H&N Tax Litigation without prior written consent of Seller 1 which shall not be unreasonably withheld, delayed or conditioned and is deemed as having been granted if Seller 1 does not raise any written objections ten (10) Business Days after it has received the written request for consent from the Purchaser. Seller 1 shall indemnify Purchaser from any reasonable out of pocket expenses incurred as a direct result of an instruction by Seller 1.

11.4.14	After the Closing Date, the Purchaser shall cooperate, and shall to cause H&N and their representatives to cooperate, in all respects with Seller 1 in connection with all H&N Relevant Tax Matters, including the preparation and filing of any H&N Tax Return or the conducting of any Tax audit, investigation, dispute or appeal or any other communication with any Tax authority. Such cooperation shall include (but shall not be limited to) Seller 1’s review of all books, records and information, and the reasonable assistance of all officers and employees of H&N, to the extent necessary in connection with H&N Relevant Tax Matters. The Purchaser agrees to cause H&N to give Seller 1 reasonable notice prior to transferring, discarding or destroying any books and records relating to H&N Relevant Tax Matters and, if Seller 1 so requests, to allow Seller 1 to take possession of such books and records. Seller 1 shall indemnify Purchaser from any reasonable out of pocket expenses incurred as a direct result of a request for cooperation by Seller 1.

11.4.15	If the Purchaser fails to comply with any obligation or covenant set forth in Clauses 11.4.8 through 11.4.14, or denies the fulfillment of any of the obligations or covenants set forth in Clauses 11.4.8 through 11.4.14, the Purchaser shall indemnify and hold harmless Seller 1 from and against Taxes payable by Seller 1 or any of Seller 1’s Affiliates (hereinafter referred to as “H&N Claim”). Seller 1 shall have no H&N Claim if and to the extent the Purchaser proves that the relevant failure or denial has neither caused the relevant Tax nor has resulted in the Seller 1’s ability to mitigate such Tax being prejudiced. For purposes of this Clause 11.4.15. Taxes payable by Seller 1 or any of Seller 1’s Affiliates shall be calculated as if the income of H&N attributable to Seller 1 or any of Seller 1’s Affiliates due to the H&N Fiscal Unity for corporate income and trade Tax purposes were the only taxable events of the fiscal year for which the attribution is made. The H&N Claim shall become due and payable ten (10) Business Days after the Purchaser has been notified in writing by Seller 1 about the payment obligation.

11.5	Carve-Out of Constantia Nusser GmbH and Constantia Ebert GmbH

11.5.1	Seller 1 and Seller 2 shall procure that C Labels sells and transfers all of its 90% shareholding in each of Constantia Nusser GmbH and Constantia Ebert GmbH (together “Carve-Out Companies”), to Seller 1 or another entity, which is not part of the Group Companies on or before the Closing Date (the date of the transfer of the shares the “Carve-Out Date”), for a consideration of

(a)	90% of the enterprise value of the Carve-Out Companies (the enterprise value being EUR 71,836,724 for Constantia Nusser GmbH and EUR 18,157,247 for Constantia Ebert GmbH),

(b)	plus 90% of the cash or less 90% of the net debt in each case on the Carve-Out Date (but excluding any claims and liabilities under lit (c) below),

(c)	plus the Carve-Out Loss Compensation Obligation or less the Carve-Out Profit Transfer Obligation

(“Carve-Out Purchase Price”) and at substantially the terms and conditions as set forth in the share purchase agreement attached hereto as Schedule 11.5.1.

Seller 1 and Seller 2 shall pay to the Purchaser, on a pro rata basis, an amount equal to the Taxes, including, in particular, the German Corporate Income Tax (Körperschaftsteuer), German Solidarity Surcharge (Solidaritätszuschlag) and German Trade Tax (Gewerbesteuer) on the capital gain (Veräußerungsgewinn), if any, realized by C Labels on the sale and transfer of the shares in the Carve-Out Companies.

11.5.2	Seller 1, Seller 2 and Seller 3 shall take, and shall cause the Carve-Out Companies to take, without undue delay all actions reasonably necessary to terminate the respective PLTA between the respective Carve-Out Company as dominated company and C Labels as dominating company effective with the expiry of the (zum Ende des) Carve-Out Date.

11.5.3	Seller 1, Seller 2 and Seller 3 shall take, and shall cause the Carve-Out Companies to take, without undue delay all actions reasonably necessary to change the fiscal year of each of the Carve-Out Companies to end as of the expiry of the (zum Ende des) Carve-Out Date.

11.5.4	Seller 1 and Seller 3 shall procure that within forty-five (45) Business Days after the Closing Date the Carve-Out Companies prepare their financial statements as of the Carve-Out Date in accordance with German GAAP consistently applied with the same accounting principles, policies, practices, evaluation rules and procedures, methods and bases as are applied in the German GAAP individual financial statements of the respective Carve-Out Company, and have them audited (“Carve-Out Accounts”). Seller 1 and Seller 3 shall provide the drafts of the Carve-Out Accounts to the Purchaser within forty (40) Business Days after the Closing Date. Seller 1 and Seller 3 shall procure that each Carve-Out Company will amend the draft Carve-Out Accounts in accordance with the Purchaser’s reasonable instructions if and to the extent such instructions (i) are issued in writing to Seller 1 and Seller 3 within ten (10) Business Days after the Purchaser has received the draft Carve-Out Accounts and (ii) are compliant with German GAAP and do not infringe on other mandatory Law. Instructions are deemed to infringe on mandatory Law if the auditor determines such infringement. Within a further period of ten (10) Business Days after having provided the Purchaser with the draft Carve-Out Accounts, Seller 1 and Seller 3 shall procure that (i) the respective Carve-Out Company prepares its final Carve-Out Accounts and that (ii) its management adopts the finalized Carve-Out Accounts (after their adoption the “Final Carve-Out Accounts”). Seller 1 and Seller 3 shall provide the Purchaser with the Final Carve-Out Accounts.

11.5.5	If, on the basis of the Carve-Out Accounts, C Labels has a loss compensation obligation vis-à-vis any of the Carve-Out Companies (“Carve-Out Loss Compensation Obligation”), the Purchaser shall ensure that C Labels shall within five (5) Business Days after the Final Carve-Out Accounts have been adopted make a payment free of any costs and charges in the amount of the Carve-Out Loss Compensation Obligation to the respective Carve-Out Company.

11.5.6	The Sellers shall, and shall procure that the Carve-Out Companies will, indemnify and hold harmless the Purchaser and C Labels from any claims for the granting of collateral under Section 303 German Stock Corporation Act (deutsches Aktiengesetz) by third parties. Clause 11.13 shall apply mutatis mutandis.

11.5.7	If, on the basis of the Carve-Out Accounts, any of the Carve-Out Companies has a profit transfer obligation vis-à-vis C Labels (“Carve-Out Profit Transfer Obligation”), Seller 1 and Seller 3 shall ensure that the respective Carve-Out Company pays an amount equal to such Carve-Out Profit Transfer Obligation within five (5) Business Days after having been provided with the Final Termination Accounts, free of any costs and charges.

11.5.8	Seller 1 and Seller 3 shall, and Seller 1 and Seller 3 shall procure that the respective Carve-Out Company will, and the Purchaser shall, and the Purchaser shall ensure that C Labels will, treat any Carve-Out Profit Transfer Obligation of a Carve-Out Company or any Carve-Out Loss Compensation Obligation of C Labels as resulting from the Carve-Out Accounts as final between them. To the extent any justified claims are raised against any Carve-Out Company for further profit transfer or repayment of excessive loss compensation, and to the extent any Carve-Out Company raises any justified claims against C Labels for further loss compensation or repayment of excessive profit transfer, Seller 1 and Seller 3 and the Purchaser shall make such payment or shall ensure that such payment is made and shall indemnify each other against such payment so as if any such claims against or by any Carve-Out Company had not been raised.

11.5.9	In any case, Seller 1 and Seller 3 shall, and Seller 1 and Seller 3 shall procure that the respective Carve-Out Company will, and the Purchaser shall, and the Purchaser shall ensure that C Labels will, cooperate and undertake all measures necessary after the Closing Date to effect the implementation of the PLTAs mentioned under Clause 11.5.1 until and including the Closing Date.

11.5.10	Regarding the cooperation rights and obligations of Seller 1, Seller 2, Seller 3 and the Purchaser, Clause 11.4.8 to Clause 11.4.14 shall apply mutatis mutandis.

11.6	Aluprint; Sim’Edit SAS

11.6.1	GPC III shall sell and transfer the Aluprint Share to an entity outside the Labels Group nominated by Seller 3 prior to Closing for a purchase price of EUR 4,000.

11.6.2	The Sellers shall use their best efforts to procure that the share transfer register (registre de mouvements de titres) and the shareholders’ accounts (comptes individuels d’actionnaires) of Sim’Edit SAS be amended to accurately reflect past shares transfers until Closing and, in particular, the transfer of 286 shares from Mrs Elisabeth Simoneau and, respectively, 277 shares from Claire Simoneau to H&N that took place on 27 January 2000.

11.7	Afripack

The Sellers shall use all reasonable efforts to procure that Afripack sells and transfers and the Purchaser shall use all reasonable efforts to procure that an entity nominated by the Purchaser purchases and acquires all agreements and assets of the Afripack Labels Operations on or prior to the Closing Date. The Parties shall cooperate and provide all relevant information as may be requested to ensure the approval of Nozala Packaging Holdings Pty. Ltd. to such transaction. The Parties assume that the purchase price for the Afripack Labels Operations will be approximately EUR 13,000,000.00 or any other purchase price as the Parties may mutually agree. Prior to the execution of the definite agreements regarding the Afripack Labels Operations, Afripack and the Purchaser shall agree on the exact purchase price (the “Afripack Purchase Price”). In case Afripack and the Purchaser cannot agree on an exact purchase price, either Party shall have the right to request a valuation of such assets and agreements by an international reputable audit firm, whose decision shall be binding for the Parties.

11.8	Transfer of Customer Agreements

11.8.1	Seller 2 and the Purchaser will jointly endeavour to obtain from the counterparties under the customer agreements listed in Schedule 11.8.1 (“Customer Agreements”) the consents required for the assumption of such contractual relationship by the relevant Group Company servicing such agreement or to negotiate new terms and conditions of such relationship, in each case effective as of the Closing Date.

In case a Customer Agreement is being serviced not only by the Labels Group, but also by other subsidiaries of the Sellers, Seller 2 and the Purchaser shall use reasonable efforts to negotiate a split or duplication of the relevant Customer Agreement. For the avoidance of doubt, any information disclosed to the Purchaser in this context and any joint negotiation, shall be strictly limited to the Labels Business, and all remaining business areas affected by such contract shall remain the sole responsibility of Seller 2.

11.8.2	Seller 2 and the Purchaser shall jointly agree upon scheduled dates to approach the counterparties under the Customer Agreements and, for a period of twelve (12) months following the Closing Date, shall use reasonable efforts to effect the relevant assumption, novation, duplication or split of the Customer Agreements.

11.8.3	In case Seller 2 and the Purchaser fail to obtain consent from any counterparties under the Customer Agreements for the assumption, novation, duplication or split before the Closing Date the following shall apply:

(a)

If the relevant Customer Agreement permits Seller 2 to assign parts of the Customer Agreement to third parties or use third parties in fulfillment of its obligations, Seller 2 shall continue to be party to the Customer Agreement in respect of the external relationship (im Außenverhältnis) and the relevant Group Company shall continue to administer the Customer Agreement at its own costs and for its own account for the purpose of their internal relationship (im Innenverhältnis) provided that such Group Company is also receiving the benefit of such Customer Agreement. Seller 2 and the Purchaser will continue to use their reasonable efforts to obtain the relevant consent for the assumption, novation, duplication or split of the relevant Customer Agreement. Until such consent shall have been received, Seller 2 and the Purchaser shall treat each other as if the assumption, novation, duplication or split has taken place on the Closing Date. In particular, (i) the Purchaser shall indemnify Seller 2 against any obligation and liability or out-of-pocket costs and expenses arising from and in connection with such Customer Agreement, (ii) Seller 2 shall indemnify Purchaser and the applicable Group Company for any obligation or liability of any other subsidiary of Seller 2 (other than a Group Company), and (iii) Seller 2 shall pay to the Purchaser any financial benefit in discharge of the relevant obligation under the Customer Agreement received by Seller 2.

(b)	If the relevant Customer Agreement does not permit Seller 2 to assign parts of the Customer Agreement to third parties or use third parties in fulfillment of its obligations, Seller 2 may terminate such Customer Agreement with effect at the first possible termination date following the Closing Date, which shall not relieve Seller 2 of its obligations under Clause 11.8.2.

(c)	Seller 2 shall be under no obligation to prolong or agree to a prolongation of the term of such Customer Agreement and may terminate such Customer Agreement ordinarily (ordentliche Kündigung) with effect at the first possible termination date following the Closing Date. In any case, the obligations stipulated in this Clause 11.8.3 shall terminate on the first anniversary of the Closing Date.

11.9	Transfer of Supplier Agreements

11.9.1	The Sellers shall, and, to the extent applicable, shall procure that their subsidiaries will, and the Purchaser shall jointly endeavour to obtain from the counterparties under the supplier agreements listed in Schedule 11.9.1 (“Supplier Agreements”) the consents required for the assumption of such contractual relationship by the relevant Group Company servicing such agreement or to negotiate new terms and conditions of such relationship, in each case effective as of the Closing Date.

In case a Supplier Agreement is being serviced not only by the Labels Group, but also by other subsidiaries of the Sellers, Seller 2 and the Purchaser shall use reasonable efforts to negotiate a split or duplication of the relevant Supplier Agreement. For the avoidance of doubt, any information disclosed to the Purchaser in this context and any joint negotiations shall be strictly limited to the part of the contract that relates to the Labels Business, and all remaining business areas affected by such contract shall remain the sole responsibility of Seller 2.

11.9.2	The Sellers and the Purchaser shall jointly agree upon scheduled dates to approach the counterparties under the Supplier Agreements and shall use reasonable efforts to effect the relevant assumption, novation, duplication or split of the Supplier Agreements for a period of twelve (12) months following the Closing Date.

11.9.3	In case the Sellers and the Purchaser fail to obtain consent from any counterparties under the Supplier Agreements for the assumption, novation, duplication or split before the Closing Date:

(a)	Clause 11.8.3(a) shall apply mutatis mutandis.

(b)	If the relevant Supplier Agreement does not permit the relevant Seller to assign parts of the Supplier Agreement to third parties or that the relevant Seller may demand delivery to third parties, the relevant Seller shall continue to procure goods and raw materials, but not services, as notified by the Purchaser and shall procure delivery to the entities nominated by the Purchaser. The Sellers may terminate such Supplier Agreement with effect at the first possible termination date following the Closing Date which shall not relieve Sellers of its obligations under Clause 11.9.2.

(c)	Clause 11.8.3(c) shall apply mutatis mutandis.

11.10	Termination of Intercompany Service Agreements

11.10.1	The Sellers shall, and shall procure that the service agreements set forth on Schedule 11.10.1 between the Group Companies and affiliated companies of the Sellers (“Service Agreements”) will, be terminated with effect as of the end of the Closing Date.

11.10.2	This Clause 11.10 shall not apply to any Service Agreements that the Parties have explicitly agreed in writing shall be continued after the Closing Date.

11.10.3	The Parties agree that no rights and obligations and no costs shall arise under or in connection with Service Agreements that have not been terminated as of the Closing Date.

11.10.4	For the avoidance of doubt, nothing in this Clause 11.10 shall be construed as a waiver regarding any rights and obligations under or in connection with the Service Agreements that have come into existence prior to the Closing Date.

11.11	Treatment of Factoring Agreements

Following the Signing Date, Sellers and Purchaser shall work together in good faith (and with applicable third parties as appropriate) to provide for the termination, extension or other agreeable relationship with respect to the factoring agreements listed in Schedule 11.11 (“Factoring Agreements”).

11.12	Transfer of Employees

11.12.1	It is intended that with effect as of the Closing Date, subject to their consent, the employees listed in Schedule 11.12.1 (the “Transferred Employees”) shall be transferred to entities (i) within the Labels Group or the Purchaser as determined by the Purchaser with respect to the employees who are set forth to be transferred to the Labels Group and (ii) other than within the Labels Group as determined by the Sellers with respect to the employees who are set forth to be transferred to entities outside the Labels Group.

11.12.2	The Parties shall undertake reasonable efforts to effect the transfers of the employees as set forth in and as determined in accordance with Clause 11.12.1. In particular, but not limited to, the employees shall be offered employment at the new entities at substantially the same terms and conditions, with the same responsibilities and seniority as under their current employment agreements.

11.13	Release of Guarantees

The Parties acknowledge that Seller 3 has issued the guarantees listed in Schedule 11.13 for obligations of the Group Companies towards third parties (“Guarantees”). The Purchaser shall undertake reasonable best efforts to release such Guarantees as soon as possible after the Closing Date, including, for the avoidance of doubt, by offering the third party a bank guarantee in the same amount.

To the extent the Purchaser cannot effect such release of any Guarantee, the Purchaser shall procure that the relevant Group Company terminates the underlying agreement at the next possible date. The Purchaser hereby indemnifies and agrees to hold Seller 3 harmless against any and all liabilities, obligations and costs arising after the Closing Date under or in connection with such Guarantee.

11.14	Tax Planning

Prior to the Closing, and upon Purchaser’s written request Sellers shall use, and Sellers shall cause the Group Companies to use, reasonable efforts to cooperate in Purchaser’s development and implementation of a comprehensive Tax planning strategy for Purchaser and the Group Companies for the period following the Closing Date; provided that Purchaser shall be obligated to pay all out-of pocket fees or expenses (including any incremental Taxes) of Sellers, (prior to Closing) any Group Company and Sellers’ Affiliates in connection with any such cooperation or requests.

11.15	Additional Purchaser Entities

No later than ten (10) Business Days prior to the Closing, Purchaser may designate, by written notice to Sellers, one or more subsidiaries of Purchaser (each of which will be deemed a Purchaser hereunder) to purchase the Sold Shares, or any other assets to be purchased hereunder. Purchaser will cause each such subsidiary (a) to duly execute and deliver all documents, agreements, and instruments required to be executed and delivered by such subsidiary as a Purchaser under Clause 5.2 or otherwise under this Agreement, and (b) if requested in writing by Sellers or any Governmental Entity, to execute a joinder to this Agreement. In the event Purchaser shall provide any Seller with a proposed designation of Purchaser(s) for review and comment and in the event any Seller informs Purchaser promptly after receipt thereafter, that Sellers expect to incur additional expense as a result of the designation of such Purchaser beyond what otherwise would have been incurred by such Seller, Purchaser shall reimburse the Sellers from any additional Taxes arising in connection with or resulting from such designation as opposed to Purchaser purchasing such Shares.

11.16	Insurance

11.16.1	Sellers shall, as regards occurrence-based (and not claims-made based) insurances use commercially reasonable efforts to (x) maintain or cause to be maintained in full force and effect all liability, property or casualty Insurance Policies covering the Labels Business until the Closing; (y) for a period concluding on the third anniversary of the Closing Date, file, notice and otherwise continue to pursue any applicable claims for events occurring prior to the Closing on behalf of the Labels Business under any applicable insurance policy for the Labels Business to the extent in effect at the time of such event; and (z) enable Purchaser and its Affiliates or the Labels Business to recover, on behalf of any Group Company or the Labels Business, proceeds under the terms of such insurance policies (including recovery of such proceeds after the Closing, but only to the extent such policies would otherwise permit such recovery by Sellers) to the extent that Purchaser has suffered Losses in respect of such event and such Losses were not taken into account in determining the final Purchase Price as determined based on the Closing Financial Statements; in each case, provided that:

(a)	Purchaser or any Group Company shall promptly notify Sellers’ Risk Management Department of all such claims and/or efforts to seek recovery and Sellers shall cooperate and use commercially reasonable efforts in pursuing all such claims;

(b)	To the extent Purchaser or any Group Company provide timely notice to Sellers of any claim, Sellers shall be solely responsible for timely notifying any and all insurance companies of such claims and complying with all policy conditions for such claims; and

(c)	Purchaser and/or the Group Companies shall exclusively bear and be liable (and Sellers shall have no obligation to repay and reimburse Purchaser and/or the Group Companies) for all deductibles and retentions, self-insured and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims, whether made by the Group Companies, their employees or third parties. In the event that any Seller or an Affiliate of any Seller pays any deductible, retention, self-insured and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims that is to be borne by Purchaser and/or the Group Companies, Purchaser agrees to reimburse Sellers for such amounts within ten (10) Business Days of Seller’s written request therefor.

For the avoidance of doubt, from and after the Closing, (A) the Labels Business shall cease to be insured by Sellers’ or its Affiliates’ current and historical insurance policies or programs (other than its insurance policies in accordance with the terms of this Clause 11.16), (B) none of Purchaser or its subsidiaries (including the Group Companies) shall have any access, right, title or interest to or in any such policies or programs except as described in this Clause 11.16, and (C) Purchaser shall be solely responsible for providing insurance to the Labels Business for any events occurring on or after the Closing.

11.16.2	Sellers, Purchaser and the Group Companies (i) shall cooperate with each other to share such information as is reasonably necessary in order to permit Sellers to manage and conduct its insurance matters in accordance with this Clause 11.16 and otherwise as Sellers deem appropriate and (ii) hereby give consent for Sellers to inform any affected insurer of this Agreement and to provide such insurer with a copy of this Agreement with respect to the claims made insurances policies and claims made local level insurance policies.

11.16.3	Following the Signing Date and prior to the Closing Date, Sellers shall work with Purchaser to identify any local-level insurance policies maintained by or for the benefit of the Labels Business and take appropriate steps to allow Purchaser to procure such tail policies as determined by Purchaser.

11.16.4	Sellers shall, and shall cause the Group Companies to, provide Purchaser with such reasonable assistance as Purchaser shall reasonably request in obtaining representations and warranties and indemnification insurance coverage on such terms and in such amounts as Purchaser shall deem appropriate (for the avoidance of doubt, Purchaser shall pay all fees and expenses associated with such insurance or in connection with the assistance of the Sellers or their Affiliates or the Group Companies), which such assistance shall include, without limitation (a) permitting insurers or potential insurers access to any online or virtual data room which has been provided to Purchaser and providing such insurers or potential insurers Vendor Due Diligence reports which have been provided to Purchaser, (b) permitting insurers or potential insurers access to other diligence materials and to Sellers’ counsel prior to Closing, (c) participation by Sellers and Sellers’ counsel in meetings with representatives of the potential insurers and (d) cooperation by Sellers and Sellers’ counsel with other customary requests in connection with obtaining such insurance; provided however, that the Sellers, any of their Affiliates and the Group Companies shall not be obligated to assume or undertake any potential liability or costs or expenses to the provider of such insurance or to Purchaser or to take any action which would create any conditionality of Closing and further provided that strict confidentiality relating to the transactions contemplated hereunder is procured.

11.17	Purchase Price Allocation

The Parties shall work together in good faith to agree upon the allocation of the Purchase Price Items among the Sold Shares and further assets of the Labels Business, which allocation shall be acknowledged by the Parties in writing prior to Closing. Each Party agrees for all Tax reporting purposes to report the transactions consistently with the allocation agreed upon by Sellers and Purchaser. The Parties shall make appropriate adjustments to such allocations to reflect any adjustments to the Purchase Price. Neither Sellers nor Purchaser shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

11.18	Tax Matters

11.18.1	Purchaser, on one hand, and the Sellers, on the other hand, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance related to the Group Companies and the further assets of the Labels Business, including access to books and records in its possession, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Sellers, the making of any election related to Taxes, the preparation for any audit by any Tax authority, and the prosecution or defense of any claim, suit or proceeding related to any Taxes. Each of Purchaser, on one hand, and the Sellers, on the other hand, shall retain all books and records with respect to Taxes pertaining to the Group Companies and the further assets of the Labels Business until the applicable statute of limitation period has expired. Purchaser, on one hand, and the Sellers, on the other hand, shall cooperate fully with the other in the conduct of any audit, litigation or other Proceeding related to Taxes involving the Group Companies and the assets of the Labels Business. Purchaser, on one hand, and the Sellers, on the other hand, further agree, upon request from one Party and provided that it does not create (and might not potentially create) any significant burden to the other Party and at the expense of the requesting Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

11.18.2	The Parties shall review and discuss the applicability of any and all transfer, stamp duty and similar Taxes and charges and shall make all commercially reasonable efforts to limit or eliminate the applicability of such Taxes.

11.19	Preparation of Assignment of I/C Payables and Assumption of I/C Receivables

11.19.1	Sellers shall procure that prior to the Closing Date all I/C Payables and I/C Receivables (including as a result of an intra-group derivative)

(a)	owed by any Group Company to any Seller other than Seller 3 or to any Seller’s Affiliate not being a Group Company are directly or indirectly assigned to Seller 3,

(b)	owed by any Seller other than Seller 3 or by any Seller’s Affiliate not being a Group Company to any Group Company are directly or indirectly assumed by Seller 3, or

(c)	are paid, settled or novated,

unless otherwise agreed by the Parties.

11.19.2	For these purposes Sellers shall be entitled to, and shall have full discretion to have any Group Company to, on or prior to Closing Date, undertake all necessary measures including but not limited to directly or indirectly transfer, repay, convert, novate, set-off or otherwise settle any I/C Payable and any I/C Receivable.

11.19.3	Sellers shall cooperate and coordinate with Purchaser on these actions under Clause 11.19 in good faith. Sellers shall provide Purchaser with a description of proposed or envisaged actions in all reasonable detail under this Clause 11.19 for review and comments and in the event Purchaser informs Sellers promptly after receipt thereafter that Purchaser expects Purchaser or the Group Companies to incur additional expense, including Taxes, as a result of the envisaged actions of such Sellers beyond ordinary course of business (disregarding an IC settlement within a carve-out), Sellers shall reimburse the Purchaser or the Group Companies from any additional Taxes arising in connection with or resulting from such actions opposed by Purchaser, but carried out by Sellers.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1	The Sellers’ Retained Intellectual Property Rights

Purchaser and its Affiliates may use the supply of product literature and advertising that is part of the inventory until the later of (i) the date such supply is exhausted or (ii) the end of the period of six months after the Closing Date. Purchaser and its Affiliates may sell and otherwise distribute the supply of products that is part of the inventory at Closing, even though the products bear the name “Constantia” for a period of six months after the Closing Date (the “Initial Phase-out Period”).

Neither the Purchaser nor any of its Affiliates nor any Group Company shall use the trademarks (i) CFlex, Constantia Flexibles and Constantia or any similar marks more after the Initial Phase-out Period, and (ii) People, Passion and Packaging or any similar marks after Closing (“Sellers’ Retained Intellectual Property Rights”).

12.2	The Purchaser’s Covenants with respect to Retained Intellectual Property Rights

12.2.1	The Purchaser shall procure that as soon as reasonably practicable following Closing, but in any event within the Initial Phase-out Period, no Group Company shall:

(a)	use or display (including on or in its business stationery, documents, signs, promotional materials or website) any Sellers’ Retained Intellectual Property Rights or any name, mark or logo which is the same as or similar to or is likely to be confused or associated with any name, mark or logo of a member of the Sellers or the Sellers’ Affiliates; and

(b)	use or display any of the Sellers’ Retained Intellectual Property Rights as part of any internet domain names, homepages and email addresses.

12.2.2	The Purchaser shall cause all of such materials, company names, internet domain names, homepages and/or email addresses to be re-labeled or otherwise modified to be removed no later than six months after the Closing Date.

12.2.3	The Purchaser shall procure that any Sellers’ Retained Intellectual Property Right or Intellectual Property Right contrary or similar to the Sellers’ Retained Intellectual Property Rights and which is registered for any of the Group Companies or their employees, in each case as set forth on Schedule 12.2.3, be transferred to any person or entity nominated by the Sellers’ Representative.

13.	RESCISSION

13.1	Termination Rights

13.1.1	The Sellers are entitled to rescind this Agreement at any time by written declaration hereof to the Purchaser, if:

(a)	any of the Closing Conditions set forth in Clauses 4.1 and 4.2 has not been fulfilled within six (6) months from the Signing Date or if the filings required to be filed by the Purchaser for the Regulatory Clearances (Clause 4.1) have not been duly made by the fifteenth (15th) Business Day after the date of this Agreement, unless Sellers have breached this Agreement and thereby materially caused the non-fulfillment of the Closing Condition; or

(b)	the payments under Clause 5.2.1 are not made in full when due or the Closing Actions required from the Purchaser were not completed.

13.1.2	The Purchaser is entitled to rescind this Agreement at any time by written declaration hereof to the Sellers, if:

(a)	the Closing Conditions set forth in Clause 4.3 have not been fulfilled within six (6) months from the Signing Date or if the filings required to be filed by Sellers for the Regulatory Clearances (Clause 4.1) have not been duly made by the twentieth (20th) Business Day after the date of this Agreement; or

(b)	at Closing, the Sellers have not complied with and not properly executed any and all Closing Actions (except for those under Clause 5.2.16) to be executed by them and, in particular, not unconditionally and validly transferred the ownership in all Sold Shares to the Purchaser.

13.2	Consequences of Termination

In the event of a termination of this Agreement (Rücktritt) in accordance with and except as otherwise provided in this Clause 13, all rights and obligations of all Parties hereunder shall terminate without any liability of the Sellers towards the Purchaser or Purchaser towards Sellers, except that

13.2.1	in the case of termination by Purchaser pursuant to Clause 13.1.2, such termination shall not prevent or limit any claims the Purchaser may have on the basis of a breach of any of the Sellers’ obligations under or in connection with this Agreement;

13.2.2	in the case of termination by Sellers pursuant to Clause 13.1.1(b), such termination shall not prevent or limit any claims the Sellers may have on the basis of a breach of any of the Purchaser’s obligations under or in connection with this Agreement;

13.2.3	in the event that (a) the termination results from the Regulatory Clearances not having been obtained pursuant to Clause 13.1.1(a), and (b) the failure of the Regulatory Clearances to having been obtained is not primarily caused by any material breach of the Sellers’ obligations under this Agreement, the Purchaser shall (cumulatively)

(a)	pay, within five (5) Business Days after such termination (Rücktritt), to the Sellers in accordance with, and in proportion to the Sellers part of the Purchase Price a payment in the aggregate amount of EUR 50,000,000 as a lump-sum compensation (pauschalierter Schadensersatz) for the non-occurrence of the Closing, which shall be credited against any Seller’s damage claims pursuant to lit. (b) of this Clause 13.2.3, if any; and

(b)	if the failure to obtain Regulatory Clearances is caused by Purchaser’s material breach of any representation, warranty or covenant hereunder, Purchaser shall remain liable to the Sellers for any damages (within the meaning of Clauses 1293 et seq. ABGB) incurred by the Sellers as a result of breaches of the Purchaser’s obligations under or in connection with this Agreement.

Absent a material breach by Purchaser as described in Clause 13.2.3(b) above, the lump-sum payment set forth in Clause 13.2.3(a) shall be Purchaser’s sole liability for a termination pursuant to this Clause 13.2.3, and following such termination and such payment Purchaser shall have no further liability of any kind for any reason in connection with this Agreement or the transactions contemplated hereby.

13.2.4	Clauses 14 (Confidentiality) and 16 (Miscellaneous) of this Agreement shall survive and remain in full force and effect also after such termination (Rücktritt), and the obligations and liabilities under the confidentiality agreement between Constantia Flexibles Holding GmbH and Purchaser shall revive (wiederaufleben) and remain in full force and effect as if the confidentiality had been concluded as of the date hereof.

14.	CONFIDENTIALITY

14.1	Confidentiality and Press Release

No Party will issue any further press release or other public communication relating to this Agreement or the transactions contemplated hereby and/or will disclose any details regarding these transactions and the content of this Agreement (including the negotiations relating to this Agreement) to any third party (other than to its respective representatives, advisors and financing institutions in connection with the preparation, negotiation, financing and the completion of this Agreement and the transactions stipulated herein in each case subject to appropriate confidentiality obligations without the consent of the other Party), provided, however, that no Party shall be prevented from making disclosures required by applicable Law or any listing agreement with any national securities exchange or is disclosed in line with customary Wendel practice.

14.2	Exceptions

The obligations of confidentiality in Clause 14.1 shall not apply to confidential information, which was or is lawfully obtained from other sources, which was or is or becomes generally available to the public, which ceases to be a trade secret, or which is required to be disclosed to a competent (arbitral) tribunal or Government Entity, including pursuant to an Order or applicable Law by a Governmental Entity otherwise in connection with any Proceeding (including, in response to oral questions, interrogatories or requests for information or documents).

15.	GOVERNING LAW AND ARBITRATION

15.1	Governing Law and Arbitration

15.1.1	This Agreement shall be governed by and construed in accordance with the Laws of the Republic of Austria, with the exception of (i) the UN Sales Convention and (ii) the conflict of Law rules of Austrian private international Law except for (conflict of Law) provisions referring to Laws other than the Laws of the Republic of Austria and (iii) that the Laws of the Federal Republic of Germany shall govern with respect to formal requirements regarding the notarization of this Agreement (Beurkundungsrecht), and all except for those parts that are governed by mandatory Laws of other jurisdictions.

15.1.2	Any and all disputes or claims arising out of or in connection with this Agreement, including any questions regarding its existence, performance, violation, termination, validity or nullity as well as any preand post-contractual effects of this Agreement (the “Dispute”), shall be resolved by discussions between the Parties carried out in good faith.

15.1.3	In the event of a Dispute, a Party shall serve a written notice upon the other Parties (the “Dispute Notice”) proposing that the Parties seek to resolve the Dispute by negotiation.

15.1.4	If a Dispute is not resolved within 40 (forty) Business Day, any such Dispute shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitration proceedings shall be English, provided, however, that written evidence may be submitted in either the English or the German language. In the event that mandatory applicable law requires any dispute, controversy or claim under or in connection with this Agreement or its validity to be decided upon by an ordinary court of law, the competent courts in Frankfurt am Main, Germany shall have exclusive jurisdiction. All costs and expenses shall be apportioned between the Parties to the arbitration in accordance with the decision of the arbitrators.

15.1.5	Nothing in Clause 15.1 shall prevent the Parties from applying to any competent state authority for interim or temporary measures. A request to a state authority to order such measures or to enforce such measures already ordered by the arbitral tribunal shall not constitute an infringement or waiver of Clause 15.1 and shall not affect the powers of the arbitral tribunal.

16.	MISCELLANEOUS

16.1	Costs

All costs and expenses, including, without limitation, filing and registration fees as well as any transfer Taxes including, without limitation, real estate transfer Tax (Grunderwerbsteuer), stamp duties (Rechtsgeschäftsgebühren), recording and similar domestic or foreign Taxes or charges or other public levies arising in connection with the execution, completion and/or implementation of this Agreement and all related documents, instruments and schedules, as well as the notary fees in connection with the execution of this Agreement in the form of a notarial deed, as well as the costs of any merger control Proceedings or other governmental approvals or filings connected with the execution and implementation of this Agreement, except as explicitly set forth otherwise in this Agreement, shall be borne by the Purchaser who undertakes to indemnify and hold the Sellers harmless in this respect; provided all filings fees and legal costs associated with the filings required under the HSR Act of the Sellers shall be borne by the Sellers; and any other merger control Proceeding shall be borne by the Purchaser. The Parties agree to keep the original of this document as well as any certified copy thereof and written and signed references thereto or confirmations thereof outside of Austria and they shall not send fax messages or e-mails carrying a signature (including digitally, manuscript or otherwise technically reproduced) which refer to this document, confirm anything thereof or to which a copy of this document is attached to or from Austria. Any stamp duty triggered as a result of a non-compliance by a Party with this undertaking shall be borne by such Party responsible for triggering such stamp duty, who undertakes to indemnify and hold the other Parties harmless in this respect. This Clause 16.1 shall remain in full force and effect regardless of the occurrence of Closing or a termination of this Agreement.

16.2	German Real Estate Transfer Tax Notification

16.2.1	Seller 1, Seller 2, Seller 3 and the Purchaser will jointly prepare the notifications of the sale and transfer of the C Labels Shares and the H&N Shares contemplated under this Agreement for German real estate transfer Tax (Grunderwerbsteuer, “RETT”) purposes pursuant to Sections 19 and 20 German Real Estate Transfer Tax Act (deutsches Grunderwerbsteuergesetz, such notifications referred to as “RETT Notifications”) within ten (10) days after the Signing Date. For that purpose, (i) Seller 1, Seller 2 and Seller 3 will provide to the Purchaser the information required for such RETT Notifications to the extent relating to the Sellers, C Labels, H&N and the real estate and (ii) the Purchaser will provide to Seller 1, Seller 2 and Seller 3 the information relating to the Purchaser.

16.2.2	Each of Seller 1, Seller 2, Seller 3 and the Purchaser will file the RETT Notifications jointly prepared and agreed upon between the Parties with the competent Tax authorities such that it is received by the competent Tax authorities within two weeks after the Signing Date.

16.2.3	If Closing does not take place, and RETT is assessed due to the signing of this Agreement and/or the rescission of this Agreement without such assessment being revoked afterwards, the Purchaser shall bear such RETT and shall indemnify Seller 1, Seller 2 and Seller 3 accordingly.

16.3	Own Expenses

Each Party shall be responsible for and bear its own costs and expenses incurred in connection with the preparation, conclusion and consummation of this Agreement and the transactions contemplated thereby, including, without limitation, the costs and expenses of its advisors, in particular attorneys’ fees, auditors’ fees, as well as fees of financial advisors, if any.

16.4	Currency Exchange Rate

For purposes of any thresholds contained in any of the Sellers’ Representations and Warranties, any reference to EUR shall include the equivalent in any foreign currency at the official exchange rate as published by the European Central Bank (ECB) on the Signing Date, or, should the Signing Date not be a Business Day, at the official exchange rate as published by the European Central Bank (ECB) on the last Business Day preceding the Signing Date.

16.5	Entire Agreement

This Agreement, including the Exhibits and Schedules, contains the entire agreement of the Parties with respect to the subject matter hereof. Any supplements or amendments to or the termination of this Agreement, as well as any declarations to be made hereunder, shall be valid only if made in writing, or if required by Law, in due notarial form. This shall also apply to any change to, or cancellation of, this provision.

16.6	Notices

Unless provided otherwise in this Agreement, all declarations (Willenserklärungen) to be made or notices to be given by the Parties under this Agreement shall be in the English language and delivered to the other Party by hand or sent by registered letter, postage prepaid and return receipt requested, or by electronic mail or facsimile at the respective address set forth below:

•	Seller 1, Seller 2, Seller 3 and Seller 4:

Constantia Flexibles Group GmbH

Attn.: Mr. Martin Schneeweiss

Rivergate, Handelskai 92

1200 Vienna

Austria

Email: Martin.Schneeweiss@cflex.com

Fax: +43 (1) 888 5640 9 1220

•	with a copy to:

1. Binder Grösswang Rechtsanwälte GmbH

Attn.: Dr. Thomas Schirmer

Sterngasse 13

1010 Vienna

Austria

Email: schirmer@bindergroesswang.at

Fax: + 43 (1) 534 80 - 8

2. Willkie Farr & Gallagher LLP

Attn.: Mario Schmidt

          Dr. Axel Wahl

An der Welle 4

60322 Frankfurt am Main

Germany

Email: mschmidt@willkie.com

            awahl@willkie.com

Fax: + 49 (0) 69 79 302 222

•	the Purchaser:

Multi-Color Corporation

Attn: Nigel Vinecombe

          Sharon E. Birkett

4053 Clough Woods Drive

Batavia, Ohio 45103

United States of America

Email: nvinecombe@mcclabel.com

            sbirkett@mcclabel.com

with a copy to:

1. Keating Muething & Klekamp PLL

Attn: Michael J. Moeddel

One East Fourth Street

Suite 1400

Cincinnati, Ohio 45202

United States of America

Email: MMoeddel@kmklaw.com

2. Freshfields Bruckhaus Deringer

Attn: Willibald Plesser

Seilergasse 16

1010 Vienna

Austria

Email: willibald.plesser@freshfields.com

Fax: +43 1 512 63 94

16.7	Severability

Should a provision of this Agreement, or a provision included in this Agreement at a later point in time, be or become invalid or null and void as a whole or in part, or should a gap in this Agreement become evident, this does not affect the validity of the remaining provisions or parts thereof. The invalid or null and void provision shall be deemed replaced, or the gap shall be deemed filled, as the case may be, with effect ex tunc by such valid regulation which in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

16.8	No set-off, no Right of Retention

Unless expressly provided otherwise herein, the Purchaser may not (i) set off (aufrechnen) any rights and claims it may have against any rights or claims any other party may have under this Agreement or otherwise, or (ii) refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant party claiming a right to set off (Aufrechnung) or retention have been acknowledged (anerkannt) in writing by the relevant other Party/Parties or have been confirmed by final decision of a competent court (Gericht).

16.9	Assignments

The Purchaser shall not, in whole or in part, transact in rem (verfügen) or by contract, covenant or agreement in any claims (including future or contingent claims) arising from or in connection with this Agreement by way of sale, transfer, agreement, covenant, assignment, encumbrance or otherwise without the prior written consent of the Sellers; provided, that Purchaser may pledge or collaterally assign its rights under this Agreement to one or more Financing Sources or any administrative agent, collateral agent or security trustee of such persons without the prior written consent of the other Parties as collateral security for its obligations under the Financing Documents. This shall, without limitation, also apply to any disposal by way of a demerger or a contribution or by way of another kind of reorganization unless the Purchaser’s claims arising from and in connection with this Agreement are by way of such demerger transferred together with all or substantially all other assets of the Purchaser to one and the same receiving entity. The transfer restrictions pursuant to this Clause 16.9 shall not apply (i) in the event of an assignment to banks (or their agent(s)) that are financing all or part of the Purchase Price and/or the I/C Payables Purchase Price under this Agreement, or (ii) in connection with the assignment by Purchaser of any of its rights and interests to any of its subsidiaries or Affiliates provided that such assignment shall not prevent, delay or otherwise interfere with the Closing and provided further that no such assignment shall relieve Purchaser of any of its obligations hereunder.

16.10	Further Assurances

From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively undertake the transactions contemplated by this Agreement and each other agreement entered into in connection herewith and to carry out the intent of this Agreement and each other agreement entered into in connection herewith. Without limiting the generality of the foregoing, to the extent that any assets used primarily (i) by the Labels Group but owned by any entity other than a Group Company is not transferred to a Group Company prior to Closing, upon becoming aware or being notified of such failure to transfer such asset, Sellers shall use commercially reasonable efforts to transfer such asset to a Group Company or other entity nominated by Purchaser and (ii) by any entity other than a Group Company but owned by the Labels Group is not transferred to an entity other than a Group Company prior to Closing, upon becoming aware or being notified of such failure to transfer such asset, Purchaser shall use commercially reasonable efforts to transfer such asset to an entity nominated by Sellers, in each case at Sellers’ sole cost and expense.

16.11	Representation

The Sellers hereby irrevocably agree, that the Sellers’ Representative is exempted from all restrictions imposed on self-dealing (including restrictions of multiple representations), and hereby is individually authorized to represent each of the Sellers individually and the Sellers collectively through any declaration or notice or action or any other legal measure in connection with or under this Agreement.

***

VOLLMACHT	POWER OF ATTORNEY

Constantia Flexibles Germany GmbH

mit Sitz in Pirk, Deutschland und eingetragen im Handelsregister des Amtsgerichts Weiden i.d. Oberpfalz unter HRB 4087	with ist seat in Pirk, Germany, registered with the commercial register of the local court of Weiden i.d. Oberpfalz under HRB 4087

(nachstehend “Vollmachtgeberin” genannt),	(hereinafter referred to as “Principal”),

vertreten durch ihre Geschäftsführer	represented by its managers

Stefan Grote

und/and

Kilian Braunsdorf

bevollmächtigt hiermit	hereby grants power of attorney to

Mario Schmidt,

Georg Linde,

Jan Wilms,

Dr. Axel Wahl, LL.M.,

Dr. Jasmin Dettmar,

Daniel Zakrzewski,

Patrick Wacker,

Wolfgang Münchow,

Johannes Eckhardt, LL.M.,

Lukas Nein,

Andreas Feith,

Martin Waskowski,

Andreas Knödler, LL.M.,

Adrian Dengler,

Erik Göretzlehner,

Miriam Wolffsky,

Christopher Clerihew,

Ilie Manole,

Matthias Schudlo,

Karsten Silbernagel,

und/and

Dr. Stefan Bührle

sämtlich geschäftsansässig bei Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, Deutschland	each with business address at Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, Gemany

sowie die Rechtsanwälte:	as well as the attorneys-at-law:

Dr. Thomas Schirmer,

Dr. Andreas Hable,

Dr. Christian Wimpissinger,

Dr. Bernd Schneiderbauer,

Dr. Philipp Kapl,

Mag. Claudia Fochtmann,

Mag. Gottfried Gassner,

und/and

Mag. Cordelia Klauhs

sämtlich geschäftsansässig bei BINDER GRÖSSWANG Rechtsanwälte GmbH (FN 333217 a), Sterngasse 13, 1010 Wien, Österreich,	each with business address at BINDER GRÖSSWANG Rechtsanwälte GmbH (FN 333217 a), Sterngasse 13, 1010 Vienna, Austria,

(nachstehend einzeln der “Bevollmächtigte” und gemeinsam die “Bevollmächtigten” genannt),	(hereinafter individually referred to as the “Attorney” and collectively referred to as the “Attorneys”),

und zwar jeden von ihnen einzeln und unabhängig voneinander, die Vollmachtgeberin allein und umfassend zu vertreten und in ihrem Namen und Auftrag zu handeln bei allen Maßnahmen und	each of them individually and separately, to represent the Principal alone and comprehensively and act in his name and on his behalf with regard to all measures and declarations in connection with (i) the sale of

Erklärungen im Zusammenhang mit (i) der Veräußerung der Labels Gruppe, insbesondere dem Verkauf und der Abtretung bis zu aller Anteile der Vollmachtgeberin an der Constantia Labels GmbH, mit Sitz in Heiligenstadt und eingetragen im Handelsregister des Amtsgerichts Jena unter HRB 503086 und an der Haendler & Natermann GmbH mit Sitz in Hann. Münden und eingetragen im Handelsregister des Amtsgerichts Göttingen unter HRB 112118 (einzeln die “Zielgesellschaft”, zusammen die “Zielgesellschaften”), insbesondere dem Abschluss und dem Vollzug der Transaktion und dem Abschluss aller weiteren hierfür erforderlichen oder nützlichen Verträge und der Vornahme aller diesbezüglichen Handlungen und/oder (ii) dem Carve Out der Labels Gruppe aus der Constantia Flexibles - Gruppe und aller weiteren hierfür erforderlichen oder nützlichen Verträge und der Vornahme der diesbezüglichen Handlungen (die Maßnahmen unter (i) und (ii) zusammen die “Transaktion”).		the Labels- Division, in particular the sale and transfer of up to all of the Principal’s shares in Constantia Labels GmbH with its registered seat in Heiligenstadt and registered with the commercial register of the local court of Jena under HRB 503086 and in Haendler & Natermann GmbH with its registered seat in Hann. Münden and registered with the commercial register of the local court of Göttingen under HRB 112118 (each the “Target’’, together the “Targets”), in particular but not limited to the execution and consummation of the Transaction and the conclusion of any further necessary or useful contracts and the undertaking of any action in connection therewith and/or (ii) the carve- out of the Labels-Division of the Constantia Flexibles Group and the conclusion of any further necessary or useful contracts and the undertaking of any action in connection therewith (the measures set forth under (i) and (ii) together the “Transaction”).

Die Bevollmächtigten sind insbesondere berechtigt, die Vollmachtgeberin zu vertreten bei:		The Attorneys are authorized to represent the Principal in particular in connection with, but not limited to:

1.	Verhandlung, Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von einem oder mehreren Kaufverträgen (“SPA”) (einschließlich Schiedsklauseln, der Abgabe von Bestätigungen über den Eintritt von Vollzugsbedingungen und/oder Zahlungseingängen und/oder Closing Handlungen) betreffend insbesondere den Verkauf und die Übertragung der Geschäftsanteile der Vollmachtgeberin an den Zielgesellschaften, auch in Form eines Notariatsaktes;	1.	conclusion, amendment, supplement, rescission and/or performance of one or several sale and transfer agreements (“SPA”) (including arbitration clauses, confirmations regarding to fullfilment of closing conditions and/or receipt of payments and/or closing actions) in particular the sale and transfer of the shares of the Principal in the Targets, also in form of a notarial deed;

2.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug sämtlicher Vereinbarungen, Dokumente und/oder Instrumente in Zusammenhang mit der Transaktion;	2.	conclusion, amendment, supplement, termination and/or performance of any agreements, documents and/or instruments in connection with the Transaction;

3.	Abschluss, Änderung, Ergänzung und/oder Aufhebung von einer oder mehreren Verzichts- und Freistellungsvereinbarungen, insbesondere hinsichtlich des Verzichts auf Ansprüche gegen die Verkäufer unter dem SPA und mit diesen nahestehenden Personen, auch in Form eines Notariatsaktes;	3.	conclusion, amendment, supplement and/or rescission of one or several waiver and indemnity agreements in particular, but not limited to, regarding the waiving of claims against the sellers under the SPA and their affiliates, also in form of a notarial deed;

4.	Ausübung sämtlicher Rechte und Pflichten der Vollmachtgeberin in Zusammenhang mit ihrer Stellung als Gesellschafterin der Zielgesellschaften, insbesondere der Teilnahme an und der Stimmabgabe in ordentlichen und außerordentlichen Gesellschafterversammlungen und Fassung von Gesellschafterbeschlüssen in und außerhalb von Gesellschafterversammlungen über jegliche Beschlussgegenstände, auch unter Verzicht auf die Einhaltung aller Form- und Fristerfordernisse;	4.	exercise of any and all shareholder rights of the Principal with respect to the Targets, in particular the participation and voting in ordinary and extraordinary shareholders’ meetings and the adoption of shareholders’ resolutions in and outside of shareholders’ meetings on any subjects, including by waiving all requirements as to notification and form;

5.	Ausübung der erforderlichen oder dem Bevollmächtigten notwendig oder angebracht erscheinenden Mitteilungen, Anträge oder andere Erklärungen an Gerichte und Behörden im Namen der und mit Rechtswirksamkeit für die Vollmachtgeberin sowie Unterzeichnung und Einbringung solcher Erklärungen (insbesondere aber nicht ausschließlich an Kartellbehörden und Firmenbuchgerichte);	5.	the exercise of all necessary or considered to be necessary or appropriate by the Principal notifications, requests or other declarations to courts and public authorities in the name and legal effect for the Principal and signing and contribution of such declarations (in particular but not exclusively to cartel authorites and register courts).

6.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von einer oder mehreren Gesellschaftervereinbarungen oder sonstigen	6.	conclusion, amendment, supplement, rescission and/or performance of one or more shareholders’ agreements or other agreements and undertakings in

	Vereinbarungen und Absprachen in Zusammenhang mit der Transaktion, auch in Form eines Notariatsaktes;		connection with the Transaction, also in form of a notarial deed;

7.	Abgabe und Entgegennahme sämtlicher Erklärungen im Zusammenhang mit der Transaktion und allen in Zusammenhang mit dieser getroffenen Vereinbarungen, insbesondere Zustimmungs- und Genehmigungserklärungen sowie der Erteilung von Bestätigungen über die Erfüllung von Verpflichtungen und den Eintritt von Bedingungen oder dem Verzicht auf einen solchen Eintritt im Zusammenhang hiermit;	7.	the making and acceptance of any declarations in connection with the Transaction and all agreeements entered into in connection therewith, including without limitation the declarations of consent and approval as well as issue acknowledgements regarding the satisfaction of obligations, the occurrence of conditions or the waiver of such conditions in connection herewith;

8.	Abschluss, Änderung, Ergänzung und/oder Aufhebung einer Vereinbarung zur gegenseitigen Bestätigung des Vollzugs der Verpflichtungen der Parteien aus dem SPA unter Einschluss des Verzichts auf Vollzugsbedingungen oder—handlungen unter dem SPA, auch in Form eines Notariatsaktes;	8.	execution, amendment, supplement and/or rescission of an agreement regarding mutual confirmations by all parties of the execution of the parties’ performance obligations under the SPA including waiver of conditions to completion or actions to be performed on completion pursuant to the terms of the SPA, also in form of a notarial deed;

9.	Vornahme sämtlicher Maßnahmen und Handlungen, sowie Abgabe und Entgegennahme sämtlicher Erklärungen und Abschluss, Änderung, Ergänzung und/oder Aufhebung sämtlicher Vereinbarungen, die nach dem Ermessen eines Bevollmächtigten zur Durchführung der vorstehend genannten Maßnahmen notwendig oder nützlich sind; und	9.	the exercise of all measures and acts and the making and acceptance of all declarations and the execution, amendment, supplement and/or rescission of all agreements which may, at any Attorney’s discretion, be required or useful for the execution of the measures mentioned above; and

10.	Vornahme jeglicher Erklärungen und Handlungen gegenüber dem Handelsregister sowie gegenüber anderen öffentlichen Stellen unabhängig von der Form.	10.	the making of any and all declarations and the undertaking of any and all acts towards the commercial register and other public authorities, irrespective of the form.

11.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug sämtlicher Vereinbarungen, Dokumente und/oder	11.	conclusion, amendment, supplement, termination and/or performance of any agreements, documents and/or

	Instrumente in Zusammenhang mit der Transaktion, insbesondere Schiedsvereinbarungen;		instruments in connection with the Transaction, in particular arbitration agreements;

12.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Darlehensverträgen oder ähnlichen Finanzierungsinstrumenten (z.B. (Wandel-) Schuldverschreibungen, Schuldscheine, Gesellschafterdarlehen etc.) zwischen der Vollmachtgeberin und ihren mittelbaren oder unmittelbaren (i) Gesellschaftern oder (ii) Tochtergesellschaften, sowie Zustimmung zu solchen in Beteiligungsgesellschaften und sämtlichen hiermit im Zusammenhang stehenden Vereinbarungen, insbesondere (aber ohne Beschränkung auf) Nachrangvereinbarungen mit Banken;	12.	conclusion, amendment, supplement, rescission and/or performance of loan agreements or similar instruments of financing (e.g. (convertible) bonds, loan notes, shareholder loan agreements etc.) between the Principal and its direct or indirect (i) shareholders or (ii) subsidiary entities of the Principal, as well as the consent to such agreements entered into by companies in which the Principal holds an interest as well as any agreements in connection therewith, in particular (but without limitation) subordination agreements with banks;

13.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen im Zusammenhang mit dem Verkauf und/oder Abtretung von Forderungen innerhalb der Constantia Flexibles Gruppe;	13.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding the sale and/or assignment of intercompany payables;

14.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Vereinbarungen zur Abtretung und Übernahme von Verbindlichkeiten (Schuldübernahme) innerhalb der Constantia Flexibles Gruppe;	14.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding the assignment and assumption (Schuldübernahme) of intercompany receivables of the Constantia Flexibles group;

15.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zum Erwerb von Unternehmensanteilen an der Multi-Color Corporation, mit Sitz in Batavia, Ohio, USA, im Rahmen der Transaktion;	15.	conclusion, amendment, supplement, rescission and/or performance of contracts regarding the acquisition of shares in Multi- Color Corporation, with its seat in Batavia, Ohio, USA in connection with the Transaction;

16.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Vereinbarungen von	16.	conclusion, amendment, supplement, recission and/or performance of agreements regarding investors’ rights

	Investorenvereinbarungen, die die Rechte im Zusammehang mit dem Erwerb von Unternehmensanteilen an der Multi-Color Corporation regeln;		governing the rights of the investors in connection with the acquisition of shares in Multi- Color Corporation;

17.	Abschluss, Änderung, Ergänzung, Aufhebung, Übertragung und/oder Vollzug von Dienstleistungsverträgen, insbesondere Intercompany Service Agreements, Transitional Service Agreements und IT-Transitional Service Agreements;	17.	conclusion, amendment, supplement, recission and/or performance of service agreements, in particular intercompany service agreements, transitional service agreements and IT transitional service agreements;

18.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Lieferverträgen im Rahmen der Transaktion;	18.	conclusion, amendment, supplement, recission and/or performance of supply agreements in connection with the Transaction;

19.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Übertragung und/oder Kunden- oder Lieferantenverträgen;	19.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the transfer of customer and/or supply agreements;

20.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Beendigung von Cash Pools;	20.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the termination of cash pools;

21.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Beendigung von Gewinnabführungsverträgen;	21.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the termination of profti and loss transfer agreements;

22.	Abgabe und Entgegennahme sämtlicher Erklärungen im Zusammenhang mit der Transaktion und allen in Zusammenhang mit dieser getroffenen Vereinbarungen, insbesondere, aber nicht beschränkt auf Zustimmungs- und Genehmigungserklärungen sowie der Erteilung von Bestätigungen über die Erfüllung von Verpflichtungen und den Eintritt von Bedingungen oder dem Verzicht auf einen solchen Eintritt im Zusammenhang hiermit.	22.	the making and acceptance of any declarations in connection with the Transaction and all agreeements entered into in connection therewith, including without limitation the declarations of consent and approval as well as issue acknowledgements regarding the satisfaction of obligations, the occurrence of conditions or the waiver of such conditions in connection herewith.

Die Bevollmächtigten sind zum Abschluss und Vollzug aller Vereinbarungen, zur Abgabe und zum Empfang aller Erklärungen und zur Vornahme aller Handlungen berechtigt, die mit der Transaktion direkt oder indirekt in Zusammenhang stehen.	The Attorneys are authorized to enter into all agreements, make and receive all declarations and perform all acts that are directly or indirectly related to the Transaction.

Sollte eine oder mehrere der vorgenannten Erklärungen, Maßnahmen und Handlungen durch den oder die Bevollmächtigten zum Zeitpunkt der Gewährung der Vollmacht bereits vorgenommen worden sein, gelten diese Erklärungen, Maßnahmen und Handlungen als durch die Erteilung dieser Vollmacht als genehmigt.	Should one or more of the above declarations, measures or actions have already been made by one or more Attorneys at the time of granting of this power of attorney, such declarations, measures and actions shall be deemed approved by the granting of this power of attorney.

Jeder der Bevollmächtigten vertritt die Vollmachtgeberin jeweils alleine und ist von den Beschränkungen des § 181 BGB oder vergleichbaren Beschränkungen anderer Rechtsordnungen soweit rechtlich zulässig befreit.	Each of the Attorneys is authorized to represent the Principal alone and is exempted from the restrictions of Section 181 of the German Civil Code (BGB) or similar restrictions in other jurisdictions to the extent legally permissible.

Jeder Bevollmächtigte ist berechtigt, Untervollmachten in gleichem Umfang an Dritte zu erteilen.	Each of the Attorneys is authorised to delegate his power to any third person with the same scope of authorisation.

Diese Vollmacht ist befristet bis zum 31. Juli 2018.	This power of attorney expires July 31, 2018.

Von dieser Vollmacht kann mehrfach Gebrauch gemacht werden.	This power of attorney may be used several times.

Die Vollmacht soll umfassend ausgelegt werden, um den Zweck ihrer Erteilung zu verwirklichen.	This power of attorney shall be broadly interpreted in order to implement its purpose.

Diese Vollmacht unterliegt deutschem Recht. Maßgeblich ist die deutsche Fassung.	This power of attorney is governed by German law. The German version is authoritative.

[signature page to follow]

Constantia Flexibles Germany GmbH

Name: Stefan Grote	Name: Kilian Braunsdorf

Ort/Place:	Ort/Place:

Datum/Date:	Datum/Date:
/s/ Stefan Grote	/s/ Kilian Braunsdorf

ÖFFENTLICHER NOTAR DR. CHRISTOPH BIEBER WIEN—INNERE STADT

Staatliche Gebühr € 14,30 entrichtet

BRZ. 4981/2017	B/eh

Die Echtheit vorstehender

1.	Unterschrift des Herrn Stefan Grote, geboren am 30. (dreißigsten) April 1969 (neunzehnhundertneunundsechzig), 1200 Wien, Handelskai 92, Rivergate, wird bestätigt.

2.	Unterschrift des Herrn Kilian Braunsdorf, geboren am 26. (sechsundzwanzigsten) Juni 1975 (neunzehnhundertfünfundsiebzig), 1200 Wien, Handelskai 92, Rivergate, wird bestätigt.

Wien, am 13. (dreizehnten) Juli 2017 (zweitausendsiebenzehn)

/s/ DR. CHRISTOPH BIEBER DR. CHRISTOPH BIEBER öff. Notar

certification number 4981/2017

I herewith certify that

1.	the signature of Stefan Grote, born on 30th (thirtieth) April 1969 (One thousand nine hundred and sixty-nine), 1200 Vienna, Handelskai 92, Rivergate, is authentic.

2.	the signature of Kilian Braunsdorf, born on 26th (twenty-sixth) June 1975 (One thousand nine hundred and seventy-five), 1200 Vienna, Handelskai 92, Rivergate, is authentic.

Vienna, 13th (thirteenth) July 2017 (Two thousand and seventeen)

/s/ DR. CHRISTOPH BIEBER DR. CHRISTOPH BIEBER öff. Notar

VOLLMACHT	POWER OF ATTORNEY

Constantia Flexibles International GmbH

mit Sitz in Wien, Österreich, eingetragen im Firmenbuch des Handelsgerichts Wien unter FN 253030d	with its registered seat in Vienna, Austria, registered with the companies register of the commercial court of Vienna under FN 253030d

(nachstehend “Vollmachtgeberin” genannt),	(hereinafter referred to as “Principal”),

vertreten durch ihre Geschäftsführer	represented by its managers

Alexander Baumgartner

und/and

Stephan Philipp Otto Kühne

bevollmächtigt hiermit	hereby grants power of attorney to

Mario Schmidt,

Georg Linde,

Jan Wilms,

Dr. Axel Wahl, LL.M.,

Dr. Jasmin Dettmar,

Daniel Zakrzewski,

Patrick Wacker,

Wolfgang Münchow,

Johannes Eckhardt, LL.M.,

Lukas Nein,

Andreas Feith,

Martin Waskowski,

Andreas Knödler, LL.M.,

Adrian Dengler,

Erik Göretzlehner,

Miriam Wolffsky,

Christopher Clerihew,

Ilie Manole,

Matthias Schudlo,

Karsten Silbernagel

und/and

Dr. Stefan Bührle,

sämtlich geschäftsansässig bei Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, Deutschland	each with business address at Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, Gemany

sowie die Rechtsanwälte:	as well as the attorneys-at-law:

Dr. Thomas Schirmer,

Dr. Andreas Hable,

Dr. Christian Wimpissinger,

Dr. Bernd Schneiderbauer,

Dr. Philipp Kapl,

Mag. Claudia Fochtmann,

Mag. Gottfried Gassner,

und/and

Mag. Cordelia Klauhs

sämtlich geschäftsansässig bei BINDER GRÖSSWANG Rechtsanwälte GmbH (FN 333217 a), Sterngasse 13, 1010 Wien, Österreich,	each with business address at BINDER GRÖSSWANG Rechtsanwälte GmbH (FN 333217 a), Sterngasse 13, 1010 Vienna, Austria,

(nachstehend einzeln der “Bevollmächtigte” und gemeinsam die “Bevollmächtigten” genannt),	(hereinafter individually referred to as the “Attorney” and collectively referred to as the “Attorneys”),

und zwar jeden von ihnen einzeln und unabhängig voneinander, die Vollmachtgeberin allein und umfassend zu vertreten und in ihrem Namen und Auftrag zu handeln bei allen Maßnahmen und	each of them individually and separately, to represent the Principal alone and comprehensively and act in his name and on his behalf with regard to all measures and declarations in connection with (i) the sale of

Erklärungen im Zusammenhang mit (i) der Veräußerung des Geschäftsbereichs „Labels“ der Constantia Flexibles Gruppe, insbesondere dem Verkauf und der Abtretung bis zu aller Anteile der Vollmachtgeberin an der Constantia Labels GmbH, mit Sitz in Heiligenstadt und eingetragen im Handelsregister des Amtsgerichts Jena unter HRB 503086, der H&N Suzhou Packaging Materials Co. Ltd., mit Sitz in Taicang und eingetragen im Suzhou Taicang Administration for Industry and Commerce unter 91320585628442170C, der SGH (No. 2) Ltd, eingetragen im Companies House of Great Britain unter 07714168, der Constantia CM Label SDN BHD, eingetragen im Companies Commission of Malaysia unter 858313-H, der Constantia Flexibles Australia Holding Pty Ltd, eingetragen im Australian Securities and Investments Commission unter ACN 608 731 728 (einzeln die “Zielgesellschaft”, zusammen die “Zielgesellschaften”), insbesondere dem Abschluss und dem Vollzug der Transaktion und dem Abschluss aller weiteren hierfür erforderlichen oder nützlichen Verträge und der Vornahme aller diesbezüglichen Handlungen und/oder (ii) dem Carve Out der Labels Gruppe aus der Constantia Flexibles- Gruppe und aller weiteren hierfür erforderlichen oder nützlichen Verträge und der Vornahme der diesbezüglichen Handlungen (die Maßnahmen unter (i) und (ii) zusammen die “Transaktion”).

the “Labels” division of the Constantia Flexibles group, in particular the sale and transfer of up to all of the Principal’s shares in Constantia Labels GmbH with its registered seat in Heiligenstadt and registered with the commercial register of the local court of Jena under HRB 503086, H&N Suzhou Packaging Materials Co. Ltd., with its registered seat in Taicang, registered with the Suzhou Taicang Administration for Industry and Commerce under no. 91320585628442170C, SGH (No. 2) Ltd, registered with Companies House of Great Britain under no. 07714168, Constantia CM Label SDN BHD, registered with the Companies Commission of Malaysia under no. 858313-H, Constantia Flexibles Australia Holding Pty Ltd, registered with the Australian Securities and Investments Commission under ACN 608 731 728 (each the “Target”, together the “Targets”), in particular but not limited to the execution and consummation of the Transaction and the conclusion of any further necessary or useful contracts and the undertaking of any action in connection therewith and/or (ii) the carve- out of the Labels-Division of the Constantia Flexibles Group and the conclusion of any further necessary or useful contracts and the undertaking of any action in connection therewith (the measures set forth under (i) and (ii) together the “Transaction”).

Die Bevollmächtigten sind insbesondere berechtigt, die Vollmachtgeberin zu vertreten bei:		The Attorneys are authorized to represent the Principal in particular in connection with, but not limited to:

1.	Verhandlung, Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von einem oder mehreren Kaufverträgen	1.	conclusion, amendment, supplement, rescission and/or performance of one or several sale and transfer agreements

	(“SPA”) (einschließlich Schiedsklauseln, der Abgabe von Bestätigungen über den Eintritt von Vollzugsbedingungen und/oder Zahlungseingängen und/oder Closing Handlungen) betreffend insbesondere den Verkauf und die Übertragung der Geschäftsanteile der Vollmachtgeberin an den Zielgesellschaften, auch in Form eines Notariatsaktes;		(“SPA”) (including arbitration clauses, confirmations regarding to fullfilment of closing conditions and/or receipt of payments and/or closing actions) in particular the sale and transfer of the shares of the Principal in the Targets, also in form of a notarial deed;

2.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug sämtlicher Vereinbarungen, Dokumente und/oder Instrumente in Zusammenhang mit der Transaktion;	2.	conclusion, amendment, supplement, termination and/or performance of any agreements, documents and/or instruments in connection with the Transaction;

3.	Abschluss, Änderung, Ergänzung und/oder Aufhebung von einer oder mehreren Verzichts- und Freistellungsvereinbarungen, insbesondere hinsichtlich des Verzichts auf Ansprüche gegen die Verkäufer unter dem SPA und mit diesen nahestehenden Personen, auch in Form eines Notariatsaktes;	3.	conclusion, amendment, supplement and/or rescission of one or several waiver and indemnity agreements in particular, but not limited to, regarding the waiving of claims against the sellers under the SPA and their affiliates, also in form of a notarial deed;

4.	Ausübung sämtlicher Rechte und Pflichten der Vollmachtgeberin in Zusammenhang mit ihrer Stellung als Gesellschafterin der Zielgesellschaften, insbesondere der Teilnahme an und der Stimmabgabe in ordentlichen und außerordentlichen Gesellschafterversammlungen und Fassung von Gesellschafterbeschlüssen in und außerhalb von Gesellschafterversammlungen über jegliche Beschlussgegenstände, auch unter Verzicht auf die Einhaltung aller Form- und Fristerfordernisse;	4.	exercise of any and all shareholder rights of the Principal with respect to the Targets, in particular the participation and voting in ordinary and extraordinary shareholders’ meetings and the adoption of shareholders’ resolutions in and outside of shareholders’ meetings on any subjects, including by waiving all requirements as to notification and form;

5.	Ausübung der erforderlichen oder dem Bevollmächtigten notwendig oder angebracht erscheinenden Mitteilungen, Anträge oder andere Erklärungen an Gerichte und Behörden im Namen der	5.	the exercise of all necessary or considered to be necessary or appropriate by the Principal notifications, requests or other declarations to courts and public authorities in the name and legal effect

	und mit Rechtswirksamkeit für die Vollmachtgeberin sowie Unterzeichnung und Einbringung solcher Erklärungen (insbesondere aber nicht ausschließlich an Kartellbehörden und Firmenbuchgerichte);		for the Principal and signing and contribution of such declarations (in particular but not exclusively to cartel authorites and register courts).

6.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von einer oder mehreren Gesellschaftervereinbarungen oder sonstigen Vereinbarungen und Absprachen in Zusammenhang mit der Transaktion, auch in Form eines Notariatsaktes;	6.	conclusion, amendment, supplement, rescission and/or performance of one or more shareholders’ agreements or other agreements and undertakings in connection with the Transaction, also in form of a notarial deed;

7.	Abgabe und Entgegennahme sämtlicher Erklärungen im Zusammenhang mit der Transaktion und allen in Zusammenhang mit dieser getroffenen Vereinbarungen, insbesondere Zustimmungs- und Genehmigungserklärungen sowie der Erteilung von Bestätigungen über die Erfüllung von Verpflichtungen und den Eintritt von Bedingungen oder dem Verzicht auf einen solchen Eintritt im Zusammenhang hiermit;	7.	the making and acceptance of any declarations in connection with the Transaction and all agreeements entered into in connection therewith, including without limitation the declarations of consent and approval as well as issue acknowledgements regarding the satisfaction of obligations, the occurrence of conditions or the waiver of such conditions in connection herewith;

8.	Abschluss, Änderung, Ergänzung und/oder Aufhebung einer Vereinbarung zur gegenseitigen Bestätigung des Vollzugs der Verpflichtungen der Parteien aus dem SPA unter Einschluss des Verzichts auf Vollzugsbedingungen oder—handlungen unter dem SPA, auch in Form eines Notariatsaktes;	8.	execution, amendment, supplement and/or rescission of an agreement regarding mutual confirmations by all parties of the execution of the parties’ performance obligations under the SPA including waiver of conditions to completion or actions to be performed on completion pursuant to the terms of the SPA, also in form of a notarial deed;

9.	Vornahme sämtlicher Maßnahmen und Handlungen, sowie Abgabe und Entgegennahme sämtlicher Erklärungen und Abschluss, Änderung, Ergänzung und/oder Aufhebung sämtlicher Vereinbarungen, die nach dem Ermessen eines Bevollmächtigten zur Durchführung	9.	the exercise of all measures and acts and the making and acceptance of all declarations and the execution, amendment, supplement and/or rescission of all agreements which may, at any Attorney’s discretion, be required or useful for the execution of the measures

	der vorstehend genannten Maßnahmen notwendig oder nützlich sind; und		mentioned above; and

10.	Vornahme jeglicher Erklärungen und Handlungen gegenüber dem Handelsregister sowie gegenüber anderen öffentlichen Stellen unabhängig von der Form.	10.	the making of any and all declarations and the undertaking of any and all acts towards the commercial register and other public authorities, irrespective of the form.

11.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug sämtlicher Vereinbarungen, Dokumente und/oder Instrumente in Zusammenhang mit der Transaktion, insbesondere Schiedsvereinbarungen;	11.	conclusion, amendment, supplement, termination and/or performance of any agreements, documents and/or instruments in connection with the Transaction, in particular arbitration agreements;

12.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Darlehensverträgen oder ähnlichen Finanzierungsinstrumenten (z.B. (Wandel-) Schuldverschreibungen, Schuldscheine, Gesellschafterdarlehen etc.) zwischen der Vollmachtgeberin und ihren mittelbaren oder unmittelbaren (i) Gesellschaftern oder (ii) Tochtergesellschaften, sowie Zustimmung zu solchen in Beteiligungsgesellschaften und sämtlichen hiermit im Zusammenhang stehenden Vereinbarungen, insbesondere (aber ohne Beschränkung auf) Nachrangvereinbarungen mit Banken;	12.	conclusion, amendment, supplement, rescission and/or performance of loan agreements or similar instruments of financing (e.g. (convertible) bonds, loan notes, shareholder loan agreements etc.) between the Principal and its direct or indirect (i) shareholders or (ii) subsidiary entities of the Principal, as well as the consent to such agreements entered into by companies in which the Principal holds an interest as well as any agreements in connection therewith, in particular (but without limitation) subordination agreements with banks;

13.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen im Zusammenhang mit dem Verkauf und/oder Abtretung von Forderungen innerhalb der Constantia Flexibles Gruppe;	13.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding the sale and/or assignment of intercompany payables;

14.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Vereinbarungen zur Abtretung und Übernahme von Verbindlichkeiten (Schuldübernahme) innerhalb der	14.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding the assignment and assumption (Schuldübernahme) of intercompany receivables of the

	Constantia Flexibles Gruppe;		Constantia Flexibles group;

15.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zum Erwerb von Unternehmensanteilen an der Multi-Color Corporation, mit Sitz in Batavia, Ohio, USA, im Rahmen der Transaktion;	15.	conclusion, amendment, supplement, rescission and/or performance of contracts regarding the acquisition of shares in Multi- Color Corporation, with its seat in Batavia, Ohio, USA in connection with the Transaction;

16.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Vereinbarungen von Investorenvereinbarungen, die die Rechte im Zusammehang mit dem Erwerb von Unternehmensanteilen an der Multi-Color Corporation regeln;	16.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding investors’ rights governing the rights of the investors in connection with the acquisition of shares in Multi- Color Corporation;

17.	Abschluss, Änderung, Ergänzung, Aufhebung, Übertragung und/oder Vollzug von Dienstleistungsverträgen, insbesondere Intercompany Service Vereinbarungen, Transitional Service Vereinbarungen und IT-Transitional Service Vereinbarungen;	17.	conclusion, amendment, supplement, rescission and/or performance of service agreements, in particular intercompany service agreements, transitional service agreements and IT transitional service agreements;

18.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Lieferverträgen im Rahmen der Transaktion;	18.	conclusion, amendment, supplement, recission and/or performance of supply agreements in connection with the Transaction;

19.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Übertragung und/oder Kunden- oder Lieferantenverträgen;	19.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the transfer of customer and/or supply agreements;

20.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Beendigung von Cash Pools;	20.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the termination of cash pools;

21.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Beendigung von Gewinnabführungsverträgen;	21.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the termination of profti and loss transfer agreements;

22.	Abgabe und Entgegennahme sämtlicher Erklärungen im Zusammenhang mit der	22.	the making and acceptance of any declarations in connection with the

Transaktion und allen in Zusammenhang mit dieser getroffenen Vereinbarungen, insbesondere, aber nicht beschränkt auf Zustimmungs- und Genehmigungserklärungen sowie der Erteilung von Bestätigungen über die Erfüllung von Verpflichtungen und den Eintritt von Bedingungen oder dem Verzicht auf einen solchen Eintritt im Zusammenhang hiermit.	Transaction and all agreeements entered into in connection therewith, including without limitation the declarations of consent and approval as well as issue acknowledgements regarding the satisfaction of obligations, the occurrence of conditions or the waiver of such conditions in connection herewith.

Die Bevollmächtigten sind zum Abschluss und Vollzug aller Vereinbarungen, zur Abgabe und zum Empfang aller Erklärungen und zur Vornahme aller Handlungen berechtigt, die mit der Transaktion direkt oder indirekt in Zusammenhang stehen.	The Attorneys are authorized to enter into all agreements, make and receive all declarations and perform all acts that are directly or indirectly related to the Transaction.

Sollte eine oder mehrere der vorgenannten Erklärungen, Maßnahmen und Handlungen durch den oder die Bevollmächtigten zum Zeitpunkt der Gewährung der Vollmacht bereits vorgenommen worden sein, gelten diese Erklärungen, Maßnahmen und Handlungen als durch die Erteilung dieser Vollmacht als genehmigt.	Should one or more of the above declarations, measures or actions have already been made by one or more Attorneys at the time of granting of this power of attorney, such declarations, measures and actions shall be deemed approved by the granting of this power of attorney.

Jeder der Bevollmächtigten vertritt die Vollmachtgeberin jeweils alleine und ist von den Beschränkungen des § 181 BGB oder vergleichbaren Beschränkungen anderer Rechtsordnungen soweit rechtlich zulässig befreit.	Each of the Attorneys is authorized to represent the Principal alone and is exempted from the restrictions of Section 181 of the German Civil Code (BGB) or similar restrictions in other jurisdictions to the extent legally permissible.

Jeder Bevollmächtigte ist berechtigt, Untervollmachten in gleichem Umfang an Dritte zu erteilen.	Each of the Attorneys is authorised to delegate his power to any third person with the same scope of authorisation.

Diese Vollmacht ist befristet bis zum 31. Juli 2018.	This power of attorney expires July 31, 2018.

Von dieser Vollmacht kann mehrfach Gebrauch gemacht werden.	This power of attorney may be used several times.

Die Vollmacht soll umfassend ausgelegt werden, um den Zweck ihrer Erteilung zu verwirklichen.	This power of attorney shall be broadly interpreted in order to implement its purpose.

Diese Vollmacht unterliegt deutschem Recht. Maßgeblich ist die deutsche Fassung.	This power of attorney is governed by German law. The German version is authoritative.

[signature page to follow]

Constantia Flexibles International GmbH

Name: Alexander Baumgartner Funktion/Function: Geschäftsführer	Name: Stephan Philipp Otto Kühne Funktion/Function: Geschäftsführer

Ort/Place:	Ort/Place:

Datum/Date:	Datum/Date:

/s/ Alexander Baumgartner	/s/ Stephan Philipp Otto Kühne

ÖFFENTLICHER NOTAR DR. CHRISTOPH BIEBER WIEN – INNERE STADT

Staatliche Gebühr € 14,30 entrichtet

BRZ. 4984/2017	B/eh

Die Echtheit vorstehender Gesamtfirmazeichnung

a) des Herrn Alexander Baumgartner, geboren am 28. (achtundzwanzigsten) September 1964 (neunzehnhundertvierundsechzig), als Geschäftsführer und

b) des Herrn Stephan Philipp Otto Kühne, geboren am 7. (siebenten) Mai 1964 (neunzehnhundertvierundsechzig), als Geschäftsführer                                                                               der Constantia Flexibles International GmbH, FN 253030d, mit dem Sitz in Wien und der Geschäftsanschrift 1200 Wien, Handelskai 92, Rivergate, wird bestätigt.

Auf Grund der heute vorgenommenen Einsichtnahme in das Firmenbuch bestätige ich gemäß § 89a Notariatsordnung die gemeinsame Vertretungsberechtigung der Vorgenannten für die unter FN 253030d eingetragene Constantia Flexibles International GmbH.                     Wien, am 13. (dreizehnten) Juli 2017 (zweitausendsiebenzehn)

/S/ DR. CHRISTOPH BIEBER DR. CHRISTOPH BIEBER öff. Notar

certification number 4984/2017

I herewith certify that the signatures of

a) Alexander Baumgartner, born on 28th (twenty-eighth) September 1964 (One thousand nine hundred and sixty-four), in his capacity as Managing Director and

b) Stephan Philipp Otto Kühne, born on 7th (seventh) May 1964 (One thousand nine hundred and sixty-four), in his capacity as Managing Director                                      of Constantia Flexibles International GmbH (company number 253030d) having its registered office at Vienna and its business address at 1200 Vienna, Handelskai 92, Rivergate, are authentic.                                          Pursuant to today’s inspection of the register of companies, I certify in accordance with section eighty-nine a of the Notarial Profession Act [Notariatsordnung] that the above officers are authorised jointly to represent the said Constantia Flexibles International GmbH registered under company number 253030d.                                          Vienna, 13th (thirteenth) July 2017 (Two thousand and seventeen)

/s/ DR. CHRISTOPH BIEBER DR. CHRISTOPH BIEBER öff. Notar

VOLLMACHT	POWER OF ATTORNEY

Constantia Flexibles Group GmbH

mit Sitz in Wien, Österreich, und eingetragen im Firmenbuch des Handelsgerichts Wien unter FN 332189p	with its seat in Vienna, Austria, registered with the companies register of the commercial court of Vienna under FN 332189p

(nachstehend “Vollmachtgeberin” genannt),	(hereinafter referred to as “Principal”),

vertreten durch ihre Geschäftsführer	represented by its managers

Alexander Baumgartner

und/and

Stephan Philipp Otto Kühne

bevollmächtigt hiermit	hereby grants power of attorney to

Mario Schmidt,

Georg Linde,

Jan Wilms,

Dr. Axel Wahl, LL.M.,

Dr. Jasmin Dettmar,

Daniel Zakrzewski,

Patrick Wacker,

Wolfgang Münchow,

Johannes Eckhardt, LL.M.,

Lukas Nein,

Andreas Feith,

Martin Waskowski,

Andreas Knödler, LL.M.,

Adrian Dengler,

Erik Göretzlehner,

Miriam Wolffsky,

Christopher Clerihew,

Ilie Manole,

Matthias Schudlo,

Karsten Silbernagel,

und/and

Dr. Stefan Bührle,

sämtlich geschäftsansässig bei Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, Deutschland sowie die Rechtsanwälte:	each with business address at Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, Gemany as well as the attorneys-at-law:

Dr. Thomas Schirmer,

Dr. Andreas Hable,

Dr. Christian Wimpissinger,

Dr. Bernd Schneiderbauer,

Dr. Philipp Kapl,

Mag. Claudia Fochtmann,

Mag. Gottfried Gassner,

und/and

Mag. Cordelia Klauhs

sämtlich geschäftsansässig bei BINDER GRÖSSWANG Rechtsanwälte GmbH (FN 333217 a), Sterngasse 13, 1010 Wien, Österreich,	each with business, address at BINDER GRÖSSWANG Rechtsanwälte GmbH (FN 333217 a), Sterngasse 13, 1010 Vienna, Austria,

(nachstehend einzeln der “Bevollmächtigte” und gemeinsam die “Bevollmächtigten” genannt),	(hereinafter individually referred to as the “Attorney” and collectively referred to as the “Attorneys”),

und zwar jeden von ihnen einzeln und unabhängig voneinander, die Vollmachtgeberin allein und umfassend zu vertreten und in ihrem Namen und Auftrag zu handeln bei allen Maßnahmen und	each of them individually and separately, to represent the Principal alone and comprehensively and act in his name and on his behalf with regard to all measures and declarations in connection with (i) the sale of

Erklärungen im Zusammenhang mit (i) der Veräußerung des Geschäftsbereichs „Labels“ der Constantia Flexibles Gruppe, insbesondere dem Verkauf und der Abtretung bis zu aller Anteile der Vollmachtgeberin an der Haendler & Natermann GmbH mit Sitz in Hann. Münden und eingetragen im Handelsregister des Amtsgerichts Göttingen unter HRB 112118 (einzeln die “Zielgesellschaft”, zusammen die “Zielgesellschaften”), insbesondere dem Abschluss und dem Vollzug der Transaktion und dem Abschluss aller weiteren hierfür erforderlichen oder nützlichen Verträge und der Vornahme aller diesbezüglichen Handlungen und/oder (ii) dem Carve Out der Labels Gruppe aus der Constantia FlexiblesGruppe und aller weiteren hierfür erforderlichen oder nützlichen Verträge und der Vornahme der diesbezüglichen Handlungen (die Maßnahmen unter (i) und (ii) zusammen die “Transaktion”).		the “Labels” division of the Constantia Flexibles group, in particular the sale and transfer of up to all of the Principal’s shares in Haendler & Natermann GmbH with its registered seat in Hann. Münden and registered with the commercial register of the local court of Göttingen under HRB 112118 (each the “Target”, together the “Targets”), in particular but not limited to the execution and consummation of the Transaction and the conclusion of any further necessary or useful contracts and the undertaking of any action in connection therewith and/or (ii) the carve- out of the Labels-Division of the Constantia Flexibles Group and the conclusion of any further necessary or useful contracts and the undertaking of any action in connection therewith (the measures set forth under (i) and (ii) together the “Transaction”).

Die Bevollmächtigten sind insbesondere berechtigt, die Vollmachtgeberin zu vertreten bei:		The Attorneys are authorized to represent the Principal in particular in connection with, but not limited to:

1.	Verhandlung, Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von einem oder mehreren Kaufverträgen (“SPA”) (einschließlich Schiedsklauseln, der Abgabe von Bestätigungen über den Eintritt von Vollzugsbedingungen und/oder Zahlungseingängen und/oder Closing Handlungen) betreffend insbesondere den Verkauf und die Übertragung der Geschäftsanteile der Vollmachtgeberin an der Zielgesellschaft, auch in Form eines Notariatsaktes;	1.	conclusion, amendment, supplement, rescission and/or performance of one or several sale and transfer agreements (“SPA”) (including arbitration clauses, confirmations regarding to fullfilment of closing conditions and/or receipt of payments and/or closing actions) in particular the sale and transfer of the shares of the Principal in the Target, also in form of a notarial deed;

2.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug sämtlicher Vereinbarungen, Dokumente und/oder	2.	conclusion, amendment, supplement, termination and/or performance of any agreements, documents and/or

	Instrumente in Zusammenhang mit der Transaktion;		instruments in connection with the Transaction;

3.	Abschluss, Änderung, Ergänzung und/oder Aufhebung von einer oder mehreren Verzichts- und Freistellungsvereinbarungen, insbesondere hinsichtlich des Verzichts auf Ansprüche gegen die Verkäufer unter dem SPA und mit diesen nahestehenden Personen, auch in Form eines Notariatsaktes;	3.	conclusion, amendment, supplement and/or rescission of one or several waiver and indemnity agreements in particular, but not limited to, regarding the waiving of claims against the sellers under the SPA and their affiliates, also in form of a notarial deed;

4.	Ausübung sämtlicher Rechte und Pflichten der Vollmachtgeberin in Zusammenhang mit ihrer Stellung als Gesellschafterin der Zielgesellschaft, insbesondere der Teilnahme an und der Stimmabgabe in ordentlichen und außerordentlichen Gesellschafterversammlungen und Fassung von Gesellschafterbeschlüssen in und außerhalb von Gesellschafterversammlungen über jegliche Beschlussgegenstände, auch unter Verzicht auf die Einhaltung aller Form- und Fristerfordernisse;	4.	exercise of any and all shareholder rights of the Principal with respect to the Target, in particular the participation and voting in ordinary and extraordinary shareholders’ meetings and the adoption of shareholders’ resolutions in and outside of shareholders’ meetings on any subjects, including by waiving all requirements as to notification and form;

5.	Ausübung der erforderlichen oder dem Bevollmächtigten notwendig oder angebracht erscheinenden Mitteilungen, Anträge oder andere Erklärungen an Gerichte und Behörden im Namen der und mit Rechtswirksamkeit für die Vollmachtgeberin sowie Unterzeichnung und Einbringung solcher Erklärungen (insbesondere aber nicht ausschließlich an Kartellbehörden und Firmenbuchgerichte);	5.	the exercise of all necessary or considered to be necessary or appropriate by the Principal notifications, requests or other declarations to courts and public authorities in the name and legal effect for the Principal and signing and contribution of such declarations (in particular but not exclusively to cartel authorites and register courts).

6.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von einer oder mehreren Gesellschaftervereinbarungen oder sonstigen Vereinbarungen und Absprachen in Zusammenhang mit der Transaktion, auch in Form eines Notariatsaktes;	6.	conclusion, amendment, supplement, rescission and/or performance of one or more shareholders’ agreements or other agreements and undertakings in connection with the Transaction, also in form of a notarial deed;

7.	Abgabe und Entgegennahme sämtlicher Erklärungen im Zusammenhang mit der Transaktion und allen in Zusammenhang mit dieser getroffenen Vereinbarungen, insbesondere Zustimmungs- und Genehmigungserklärungen sowie der Erteilung von Bestätigungen über die Erfüllung von Verpflichtungen und den Eintritt von Bedingungen oder dem Verzicht auf einen solchen Eintritt im Zusammenhang hiermit;	7.	the making and acceptance of any declarations in connection with the Transaction and all agreeements entered into in connection therewith, including without limitation the declarations of consent and approval as well as issue acknowledgements regarding the satisfaction of obligations, the occurrence of conditions or the waiver of such conditions in connection herewith;

8.	Abschluss, Änderung, Ergänzung und/oder Aufhebung einer Vereinbarung zur gegenseitigen Bestätigung des Vollzugs der Verpflichtungen der Parteien aus dem SPA unter Einschluss des Verzichts auf Vollzugsbedingungen oder-handlungen unter dem SPA, auch in Form eines Notariatsaktes;	8.	execution, amendment, supplement and/or rescission of an agreement regarding mutual confirmations by all parties of the execution of the parties’ performance obligations under the SPA including waiver of conditions to completion or actions to be performed on completion pursuant to the terms of the SPA, also in form of a notarial deed;;

9.	Vornahme sämtlicher Maßnahmen und Handlungen, sowie Abgabe und Entgegennahme sämtlicher Erklärungen und Abschluss, Änderung, Ergänzung und/oder Aufhebung sämtlicher Vereinbarungen, die nach dem Ermessen eines Bevollmächtigten zur Durchführung der vorstehend genannten Maßnahmen notwendig oder nützlich sind; und	9.	the exercise of all measures and acts and the making and acceptance of all declarations and the execution, amendment, supplement and/or rescission of all agreements which may, at any Attorney’s discretion, be required or useful for the execution of the measures mentioned above; and

10.	Vornahme jeglicher Erklärungen und Handlungen gegenüber dem Handelsregister sowie gegenüber anderen öffentlichen Stellen unabhängig von der Form.	10.	the making of any and all declarations and the undertaking of any and all acts towards the commercial register and other public authorities, irrespective of the form.

11.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug sämtlicher Vereinbarungen, Dokumente und/oder Instrumente in Zusammenhang mit der Transaktion, insbesondere Schiedsvereinbarungen;	11.	conclusion, amendment, supplement, termination and/or performance of any agreements, documents and/or instruments in connection with the Transaction, in particular arbitration agreements;

12.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Darlehensverträgen oder ähnlichen Finanzierungsinstrumenten (z.B. (Wandel-) Schuldverschreibungen, Schuldscheine, Gesellschafterdarlehen etc.) zwischen der Vollmachtgeberin und ihren mittelbaren oder unmittelbaren (i) Gesellschaftern oder (ii) Tochtergesellschaften, sowie Zustimmung zu solchen in Beteiligungsgesellschaften und sämtlichen hiermit im Zusammenhang stehenden Vereinbarungen, insbesondere (aber ohne Beschränkung auf) Nachrangvereinbarungen mit Banken;	12.	conclusion, amendment, supplement, rescission and/or performance of loan agreements or similar instruments of financing (e.g. (convertible) bonds, loan notes, shareholder loan agreements etc.) between the Principal and its direct or indirect (i) shareholders or (ii) subsidiary entities of the Principal, as well as the consent to such agreements entered into by companies in which the Principal holds an interest as well as any agreements in connection therewith, in particular (but without limitation) subordination agreements with banks;

13.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen im Zusammenhang mit dem Verkauf und/oder Abtretung von Forderungen innerhalb der Constantia Flexibles Gruppe;	13.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding the sale and/or assignment of intercompany payables;

14.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Vereinbarungen zur Abtretung und Übernahme von Verbindlichkeiten (Schuldübernahme) innerhalb der Constantia Flexibles Gruppe;	14.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding the assignment and assumption (Schuldübernahme) of intercompany receivables of the Constantia Flexibles group;

15.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zum Erwerb von Unternehmensanteilen an der Multi- Color Corporation, mit Sitz in Batavia, Ohio, USA, im Rahmen der Transaktion;	15.	conclusion, amendment, supplement, rescission and/or performance of contracts regarding the acquisition of shares in Multi- Color Corporation, with its seat in Batavia, Ohio, USA in connection with the Transaction;

16.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Vereinbarungen von Investorenvereinbarungen, die die Rechte im Zusammehang mit dem Erwerb von Unternehmensanteilen an der Multi-	16.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding investors’ rights governing the rights of the investors in connection with the acquisition of shares in Multi- Color Corporation;

	Color Corporation regeln;

17.	Abschluss, Änderung, Ergänzung, Aufhebung, Übertragung und/oder Vollzug von Dienstleistungsverträgen, insbesondere Intercompany Service Vereinbarungen, Transitional Service Vereinbarungen und IT-Transitional Service Vereinbarungen;	17.	conclusion, amendment, supplement, rescission and/or performance of service agreements, in particular intercompany service agreements, transitional service agreements and IT transitional service agreements;

18.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Lieferverträgen im Rahmen der Transaktion;	18.	conclusion, amendment, supplement, recission and/or performance of supply agreements in connection with the Transaction;

19.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Übertragung und/oder Kunden- oder Lieferantenverträgen;	19.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the transfer of customer and/or supply agreements;

20.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Beendigung von Cash Pools;	20.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the termination of cash pools;

21.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Beendigung von Gewinnabführungsverträgen;	21.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the termination of profti and loss transfer agreements;

22.	Abgabe und Entgegennahme sämtlicher Erklärungen im Zusammenhang mit der Transaktion und allen in Zusammenhang mit dieser getroffenen Vereinbarungen, insbesondere, aber nicht beschränkt auf Zustimmungs- und Genehmigungs-erklärungen sowie der Erteilung von Bestätigungen über die Erfüllung von Verpflichtungen und den Eintritt von Bedingungen oder dem Verzicht auf einen solchen Eintritt im Zusammenhang hiermit.	22.	the making and acceptance of any declarations in connection with the Transaction and all agreeements entered into in connection therewith, including without limitation the declarations of consent and approval as well as issue acknowledgements regarding the satisfaction of obligations, the occurrence of conditions or the waiver of such conditions in connection herewith.

Die Bevollmächtigten sind zum Abschluss und Vollzug aller Vereinbarungen, zur Abgabe und zum Empfang aller Erklärungen		The Attorneys are authorized to enter into all agreements, make and receive all declarations and perform all acts that are directly or

und zur Vornahme aller Handlungen berechtigt, die mit der Transaktion direkt oder indirekt in Zusammenhang stehen.	indirectly related to the Transaction.

Sollte eine oder mehrere der vorgenannten Erklärungen, Maßnahmen und Handlungen durch den oder die Bevollmächtigten zum Zeitpunkt der Gewährung der Vollmacht bereits vorgenommen worden sein, gelten diese Erklärungen, Maßnahmen und Handlungen als durch die Erteilung dieser Vollmacht als genehmigt.	Should one or more of the above declarations, measures or actions have already been made by one or more Attorneys at the time of granting of this power of attorney, such declarations, measures and actions shall be deemed approved by the granting of this power of attorney.

Jeder der Bevollmächtigten vertritt die Vollmachtgeberin jeweils alleine und ist von den Beschränkungen des § 181 BGB oder vergleichbaren Beschränkungen anderer Rechtsordnungen soweit rechtlich zulässig befreit.	Each of the Attorneys is authorized to represent the Principal alone and is exempted from the restrictions of Section 181 of the German Civil Code (BGB) or similar restrictions in other jurisdictions to the extent legally permissible.

Jeder Bevollmächtigte ist berechtigt, Untervollmachten in gleichem Umfang an Dritte zu erteilen.	Each of the Attorneys is authorised to delegate his power to any third person with the same scope of authorisation.

Diese Vollmacht ist befristet bis zum 31. Juli 2018.	This power of attorney expires July 31, 2018.

Von dieser Vollmacht kann mehrfach Gebrauch gemacht werden.	This power of attorney may be used several times.

Die Vollmacht soll umfassend ausgelegt werden, um den Zweck ihrer Erteilung zu verwirklichen.	This power of attorney shall be broadly interpreted in order to implement its purpose.

Diese Vollmacht unterliegt deutschem Recht. Maßgeblich ist die deutsche Fassung.	This power of attorney is governed by German law. The German version is authoritative.

[signature page to follow]

Constantia Flexibles Group GmbH

Name: Alexander Baumgartner	Name: Stephan Philipp Otto Kühne

Funktion/Function: Geschäftsführer	Funktion/Function: Geschäftsführer

Ort/Place:	Ort/Place:

Datum/Date:	Datum/Date:

/s/ Alexander Baumgartner	/s/ Stephan Philipp Otto Kühne

ÖFFENTLICHER NOTAR DR. CHRISTOPH BIEBER WIEN-INNERE STADT

Staatliche Gebühr € 14,30 entrichtet

BRZ. 4985/2017	B/eh

Die Echtheit vorstehender Gesamtfirmazeichnung

a) des Herrn Alexander Baumgartner, geboren am 28. (achtundzwanzigsten) September 1964 (neunzehnhundertvierundsechzig), als Geschäftsführer und

b) des Herrn Stephan Philipp Otto Kühne, geboren am 7. (siebenten) Mai 1964 (neunzehnhundertvierundsechzig), als Geschäftsführer                                                                                            der Constantia Flexibles Group GmbH, FN 332189p, mit dem Sitz in Wien und der Geschäftsanschrift 1200 Wien, Handelskai 92, Rivergate, wird bestätigt.                                                                           Auf Grund der heute vorgenommenen Einsichtnahme in das Firmenbuch bestätige ich gemäß § 89a Notariatsordnung die gemeinsame Vertretungsberechtigung der Vorgenannten für die unter FN 332189p eingetragene Constantia Flexibles Group GmbH.

Wien, am 13. (dreizehnten) Juli 2017 (zweitausendsiebenzehn)

/s/ Dr. CHRISTOPH BIEBER DR. CHRISTOPH BIEBER öff. Notar

certification number 4985/2017

I herewith certify that the signatures of

a) Alexander Baumgartner, born on 28th (twenty-eighth) September 1964 (One thousand nine hundred and sixty-four), in his capacity as Managing Director and

b) Stephan Philipp Otto Kühne, born on 7th (seventh) May 1964 (One thousand nine hundred and sixty-four), in his capacity as Managing Director                                                               of Constantia Flexibles Group GmbH (company number 332189p) having its registered office at Vienna and its business address at 1200 Vienna, Handelskai 92, Rivergate, are authentic.                                                                                                                                                                                          Pursuant to today’s inspection of the register of companies, I certify in accordance with section eighty-nine a of the Notarial Profession Act [Notariatsordnung] that the above officers are authorised jointly to represent the said Constantia Flexibles Group GmbH registered under company number 332189p.

Vienna, 13th (thirteenth) July 2017 (Two thousand and seventeen)

/s/ DR. CHRISTOPH BIEBER DR. CHRISTOPH BIEBER öff. Notar

VOLLMACHT	POWER OF ATTORNEY

GPC Holdings B.V.

mit Sitz in Amsterdam, Niederlande, eingetragen im niederländischen Handelsregister (Kamer van koophandel) unter der Nummber 34287059	with its seat in Amsterdam, the Netherlands, registered with the Dutch trade register (kamer van koophandel) under number 34287059

(nachstehend “Vollmachtgeberin” genannt),	(hereinafter referred to as “Principal”),

vertreten durch ihre Geschäftsführer	represented by its directors

Martin Schneeweiß

und/and

Robert Harmzen

bevollmächtigt hiermit	hereby grants power of attorney to

Mario Schmidt,

Georg Linde,

Jan Wilms,

Dr. Axel Wahl, LL.M.,

Dr. Jasmin Dettmar,

Daniel Zakrzewski,

Patrick Wacker,

Wolfgang Münchow,

Johannes Eckhardt, LL.M.,

Lukas Nein,

Andreas Feith,

Martin Waskowski,

Andreas Knödler, LL.M.,

Adrian Dengler,

Erik Göretzlehner,

Miriam Wolffsky,

Christopher Clerihew,

Ilie Manole,

Matthias Schudlo,

Karsten Silbernagel,

und/and

Dr. Stefan Bührle,

sämtlich geschäftsansässig bei Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, Deutschland	each with business address at Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, Gemany

sowie die Rechtsanwälte:	as well as the attorneys-at-law:

Dr. Thomas Schirmer,

Dr. Andreas Hable,

Dr. Christian Wimpissinger,

Dr. Bernd Schneiderbauer,

Dr. Philipp Kapl,

Mag. Claudia Fochtmann,

Mag. Gottfried Gassner,

und/and

Mag. Cordelia Klauhs

sämtlich geschäftsansässig bei BINDER GRÖSSWANG Rechtsanwälte GmbH (FN 333217 a), Sterngasse 13, 1010 Wien, Österreich,	each with business address at BINDER GRÖSSWANG Rechtsanwälte GmbH (FN 333217 a), Sterngasse 13, 1010 Vienna, Austria,

(nachstehend einzeln der “Bevollmächtigte” und gemeinsam die “Bevollmächtigten” genannt),	(hereinafter individually referred to as the “Attorney” and collectively referred to as the “Attorneys”),

und zwar jeden von ihnen einzeln und unabhängig voneinander, die Vollmachtgeberin allein und umfassend zu vertreten und in ihrem Namen und Auftrag zu handeln bei allen Maßnahmen und	each of them individually and separately, to represent the Principal alone and comprehensively and act in his name and on his behalf with regard to all measures and declarations in connection with (i) the sale of

Erklärungen im Zusammenhang mit (i) der Veräußerung des Geschäftsbereichs „Labels“ der Constantia Flexibles Gruppe, insbesondere dem Verkauf und der Abtretung bis zu aller Anteile der Vollmachtgeberin an der GPC III B.V., mit Sitz in Amsterdam, Niederlande, eingetragen im niederlädischen Handelsregister (kamer van koophandel) unter der Nummer 50715046, der GPC III Packaging Holdings Mexico S. de R.L. de C.V., mit Sitz in San Pedro Garza Garcia, Nuevo León, Mexiko, eingetragen im Handelsregister von Nuevo León, Mexiko unter der Nummer 123450*1 sowie der Grafo Regia, S. de R.L. de C.V., mit Sitz in Monterrey, Nuevo León, Mexiko, eingetragen im Handelsregister von Nuevo León, Mexiko unter der Nummer 78510*1 (einzeln , die “Zielgesellschaft”, zusammen die “Zielgesellschaften”), insbesondere dem Abschluss und dem Vollzug der Transaktion und dem Abschluss aller weiteren hierfür erforderlichen oder nützlichen Verträge und der Vornahme aller diesbezüglichen Handlungen und/oder (ii) dem Carve Out der Labels Gruppe aus der Constantia Flexibles-Gruppe und aller weiteren hierfür erforderlichen oder nützlichen Verträge und der Vornahme der diesbezüglichen Handlungen (die Maßnahmen unter (i) und (ii) zusammen die “Transaktion”).		the “Labels” division of the Constantia Flexibles group, in particular the sale and transfer of up to all of the Principal’s shares in GPC III B.V., with its seat in Amsterdam, the Netherlands, egistered with the Dutch trade register (kamer van koophandel) under number 50715046; GPC III Packaging Holdings Mexico S. de R.L. de C.V., with its seat in San Pedro Garza Garcia, Nuevo León, Mexico, registered with the Public Registry of Commerce of Nuevo León, Mexico, under the mercantile folio number 123450*1 as well as Grafo Regia, S. de R.L. de C.V., with its seat in Monterrey, Nuevo León, Mexico, registered with the Public Registry of Commerce of Nuevo León under the mercantile folio number 78510*1 (each the “Target”, together the “Targets”), in particular but not limited to the execution and consummation of the Transaction and the conclusion of any further necessary or useful contracts and the undertaking of any action in connection therewith and/or (ii) the carve- out of the Labels-Division of the Constantia Flexibles Group and the conclusion of any further necessary or useful contracts and the undertaking of any action in connection therewith (the measures set forth under (i) and (ii) together the “Transaction”).

Die Bevollmächtigten sind insbesondere berechtigt, die Vollmachtgeberin zu vertreten bei:		The Attorneys are authorized to represent the Principal in particular in connection with, but not limited to:

1.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von einem oder mehreren Kaufverträgen (“SPA”) (einschließlich Schiedsklauseln, der Abgabe von Bestätigungen über den Eintritt von Vollzugsbedingungen	1.	conclusion, amendment, supplement, rescission and/or performance of one or several sale and transfer agreements (“SPA”) (including arbitration clauses, confirmations regarding to fullfilment of closing conditions and/or receipt of

	und/oder Zahlungseingängen und/oder Closing Handlungen) betreffend insbesondere den Verkauf und die Übertragung der Geschäftsanteile der Vollmachtgeberin an den Zielgesellschaften, auch in Form eines Notariatsaktes;		payments and/or closing actions) in particular the sale and transfer of the shares of the Principal in the Targets, also in form of a notarial deed;

2.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug sämtlicher Vereinbarungen, Dokumente und/oder Instrumente in Zusammenhang mit der Transaktion;	2.	conclusion, amendment, supplement, termination and/or performance of any agreements, documents and/or instruments in connection with the Transaction;

3.	Abschluss, Änderung, Ergänzung und/oder Aufhebung von einer oder mehreren Verzichts- und Freistellungsvereinbarungen, insbesondere hinsichtlich des Verzichts auf Ansprüche gegen die Verkäufer unter dem SPA und mit diesen nahestehenden Personen, auch in Form eines Notariatsaktes;	3.	conclusion, amendment, supplement and/or rescission of one or several waiver and indemnity agreements in particular, but not limited to, regarding the waiving of claims against the sellers under the SPA and their affiliates, also in form of a notarial deed;

4.	Ausübung sämtlicher Rechte und Pflichten der Vollmachtgeberin in Zusammenhang mit ihrer Stellung als Gesellschafterin der Zielgesellschaften, insbesondere der Teilnahme an und der Stimmabgabe in ordentlichen und außerordentlichen Gesellschafterversammlungen und Fassung von Gesellschafterbeschlüssen in und außerhalb von Gesellschafterversammlungen über jegliche Beschlussgegenstände, auch unter Verzicht auf die Einhaltung aller Form- und Fristerfordernisse;	4.	exercise of any and all shareholder rights of the Principal with respect to the Targets, in particular the participation and voting in ordinary and extraordinary shareholders’ meetings and the adoption of shareholders’ resolutions in and outside of shareholders’ meetings on any subjects, including by waiving all requirements as to notification and form;

	5. Ausübung der erforderlichen oder dem Bevollmächtigten notwendig oder angebracht erscheinenden Mitteilungen, Anträge oder andere Erklärungen an Gerichte und Behörden im Namen der und mit Rechtswirksamkeit für die Vollmachtgeberin sowie Unterzeichnung und Einbringung solcher Erklärungen	5.	the exercise of all necessary or considered to be necessary or appropriate by the Principal notifications, requests or other declarations to courts and public authorities in the name and legal effect for the Principal and signing and contribution of such declarations (in particular but not exclusively to cartel

	(insbesondere aber nicht ausschließlich an Kartellbehörden und Firmenbuchgerichte);		authorites and register courts).

6.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von einer oder mehreren Gesellschaftervereinbarungen oder sonstigen Vereinbarungen und Absprachen in Zusammenhang mit der Transaktion, auch in Form eines Notariatsaktes;	6.	conclusion, amendment, supplement, rescission and/or performance of one or more shareholders’ agreements or other agreements and undertakings in connection with the Transaction, also in form of a notarial deed;

7.	Abgabe und Entgegennahme sämtlicher Erklärungen im Zusammenhang mit der Transaktion und allen in Zusammenhang mit dieser getroffenen Vereinbarungen, insbesondere Zustimmungs- und Genehmigungserklärungen sowie der Erteilung von Bestätigungen über die Erfüllung von Verpflichtungen und den Eintritt von Bedingungen oder dem Verzicht auf einen solchen Eintritt im Zusammenhang hiermit;	7.	the making and acceptance of any declarations in connection with the Transaction and all agreeements entered into in connection therewith, including without limitation the declarations of consent and approval as well as issue acknowledgements regarding the satisfaction of obligations, the occurrence of conditions or the waiver of such conditions in connection herewith;

8.	Abschluss, Änderung, Ergänzung und/oder Aufhebung einer Vereinbarung zur gegenseitigen Bestätigung des Vollzugs der Verpflichtungen der Parteien aus dem SPA unter Einschluss des Verzichts auf Vollzugsbedingungen oder-handlungen unter dem SPA, auch in Form eines Notariatsaktes;	8.	execution, amendment, supplement and/or rescission of an agreement regarding mutual confirmations by all parties of the execution of the parties’ performance obligations under the SPA including waiver of conditions to completion or actions to be performed on completion pursuant to the terms of the SPA, also in form of a notarial deed;

9.	Vornahme sämtlicher Maßnahmen und Handlungen, sowie Abgabe und Entgegennahme sämtlicher Erklärungen und Abschluss, Änderung, Ergänzung und/oder Aufhebung sämtlicher Vereinbarungen, die nach dem Ermessen eines Bevollmächtigten zur Durchführung der vorstehend genannten Maßnahmen notwendig oder nützlich sind; und	9.	the exercise of all measures and acts and the making and acceptance of all declarations and the execution, amendment, supplement and/or rescission of all agreements which may, at any Attorney’s discretion, be required or useful for the execution of the measures mentioned above; and

10.	Vornahme jeglicher Erklärungen und Handlungen gegenüber dem Handelsregister sowie gegenüber anderen öffentlichen Stellen unabhängig von der Form.	10.	the making of any and all declarations and the undertaking of any and all acts towards the commercial register and other public authorities, irrespective of the form.

11.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug sämtlicher Vereinbarungen, Dokumente und/oder Instrumente in Zusammenhang mit der Transaktion, insbesondere Schiedsvereinbarungen;	11.	conclusion, amendment, supplement, termination and/or performance of any agreements, documents and/or instruments in connection with the Transaction, in particular arbitration agreements;

12.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Darlehensverträgen oder ähnlichen Finanzierungsinstrumenten (z.B. (Wandel-) Schuldverschreibungen, Schuldscheine, Gesellschafterdarlehen etc.) zwischen der Vollmachtgeberin und ihren mittelbaren oder unmittelbaren (i) Gesellschaftern oder (ii) Tochtergesellschaften, sowie Zustimmung zu solchen in Beteiligungsgesellschaften und sämtlichen hiermit im Zusammenhang stehenden Vereinbarungen, insbesondere (aber ohne Beschränkung auf) Nachrangvereinbarungen mit Banken;	12.	conclusion, amendment, supplement, rescission and/or performance of loan agreements or similar instruments of financing (e.g. (convertible) bonds, loan notes, shareholder loan agreements etc.) between the Principal and its direct or indirect (i) shareholders or (ii) subsidiary entities of the Principal, as well as the consent to such agreements entered into by companies in which the Principal holds an interest as well as any agreements in connection therewith, in particular (but without limitation) subordination agreements with banks;

13.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen im Zusammenhang mit dem Verkauf und/oder Abtretung von Forderungen innerhalb der Constantia Flexibles Gruppe;	13.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding the sale and/or assignment of intercompany payables;

14.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Vereinbarungen zur Abtretung und Übernahme von Verbindlichkeiten (Schuldübernahme) innerhalb der Constantia Flexibles Gruppe;	14.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding the assignment and assumption (Schuldübernahme) of intercompany receivables of the Constantia Flexibles group;

15.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zum Erwerb von Unternehmensanteilen an der Multi- Color Corporation, mit Sitz in Batavia, Ohio, USA, im Rahmen der Transaktion;	15.	conclusion, amendment, supplement, rescission and/or performance of contracts regarding the acquisition of shares in Multi- Color Corporation, with its seat in Batavia, Ohio, USA in connection with the Transaction;

16.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Vereinbarungen von Investorenvereinbarungen, die die Rechte im Zusammehang mit dem Erwerb von Unternehmensanteilen an der Multi- Color Corporation regeln;	16.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding investors’ rights governing the rights of the investors in connection with the acquisition of shares in Multi- Color Corporation;

17.	Abschluss, Änderung, Ergänzung, Aufhebung, Übertragung und/oder Vollzug von Dienstleistungsverträgen, insbesondere Intercompany Service Vereinbarungen, Transitional Service Vereinbarungen und IT-Transitional Service Vereinbarungen;	17.	conclusion, amendment, supplement, rescission and/or performance of service agreements, in particular intercompany service agreements, transitional service agreements and IT transitional service agreements;

18.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Lieferverträgen im Rahmen der Transaktion;	18.	conclusion, amendment, supplement, recission and/or performance of supply agreements in connection with the Transaction;

19.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Übertragung und/oder Kunden- oder Lieferantenverträgen;	19.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the transfer of customer and/or supply agreements;

20.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Beendigung von Cash Pools;	20.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the termination of cash pools;

21.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Beendigung von Gewinnabführungsverträgen;	21.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the termination of profti and loss transfer agreements;

22.	Abgabe und Entgegennahme sämtlicher Erklärungen im Zusammenhang mit der Transaktion und allen in Zusammenhang	22.	the making and acceptance of any declarations in connection with the Transaction and all agreeements entered

mit dieser getroffenen Vereinbarungen, insbesondere, aber nicht beschränkt auf Zustimmungs- und Genehmigungs-erklärungen sowie der Erteilung von Bestätigungen über die Erfüllung von Verpflichtungen und den Eintritt von Bedingungen oder dem Verzicht auf einen solchen Eintritt im Zusammenhang hiermit.	into in connection therewith, including without limitation the declarations of consent and approval as well as issue acknowledgements regarding the satisfaction of obligations, the occurrence of conditions or the waiver of such conditions in connection herewith.

Die Bevollmächtigten sind zum Abschluss und Vollzug aller Vereinbarungen, zur Abgabe und zum Empfang aller Erklärungen und zur Vornahme aller Handlungen berechtigt, die mit der Transaktion direkt oder indirekt in Zusammenhang stehen.	The Attorneys are authorized to enter into all agreements, make and receive all declarations and perform all acts that are directly or indirectly related to the Transaction.

Sollte eine oder mehrere der vorgenannten Erklärungen, Maßnahmen und Handlungen durch den oder die Bevollmächtigten zum Zeitpunkt der Gewährung der Vollmacht bereits vorgenommen worden sein, gelten diese Erklärungen, Maßnahmen und Handlungen als durch die Erteilung dieser Vollmacht als genehmigt.	Should one or more of the above declarations, measures or actions have already been made by one or more Attorneys at the time of granting of this power of attorney, such declarations, measures and actions shall be deemed approved by the granting of this power of attorney.

Jeder der Bevollmächtigten vertritt die Vollmachtgeberin jeweils alleine und ist von den Beschränkungen des § 181 BGB oder vergleichbaren Beschränkungen anderer Rechtsordnungen soweit rechtlich zulässig befreit.	Each of the Attorneys is authorized to represent the Principal alone and is exempted from the restrictions of Section 181 of the German Civil Code (BGB) or similar restrictions in other jurisdictions to the extent legally permissible.

Jeder Bevollmächtigte ist berechtigt, Untervollmachten in gleichem Umfang an Dritte zu erteilen.	Each of the Attorneys is authorised to delegate his power to any third person with the same scope of authorisation.

Diese Vollmacht ist befristet bis zum 31. Juli 2018.	This power of attorney expires July 31, 2018.

Von dieser Vollmacht kann mehrfach Gebrauch gemacht werden.	This power of attorney may be used several times.

Die Vollmacht soll umfassend ausgelegt werden, um den Zweck ihrer Erteilung zu verwirklichen.	This power of attorney shall be broadly interpreted in order to implement its purpose.

Diese Vollmacht unterliegt deutschem Recht. Maßgeblich ist die deutsche Fassung.	This power of attorney is governed by German law. The German version is authoritative.

[signature page to follow]

GPC Holdings B.V.

Name: Martin Schneeweiß	Name: Robert Harmzen

Titel/Title: Director A	Titel/Title: Director B

Ort/Place:	Ort/Place:

Datum/Date:	Datum/Date:

/s/ Martin Schneeweiß

ÖFFENTLICHER NOTAR DR. CHRISTOPH BIEBER WIEN — INNERE STADT

Staatliche Gebühr € 14,30 entrichtet

BRZ. 4980/2017	B/eh

Die Echtheit vorstehender Unterschrift des Herrn Magister Martin Schneeweiß, geboren am 28. (achtundzwanzigsten) Mai 1972 (neunzehnhundertzweiundsiebzig), 1200 Wien, Handelskai 92, Rivergate, wird bestätigt.                                                                           Wien, am 13. (dreizehnten) Juli 2017 (zweitausendsiebenzehn)

/s/ DR. CHRISTOPH BIEBER DR. CHRISTOPH BIEBER öff. Notar

certification number 4980/2017

I herewith certify that the signature of Magister Martin Schneeweiß, born on 28th (twenty-eighth) May 1972 (One thousand nine hundred and seventy-two), 1200 Vienna, Handelskai 92, Rivergate, is authentic.

Vienna, 13th (thirteenth) July 2017 (Two thousand and seventeen)

/s/ DR. CHRISTOPH BIEBER DR. CHRISTOPH BIEBER öff. Notar

certified photocopy 1 0117

Ich, Dr. Hendrik ten Voorde, Notar in Amsterdam, Niederlande, beglaubige hiermit the Unterschrift von:

•	Robert Harmzen, geboren in Den Haag, Niederlande, am 1. Dezember 1952 (“Harmzen”).

Der Unterzeichner übernimmt keinerlei Verantwortlichkeit für die Richtigkeit der Unterschrift(en) von:

•	Martin Schneeweiß, geboren in Wien, Österreich, am 28. Mai 1972 (“Schneeweiß”),

die unter das anliegende Dokument gesetzt wurde(n) die, zum Zeitpunkt dieser Erklärung, entweder gesetzt wurde(n) (in Faksimile) oder vielleicht zu einem späteren Zeitpunkt unter das Dokument gesetzt wird, was aber vom Unterzeichner nicht überprüft wurde.

Es ist anzumerken, dass die nachfolgenden Erklärungen in Bezug auf die Autorität zur Vertretung des Unternehmens nur wirksam werden, wenn und soweit die Unterschrift(en) von Schneeweiß gesetzt wurde(n) oder unter dieses Dokument oder eine zusätzliche Abschrift dieses Dokuments (in Originalausfertigung) gesetzt werden.

Gemäß der Eintragung bei der Industrie- und Handelskammer in den Niederlanden (der “Handelskammer”), Harmzen ist Geschäftsführer B der Gesellschaft mit beschränkter Haftung nach niederländischem Recht: GPC Holdings B.V., mit Sitz in

Seen by me, Dr. Hendrik ten Voorde, civil law notary officiating in Amsterdam, the Netherlands, for legalization of the signature of:

•	Robert Harmzen, born in The Hague, the Netherlands, on December 1, 1952 (“Harmzen”).

The undersigned does not accept any responsibility for the authenticity of the signature(s) of:

•	Martin Schneeweiß, born in Vienna, Austria, on May 28, 1972 (“Schneeweiß”), which, as at the date of this statement, either may have been placed (in facsimile) or may be placed on the attached document at a later stage, but which has/have not been verified by the undersigned.

It should be noted that the statements below in regard to the authority to represent the Company only take effect if and to the extent the signature(s) of Schneeweiß has/have been placed or is/are placed on the attached document or on an additional copy of the attached document (in counterparts).

According to the registration with the Trade Register in the Netherlands (the “Trade Register”), Harmzen is a managing director B of: GPC Holdings B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands, and its office

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Amsterdam, Niederlande, und Geschäftsstelle in (1017 CA) Amsterdam, Niederlande, Herengracht 466, eingetragen unter der Nummer 34287059 (der “Gesellschaft”), und ist als solche berechtigt, die Gesellschaft gemeinsam zu vertreten und das angeheftete Stück im Namen der Gesellschaft zu unterzeichnen, bei gemeinsamen Handeln mit einem Geschäftsführer A, im vorliegenden Fall: Schneeweiß.

Diese Erklärung enthält ausdrücklich kein Urteil über den Inhalt des beigefügten Dokuments und beschränkt sich ferner auf die Vertretungsbefugnis der Gesellschaft im Allgemeinen und kann aus diesem Grund nicht als eine Erklärung über die Vertretungsbefugnis der Gesellschaft in einem bestimmten Geschäft betrachtet werden.

Diese Erklärung ist ausschließlich unter gleichzeitiger Berücksichtigung der Allgemeinen Geschäftsbedingungen der Lustrous Law B.V. gültig, welche bei der Gerichtsgeschäftsstelle des Landgerichts Amsterdam (Arrondissementsrechtbank Amsterdam) unter der Nummer 46/2010 hinterlegt worden sind und sich finden lassen unter www.lustrouslaw.com. Jene Allgemeinen Geschäftsbedingungen enthalten – unter anderem – folgende Bestimmungen:

“2.	Diese Allgemeinen Geschäftsbedingungen gelten für sämtliche Dienstleistungen von oder im Namen von Lustrous Law, und zwar address at (1017 CA) Amsterdam, the Netherlands, Herengracht 466, registered with the Trade Register under number 34287059 (the “Company”), and as such, according to the aforementioned registration fully entitled to represent the Company jointly and to sign the attached document on behalf of the Company, when acting jointly with a managing director A, in this present case with Schneeweiß.

This statement explicitly contains no judgement as to the contents of the attached document, is also limited to the authority to represent the Company in general and has therefore not been rendered for the authority to represent the Company in a specific transaction.

This statement may only be relied upon subject to applicability of the General Terms and Conditions of Lustrous Law B.V., which have been deposited with the Clerk of the District Court in Amsterdam under number 46/2010 and which can also be found at www.lustrouslaw.com. These General Terms & Conditions contain – inter alia – the following provisions:

“2.	These general terms and conditions govern the provision of services by Lustrous Law such to include those services rendered by attorneys,

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ungeachtet der Tatsache, ob diese Dienstleistung in der Eigenschaft eines Rechtsanwalts, Notars, Notaranwärters, (juristischen oder nicht juristischen) Mitarbeiters, Prozessbevollmächtigten, Verwalters, Treuhänders, Abwicklers, Vollstreckers, Schiedsmanns, verbindlichen Beraters, Mediators oder sonst wie erbracht wird. Die Gültigkeit anderer Allgemeiner Geschäftsbedingungen, etwa jene des Mandanten, wird ausdrücklich ausgeschlossen. Sämtliche Aufträge werden ausschließlich von Lustrous Law angenommen und durchgeführt. Artikel 7:404 des niederländischen Bürgerlichen Gesetzbuchs (BW), Artikel 7:407 Absatz 2 BW und Artikel 7:409 BW werden diesbezüglich ausdrücklich für unzutreffend erklärt.”

“6.	Eine jegliche Berufshaftpflicht von Lustrous Law beschränkt sich auf den Betrag, der im betreffenden Fall kraft der von ihr abgeschlossenen Berufshaftpflichtversicherung(en) ausgezahlt wird, und zwar zuzüglich des Betrags des Selbstbehalts, der gemäß den Versicherungsbedingungen nicht zu Lasten des Versicherers geht. Informationen in Bezug auf die Berufshaftpflichtversicherung werden auf Wunsch zur Verfügung gestellt. Sofern aus welchem Grund auch immer keine Auszahlung kraft der besagten Versicherung erfolgen sollte,

(candidate) civil law notaries, local counsel, (legal and paralegal) associates, as well as the functions of receiver, administrator, liquidator, executor, arbitrator, advisor with binding authority, mediator and other functions. The applicability of other general terms and conditions, such as those of the client, is explicitly excluded. Under exclusion of the Articles 7:404, 7:407 sub 2 and 7:409 of the Dutch Civil Code, all work shall be exclusively accepted and performed by Lustrous Law.”

“6.	Any professional liability of Lustrous Law shall be limited to the amount that is paid out in the particular case under the professional indemnity insurance policy(ies) it has entered into, plus the amount of the deductible that is not payable by the insurers under the conditions of the policy. Information concerning said professional indemnity insurance will be made available upon request. If for whatever reason no amount is paid out under the insurance policy, all liability is limited up to EUR 25,000 or, if the amount that Lustrous Law has billed in that particular file is

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beschränkt sich eine jegliche Haftpflicht auf 25.000 EUR oder, sofern das von Lustrous Law in Rechnung gestellte Honorar in der betreffenden Angelegenheit höher ist, auf einen Betrag, welcher jenem Honorar entspricht, wobei ein Höchstbetrag in Höhe von 100.000 EUR gilt. Ein jeglicher Anspruch gegenüber Lustrous Law und/oder gegenüber den in Artikel 3 dieser Allgemeinen Geschäftsbedingungen genannten (juristischen) Personen verjährt 12 Monate, nachdem die geschädigte Partei über die schadensverursachende Tatsache informiert war oder hätte informiert sein müssen.”

“13.	Für das Rechtsverhältnis mit und die Dienstleistung seitens Lustrous Law gilt ausschließlich niederländisches Recht. Über Streitigkeiten entscheidet ausschließlich der befugte niederländische Richter, und zwar unbeschadet der Befugnis der Organe des niederländischen Anwaltsverbands (‘Nederlandse Orde van Advocaten’), sofern zutreffend, und der niederländischen Notarkammer (‘Koninklijke Notariële Beroepsorganisatie’).”

  higher, that higher amount up to a maximum of EUR 100,000. Any claim against Lustrous Law and/or against the parties mentioned in article 3 of these general terms and conditions will become time barred 12 months after the claimant party becomes or should have become aware of the fact giving rise to the damage.”

“13.	The legal relationship with and the services rendered by Lustrous Law shall be exclusively governed by Dutch law. Disputes shall be exclusively resolved by the competent Dutch court, without prejudice to the authority of the Dutch Bar Association, if applicable, and the Royal Notarial Profession Organisation.”

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Amsterdam, Niederlande, den 13. Juli 2017.	Amsterdam, the Netherlands, July 13, 2017.

/s/ Dr. H. ten Voorde	/s/ Dr. H. ten Voorde
Dr. H. ten Voorde, Notar in Amsterdam, Niederlande	Dr. H. ten Voorde, civil law notary officiating in Amsterdam, the Netherlands

www.lustrouslaw.com

VOLLMACHT

POWER OF ATTORNEY

GPC Holdings B.V.

mit Sitz in Amsterdam, Niederlande, eingetragen im niederländischen Handelsregister (kamer van koophandel) unter der Nummber 34287059

(nachstehend “Vollmachtgeberin” genannt),

vertreten durch ihre Geschäftsführer

with its seat in Amsterdam, the Netherlands, registered with the Dutch trade register (kamer van koophandel) under number 34287059

(hereinafter referred to as “Principal”),

represented by its directors

Martin Schneeweiß

und/and

Robert Harmzen

bevollmächtigt hiermit

hereby grants power of attorney to

Mario Schmidt,

Georg Linde,

Jan Wilms,

Dr. Axel Wahl, LL.M.,

Dr. Jasmin Dettmar,

Daniel Zakrzewski,

Patrick Wacker,

Wolfgang Münchow,

Johannes Eckhardt, LL.M.,

Lukas Nein,

Andreas Feith,

Martin Waskowski,

Andreas Knödler, LL.M.,

Adrian Dengler,

Erik Göretzlehner,

Miriam Wolffsky,

Christopher Clerihew,

Ilie Manole,

Matthias Schudlo,

Karsten Silbernagel,

und/and

Dr. Stefan Bührle,

sämtlich geschäftsansässig bei Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, Deutschland

sowie die Rechtsanwälte:

each with business address at Willkie Farr & Gallagher LLP, An der Welle 4, 60322 Frankfurt am Main, Gemany

as well as the attorneys-at-law:

Dr. Thomas Schirmer,

Dr. Andreas Hable,

Dr. Christian Wimpissinger,

Dr. Bernd Schneiderbauer,

Dr. Philipp Kapl,

Mag. Claudia Fochtmann,

Mag. Gottfried Gassner,

und/and

Mag. Cordelia Klauhs

sämtlich geschäftsansässig bei BINDER GRÖSSWANG Rechtsanwälte GmbH (FN 333217 a), Sterngasse 13, 1010 Wien, Österreich,

(nachstehend einzeln der “Bevollmächtigte” und gemeinsam die “Bevollmächtigten” genannt),

und zwar jeden von ihnen einzeln und unabhängig voneinander, die Vollmachtgeberin allein und umfassend zu vertreten und in ihrem Namen und Auftrag zu handeln bei allen Maßnahmen und each with business address at BINDER GRÖSSWANG Rechtsanwälte GmbH (FN 333217 a), Sterngasse 13, 1010 Vienna, Austria,

(hereinafter individually referred to as the “Attorney” and collectively referred to as the “Attorneys”),

each of them individually and separately, to represent the Principal alone and comprehensively and act in his name and on his behalf with regard to all measures and declarations in connection with (i) the sale of

Erklärungen im Zusammenhang mit (i) der Veräußerung des Geschäftsbereichs „Labels“ der Constantia Flexibles Gruppe, insbesondere dem Verkauf und der Abtretung bis zu aller Anteile der Vollmachtgeberin an der GPC III B.V., mit Sitz in Amsterdam, Niederlande, eingetragen im niederlädischen Handelsregister (kamer van koophandel) unter der Nummer 50715046, der GPC III Packaging Holdings Mexico S. de R.L. de C.V., mit Sitz in San Pedro Garza Garcia, Nuevo León, Mexiko, eingetragen im Handelsregister von Nuevo León, Mexiko unter der Nummer 123450*1 sowie der Grafo Regia, S. de R.L. de C.V., mit Sitz in Monterrey, Nuevo León, Mexiko, eingetragen im Handelsregister von Nuevo León, Mexiko unter der Nummer 78510*1 (einzeln die “Zielgesellschaft”, zusammen die “Zielgesellschaften”), insbesondere dem Abschluss und dem Vollzug der Transaktion und dem Abschluss aller weiteren hierfür erforderlichen oder nützlichen Verträge und der Vornahme aller diesbezüglichen Handlungen und/oder (ii) dem Carve Out der Labels Gruppe aus der Constantia Flexibles-Gruppe und aller weiteren hierfür erforderlichen oder nützlichen Verträge und der Vornahme der diesbezüglichen Handlungen (die Maßnahmen unter (i) und (ii) zusammen die “Transaktion”).

Die Bevollmächtigten sind insbesondere berechtigt, die Vollmachtgeberin zu vertreten bei:

1.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von einem oder mehreren Kaufverträgen (“SPA”) (einschließlich Schiedsklauseln, der Abgabe von Bestätigungen über den Eintritt von Vollzugsbedingungen the “Labels” division of the Constantia Flexibles group, in particular the sale and transfer of up to all of the Principal’s shares in GPC III B.V., with its seat in Amsterdam, the Netherlands, egistered with the Dutch trade register (kamer van koophandel) under number 50715046; GPC III Packaging Holdings Mexico S. de R.L. de C.V., with its seat in San Pedro Garza Garcia, Nuevo León, Mexico, registered with the Public Registry of Commerce of Nuevo León, Mexico, under the mercantile folio number 123450*1 as well as Grafo Regia, S. de R.L. de C.V., with its seat in Monterrey, Nuevo León, Mexico, registered with the Public Registry of Commerce of Nuevo León under the mercantile folio number 78510*1 (each the “Target”, together the “Targets”), in particular but not limited to the execution and consummation of the Transaction and the conclusion of any further necessary or useful contracts and the undertaking of any action in connection therewith and/or (ii) the carve- out of the Labels-Division of the Constantia Flexibles Group and the conclusion of any further necessary or useful contracts and the undertaking of any action in connection therewith (the measures set forth under (i) and (ii) together the “Transaction”).

The Attorneys are authorized to represent the Principal in particular in connection with, but not limited to:

1.

conclusion, amendment, supplement, rescission and/or performance of one or several sale and transfer agreements (“SPA”) (including arbitration clauses, confirmations regarding to fullfihnent of closing conditions and/or receipt of und/oder Zahlungseingängen und/oder Closing Handlungen) betreffend insbesondere den Verkauf und die Übertragung der Geschäftsanteile der Vollmachtgeberin an den Zielgesellschaften, auch in Form eines Notariatsaktes;

2.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug sämtlicher Vereinbarungen, Dokumente und/oder Instrumente in Zusammenhang mit der Transaktion;

3.	Abschluss, Änderung, Ergänzung und/oder Aufhebung von einer oder mehreren Verzichts- und Freistellungsvereinbarungen, insbesondere hinsichtlich des Verzichts auf Ansprüche gegen die Verkäufer unter dem SPA und mit diesen nahestehenden Personen, auch in Form eines Notariatsaktes;

4.	Ausübung sämtlicher Rechte und Pflichten der Vollmachtgeberin in Zusammenhang mit ihrer Stellung als Gesellschafterin der Zielgesellschaften, insbesondere der Teilnahme an und der Stimmabgabe in ordentlichen und außerordentlichen Gesellschafterversammlungen und Fassung von Gesellschafterbeschlüssen in und außerhalb von Gesellschafterversammlungen über jegliche Beschlussgegenstände, auch unter Verzicht auf die Einhaltung aller Form- und Fristerfordernisse;

5.	Ausübung der erforderlichen oder dem Bevollmächtigten notwendig oder angebracht erscheinenden Mitteilungen, Anträge oder andere Erklärungen an Gerichte und Behörden im Namen der und mit Rechtswirksamkeit für die Vollmachtgeberin sowie Unterzeichnung und Einbringung solcher Erklärungen (insbesondere aber nicht ausschließlich an Kartellbehörden und Firmenbuchgerichte);
payments and/or closing actions) in particular the sale and transfer of the shares of the Principal in the Targets, also in form of a notarial deed;

2.	conclusion, amendment, supplement, termination and/or performance of any agreements, documents and/or instruments in connection with the Transaction;

3.	conclusion, amendment, supplement and/or rescission of one or several waiver and indemnity agreements in particular, but not limited to, regarding the waiving of claims against the sellers under the SPA and their affiliates, also in form of a notarial deed;

4.	exercise of any and all shareholder rights of the Principal with respect to the Targets, in particular the participation and voting in ordinary and extraordinary shareholders’ meetings and the adoption of shareholders’ resolutions in and outside of shareholders’ meetings on any subjects, including by waiving all requirements as to notification and form;

5.	the exercise of all necessary or considered to be necessary or appropriate by the Principal notifications, requests or other declarations to courts and public authorities in the name and legal effect for the Principal and signing and contribution of such declarations (in particular but not exclusively to cartel authorites and register courts).

6.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von einer oder mehreren Gesellschafter-vereinbarungen oder sonstigen Vereinbarungen und Absprachen in Zusammenhang mit der Transaktion, auch in Form eines Notariatsaktes;

7.	Abgabe und Entgegennahme sämtlicher Erklärungen im Zusammenhang mit der Transaktion und allen in Zusammenhang mit dieser getroffenen Vereinbarungen, insbesondere Zustimmungs- und Genehmigungserklärungen sowie der Erteilung von Bestätigungen über die Erfüllung von Verpflichtungen und den Eintritt von Bedingungen oder dem Verzicht auf einen solchen Eintritt im Zusammenhang hiermit;

8.	Abschluss, Änderung, Ergänzung und/oder Aufhebung einer Vereinbarung zur gegenseitigen Bestätigung des Vollzugs der Verpflichtungen der Parteien aus dem SPA unter Einschluss des Verzichts auf Vollzugsbedingungen oder - handlungen unter dem SPA, auch in Form eines Notariatsaktes;

9.	Vornahme sämtlicher Maßnahmen und Handlungen, sowie Abgabe und Entgegennahme sämtlicher Erklärungen und Abschluss, Änderung, Ergänzung und/oder Aufhebung sämtlicher Vereinbarungen, die nach dem Ermessen eines Bevollmächtigten zur Durchführung der vorstehend genannten Maßnahmen notwendig oder nützlich sind; und
6.	conclusion, amendment, supplement, rescission and/or performance of one or more shareholders’ agreements or other agreements and undertakings in connection with the Transaction, also in form of a notarial deed;

7.	the making and acceptance of any declarations in connection with the Transaction and all agreeements entered into in connection therewith, including without limitation the declarations of consent and approval as well as issue acknowledgements regarding the satisfaction of obligations, the occurrence of conditions or the waiver of such conditions in connection herewith;

8.	execution, amendment, supplement and/or rescission of an agreement regarding mutual confirmations by all parties of the execution of the parties’ performance obligations under the SPA including waiver of conditions to completion or actions to be performed on completion pursuant to the terms of the SPA, also in form of a notarial deed;

9.	the exercise of all measures and acts and the making and acceptance of all declarations and the execution, amendment, supplement and/or rescission of all agreements which may, at any Attorney’s discretion, be required or useful for the execution of the measures mentioned above; and

10.	Vornahme jeglicher Erklärungen und Handlungen gegenüber dem Handelsregister sowie gegenüber anderen öffentlichen Stellen unabhängig von der Form.

11.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug sämtlicher Vereinbarungen, Dokumente und/oder Instrumente in Zusammenhang mit der Transaktion, insbesondere Schiedsvereinbarungen;

12.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Darlehensverträgen oder ähnlichen Finanzierungsinstrumenten (z.B. (Wandel-) Schuldverschreibungen, Schuldscheine, Gesellschafterdarlehen etc.) zwischen der Vollmachtgeberin und ihren mittelbaren oder unmittelbaren (i) Gesellschaftern oder (ii) Tochtergesellschaften, sowie Zustimmung zu solchen in Beteiligungsgesellschaften und sämtlichen hiermit im Zusammenhang stehenden Vereinbarungen, insbesondere (aber ohne Beschränkung auf) Nachrangvereinbarungen mit Banken;

13.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen im Zusammenhang mit dem Verkauf und/oder Abtretung von Forderungen innerhalb der Constantia Flexibles Gruppe;

14.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Vereinbarungen zur Abtretung und Übernahme von Verbindhchkeiten (Schuldübrnahme) innerhalb der Constantia Flexibles Gruppe;
10.	the making of any and all declarations and the undertaking of any and all acts towards the commercial register and other public authorities, irrespective of the form.

11.	conclusion, amendment, supplement, termination and/or performance of any agreements, documents and/or instruments in connection with the Transaction, in particular arbitration agreements;

12.	conclusion, amendment, supplement, rescission and/or performance of loan agreements or similar instruments of financing (e.g. (convertible) bonds, loan notes, shareholder loan agreements etc.) between the Principal and its direct or indirect (i) shareholders or (ii) subsidiary entities of the Principal, as well as the consent to such agreements entered into by companies in which the Principal holds an interest as well as any agreements in connection therewith, in particular (but without limitation) subordination agreements with banks;

13.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding the sale and/or assignment of intercompany payables;

14.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding the assignment and assumption (Schuldübrnahme) of intercompany receivables of the Constantia Flexibles group;

15.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zum Erwerb von Unternelunensanteilen an der Multicolor Corporation, mit Sitz in Batavia, Ohio, USA, im Rahmen der Transaktion;

16.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Vereinbarungen von Investorenvereinbarungen, die die Rechte im Zusammehang mit dem Erwerb von Unternehmensanteilen an der Multicolor Corporation regeln;

17.	Abschluss, Änderung, Ergänzung, Aufhebung, Übertragung und/oder Vollzug von Dienstleistungsverträgen, insbesondere Intercompany Service Vereinbarungen, Transitional Service Vereinbarungen und IT-Transitional Service Vereinbarungen;

18.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Lieferverträgen im Rahmen der Transaktion;

19.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Übertragung und/oder Kunden- oder Lieferantenverträgen;

20.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Beendigung von Cash Pools;

21.	Abschluss, Änderung, Ergänzung, Aufhebung und/oder Vollzug von Verträgen zur Beendigung von Gewinnabführungsverträgen;

22.	Abgabe und Entgegennahme sämtlicher Erklärungen im Zusammenhang mit der Transaktion und allen in Zusammenhang
15.	conclusion, amendment, supplement, rescission and/or performance of contracts regarding the acquisition of shares in Multi- Color Corporation, with its seat in Batavia, Ohio, USA in connection with the Transaction;

16.	conclusion, amendment, supplement, rescission and/or performance of agreements regarding investors’ rights governing the rights of the investors in connection with the acquisition of shares in Multi- Color Corporation;

17.	conclusion, amendment, supplement, rescission and/or performance of service agreements, in particular intercompany service agreements, transitional service agreements and IT transitional service agreements;

18.	conclusion, amendment, supplement, recission and/or performance of supply agreements in connection with the Transaction;

19.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the transfer of customer and/or supply agreements;

20.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the termination of cash pools;

21.	conclusion, amendment, supplement, recission and/or performance of agreements regarding the termination of profti and loss transfer agreements;

22.	the making and acceptance of any declarations in connection with the Transaction and all agreeements entered mit dieser getroffenen Vereinbarungen, insbesondere, aber nicht beschränkt auf Zustimmungs- und Genehmigungs-erklärungen sowie der Erteilung von Bestätigungen über die Erfüllung von Verpflichtungen und den Eintritt von Bedingungen oder dem Verzicht auf einen solchen Eintritt im Zusammenhang hiermit.

Die Bevollmächtigten sind zum Abschluss und Vollzug aller Vereinbarungen, zur Abgabe und zum Empfang aller Erklärungen und zur Vornahme aller Handlungen berechtigt, die mit der Transaktion direkt oder indirekt in Zusammenhang stehen.

Sollte eine oder mehrere der vorgenannten Erklärungen, Maßnahmen und Handlungen durch den oder die Bevollmächtigten zum Zeitpunkt der Gewährung der Vollmacht bereits vorgenommen worden sein, gelten diese Erklärungen, Maßnahmen und Handlungen als durch die Erteilung dieser Vollmacht als genehmigt.

Jeder der Bevollmächtigten vertritt die Vollmachtgeberin jeweils alleine und ist von den Beschränkungen des § 181 BGB oder vergleichbaren Beschränkungen anderer Rechtsordnungen soweit rechtlich zulässig befreit.

Jeder Bevollmächtigte ist berechtigt, Untervollmachten in gleichem Umfang an Dritte zu erteilen.

Diese Vollmacht ist befristet bis zum 31. Juli 2018.

Von dieser Vollmacht kann mehrfach Gebrauch gemacht werden.

into in connection therewith, including without limitation the declarations of consent and approval as well as issue acknowledgements regarding the satisfaction of obligations, the occurrence of conditions or the waiver of such conditions in connection herewith.

The Attorneys are authorized to enter into all agreements, make and receive all declarations and perform all acts that are directly or indirectly related to the Transaction.

Should one or more of the above declarations, measures or actions have already been made by one or more Attorneys at the time of granting of this power of attorney, such declarations, measures and actions shall be deemed approved by the granting of this power of attorney.

Each of the Attorneys is authorized to represent the Principal alone and is exempted from the restrictions of Section 181 of the German Civil Code (BGB) or similar restrictions in other jurisdictions to the extent legally permissible.

Each of the Attorneys is authorised to delegate his power to any third person with the same scope of authorisation.

This power of attorney expires July 31, 2018.

This power of attorney may be used several times.

Die Vollmacht soll umfassend ausgelegt werden, um den Zweck ihrer Erteilung zu verwirklichen.

Diese Vollmacht unterliegt deutschem Recht. Maßgeblich ist die deutsche Fassung.

This power of attorney shall be broadly interpreted in order to implement its purpose.

This power of attorney is governed by German law. The German version is authoritative.

[signature page to follow]

GPC Holdings B.V.

Name: Martin Schneeweiß	Name: Robert Harmzen

Titel/Title: Director A	Titel/Title: Director B

Ort/Place:	Ort/Place: Amsterdam

Datum/Date:	Datum/Date: 13 July 2017

Declaration of Approval

I, the undersigned Sharon E. Birkett, in my capacity as duly authorized executive officer of MULTI-COLOR CORPORATION, a corporation organized under the laws of the State of Ohio with its chief executive office at 4053 Clough Woods Drive, Batavia, Ohio 45103 (the “Purchaser”), being vested with full power to act for and on behalf of the Purchaser, hereby approve (genehmige) all declarations made by Mr. Daniel Mario Lungenschmid, born on 12 December 1985, with business address at Freshfields Bruckhaus Deringer LLP, Seilergasse 16, 1010 Vienna, Austria, under notarial deed no. 146/2017 as recorded by the acting notary Dr. Dr. Thorsten Reinhard in Frankfurt am Main at the date hereof.

Frankfurt am Main, 16 July 2017

/s/ Sharon E. Birkett
Sharon E. Birkett

SECRETARY’S CERTIFICATE

I hereby certify that I am Secretary of MULTI-COLOR CORPORATION (the “Company”), and I further certify, effective July 16, 2017, that attached hereto as Exhibit A is a true and correct copy of the resolutions and actions that have been duly taken or adopted by the board of directors of the Company to authorize and approve the transactions contemplated in the Sale and Purchase Agreement by and among Constantia Flexibles Germany GmbH, Constantia Flexibles International GmbH, Constantia Flexibles Group GmbH, GPC Holdings B.V. and the Company and such resolutions and actions are in conformity with the organizational documents of the Company, are in full force and effect on the date hereof, have not been modified or rescinded and are the only resolutions and actions of the board of directors of the Company relating to the subject matter thereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the date first written above.

/s/ Sharon E. Birkett
Name: Sharon E. Birkett
Title: Secretary

EXHIBIT A

RESOLUTIONS OF THE BOARD OF DIRECTORS OF

MULTI-COLOR CORPORATION

The Proposed Offer and Purchase Agreement

WHEREAS, the board of directors (the “Board”) of Multi-Color Corporation, an Ohio corporation (the “Company”), has retained Rothschild Inc. (“Rothschild”) as its exclusive financial advisor to provide it with advice regarding the potential acquisition of the labels division of Constantia Flexibles Group GmbH and related financing of such acquisition.

WHEREAS, as part of the aforementioned process, the Board, with the advice of Rothschild and legal counsel, reviewed and considered the terms of the proposed offer letter (the “Offer Letter”) and Sale and Purchase Agreement provided to the Board (the “Purchase Agreement”) pursuant to which the Company, will offer to acquire:

(i) all of the share capital of Constantia Labels GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), with its registered seat in Heiligenstadt, registered with the commercial register at the local court of Jena under HRB 503086 (“C Labels”);

(ii) all of the share capital of Haendler & Natermann Gesellschaft mit beschränkter Haftung, a German limited liability company (Gesellschaft mit beschränkter Haftung), with its registered seat in Hann. Münden, registered with the commercial register at the local court of Göttingen under HRB 112118 (“H&N”);

(iii) all of the registered capital of H&N Suzhou Packaging Materials Co. Ltd., a limited liability company established under the laws of the Peoples Republic of China, with its registered seat in Taicang, registered with the Suzhou Taicang Administration for Industry and Commerce under no. 91320585628442170C (“H&N Suzhou”);

(iv) all of the share capital of SGH (No. 2) Ltd., an English limited liability company incorporated under the laws of England & Wales, and registered with the Companies House of Great Britain under no. 07714168 (“SGH”);

(v) all of the share capital of Constantia CM Label SDN BHD, a Malaysian limited liability company incorporated under the laws of Malaysia, and registered under no. 858313-H (“CM”);

(vi) all of the shares of Constantia Flexibles Australia Holding Pty Ltd., a proprietary company limited by shares incorporated under the laws of Victoria, Australia, and registered with the Australian Securities and Investments Commission under ACN 608 731 728 (“CFAH”);

(vii) all of the share capital of GPC III B.V., a Dutch limited liability company incorporated under the laws of the Netherlands, and registered with the Dutch trade register (kamer van koophandel) under no. 50715046 (“GPC III”);

(viii) all of the stock capital of GPC III Packaging Holdings Mexico S. de R.L. de C.V., a limited liability company incorporated under the laws of Mexico, and registered with the Public Registry of Commerce of Nuevo León under the mercantile folio number 123450*1 (“GPC III Packaging”);

(ix) all of the stock capital of Grafo Regia, S. de R.L. de C.V., a limited liability company incorporated under the laws of Mexico, and registered with the Public Registry of Commerce of Nuevo León under the mercantile folio number 78510*1 (“Grafo”);

(x) the intercompany payables to Constantia Flexibles Group GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Republic of Austria, registered with the companies register (Firmenbuch) of the commercial court of Vienna, Austria, under FN 332189p with its registered office in Handelskai 92, Rivergate, 1200 Vienna, Austria (“Seller 3”) set out in Schedule (D) to the SPA; and

(xi) certain assets of Afripack Consumer Flexibles Pty., Ltd. a limited liability company incorporated under the laws of South Africa, with registered address of 75 Richard Carte Road, Mobeni, 4052, South Africa and with registration number 2008/016495/07 (“Afripack”) ((i) through (xi) above, the “Target”)

for a purchase price equal to (a) shares of Company common stock representing up to 19.9% of the Company’s outstanding stock immediately prior to the closing of the Purchase Agreement (the “Purchase Price Shares”), subject to certain restrictions on such Purchase Price Shares contained in the Investor Rights Agreement in the form presented to the Board (the “Investor Rights Agreement”) and (b) an amount of cash equal to (1) EUR 1,146,800,000.00 minus (2) the value of the Company’s common shares issued pursuant to clause (a) minus (3) the Target’s outstanding indebtedness and the Target’s transaction and other expenses set forth in the Purchase Agreement, including the cost to acquire 100% of the share capital of Verstraete in mould labels N.V. (the “Proposed Offer”);

WHEREAS, the Board has considered, among other things, the presentations and representations by the officers of the Company, including with respect to the impact of the transactions contemplated by the Purchase Agreement on the employees and creditors of the Company, the surrounding community and the short- and long-term interests of the Company and such other factors as the Board has deemed relevant in connection with the transactions contemplated by the Proposed Offer;

WHEREAS, the Board deems it to be advisable and in the best interests of the Company and its stockholders to submit the Offer Letter and execute and deliver the Purchase Agreement and to make the Proposed Offer, subject to the conditions set forth in the Offer Letter.

NOW THEREFORE LET IT BE:

RESOLVED, that the form, terms and provisions of the Offer Letter and the Purchase Agreement be, and hereby are, approved and adopted;

RESOLVED, that the Company is authorized, empowered and directed to submit the Offer Letter, execute and deliver the Purchase Agreement and consummate the transactions contemplated by the Purchase Agreement in accordance with the terms and requirements thereof subject to the conditions set forth in the Offer Letter;

RESOLVED, that the Company be, and hereby is, authorized and empowered to issue the Purchase Price Shares pursuant to the terms of the Purchase Agreement and Investor Rights Agreement as partial consideration for the Proposed Offer;

RESOLVED, that in connection with the transactions contemplated by the Purchase Agreement, the Company is authorized to enter into and perform its obligations under the Investor Rights Agreement and such other ancillary agreements, certificates and/or documents, including the transitional services agreement, the IT-transition service agreement, the supply agreement, and the non-competition, non-solicitation and non-disclosure agreement, each substantially in the form attached to the Purchase Agreement, as are necessary or appropriate to perform the Company’s obligations under the Proposed Offer (such ancillary agreements and/or documents, together with the Purchase Agreement and the Investor Rights Agreement, the “Transaction Documents”);

RESOLVED, that each of Sharon E. Birkett, Mary T. Fetch, Nigel A. Vinecombe and any other executive officer of the Company authorized by any of the aforementioned executive officers (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized and empowered to prepare, execute and file, or cause to be prepared, executed and filed and approved, all reports, schedules, statements, notices, press release, documents and information as may be necessary or required by law in connection with the Proposed Offer, including as may be required pursuant to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and any foreign antitrust laws, rules and regulations (collectively “Antitrust Laws”), and (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder;

RESOLVED, that the Authorized Officers be, and each of them with full power to act without the others hereby is, authorized and empowered to execute and deliver, in the name and on behalf of the Company, the Transaction Documents such other agreements and instruments relating thereto generally consistent with the terms of the Purchase Agreement, the Investor Rights Agreement and the other Transaction Documents with, to the extent permitted by law, such modifications and changes therein or additions thereto as the Authorized Officer executing the same may approve, the execution thereof by any such officer conclusively to evidence the due authorization, approval, and adoption thereof by the Board;

RESOLVED, that any one of the Authorized Officers be, and each of them hereby is, authorized and empowered to prepare and execute, or cause to be prepared and executed, all certificates, schedules, legends, records and other instruments necessary in connection with the issuance of the Purchase Price Shares and to give effect to the restrictions set forth in the Investor Rights Agreement;

RESOLVED; that any one of the Authorized Officers is hereby authorized to give or sign all communications under or in connection with the Proposed Offer; and

RESOLVED, that any one of the Authorized Officers and each of them hereby is, authorized and empowered to sign any other declarations, representations, statements, documents or agreements as may be required in relation to the Proposed Offer with full power to assent to any conditions, variations, modifications, revisions and/or amendments, including changes relating to any of the terms of the Offer Letter or the Transaction Documents;

Debt Financing

WHEREAS, to provide the financing necessary to effect the Proposed Offer and for general corporate purposes, with the advice of Rothschild and legal counsel, the Board has reviewed and considered the terms of, and the Company desires and deems it in the best interests of the Company to execute the proposed commitment letter presented to the Board (the “Commitment Letter”), with Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Citigroup Global Markets Inc. (“Citi” and together with Bank of America and Merrill Lynch, the “Commitment Parties”) pursuant to which the Commitment Parties will commit to provide the Company with (a) (i) senior secured revolving credit facility in an aggregate amount of $400 million (the “Revolving Credit Facility”), (ii) a senior secured term loan A facility in an aggregate amount of $250 million (the “Term Loan A Facility”), (iii) a senior secured term loan B facility in an aggregate amount of $400 million (the “Term Loan B Facility” and together with the Term Loan A Facility and the Revolving Credit Facility, the “Senior Secured Credit Facilities”), and (iv) senior unsecured bridge facility in an aggregate principal amount of up to €[400] million in the event an offering of Notes (defined below) is not consummated prior to, or concurrently with, the closing of the Proposed Offer (the “Euro Bridge Loan Facility” and together with the Term Loan Facilities and the Revolving Credit Facility, the “Debt

Financing”) and (b) in the event that the Debt Financing is not available at the closing of the Proposed Offer, (i) an interim senior secured revolving credit facility in an aggregate amount of $400 million (the “Interim Revolving Credit Facility”), (ii) an interim senior secured term loan facility in an aggregate amount of $650 million (the “Interim U.S. Dollar Term Loan”), and (iii) a senior unsecured term loan facility in an aggregate principal amount of up to €[400] million (the “Interim Euro Term Loan” and together with the Interim Revolving Facility, the Interim U.S. Dollar Term Loan, the “Interim Facilities”) under and in accordance with the terms of an interim credit agreement in the form presented to the Board (the “Interim Credit Agreement”).

WHEREAS, the Commitment Letter provides that the Term Loan A Facility would, among other things, (i) mature six years after the closing date of the Proposed Offer, (ii) require certain of the Company’s direct and indirect wholly owned subsidiaries (the “Guarantors”), to guarantee the obligations of the Company under the Term Loan A Facility, (iii) require the obligations under the Term Loan A Facility to be secured by substantially all of the assets of the Company (the “Collateral”), (iv) allow the Company to request increases in the principal amount of available credit, up to an aggregate (together with increases in the Revolving Credit Facility) of $300 million plus the Company’s EBITDA for the last four quarters, subject to net secured leverage limits, (v) require mandatory prepayments upon the incurrence of any non-ordinary course sale of assets by the Company, and (vi) will amortize in equal quarterly installments as follows: (a) 5% per annum in years one and two, (b) 7.5% per annum in year 3, (c) 10% per annum in year four, and (d) 15% per annum for the first three fiscal quarters of year five.

WHEREAS, the Commitment Letter contemplates that terms of the Revolving Credit Facility would, among other things, (i) provide for a maturity date six years after the closing date of the Proposed Offer; (ii) provide for a $360 million U.S. revolving subfacility for borrowings in U.S. Dollars, (iii) provide for a $40 million Australian subfacility for borrowings in Australian Dollars, (iv) require each of the Guarantors to guarantee the Company’s obligations under the Revolving Credit Facilities, (v) require the obligations under the Revolving Credit Facility to be secured by the Collateral (with Australian collateral segregated for the Australian subfacility), (vi) allow the Company to request increases in the principal amount of available credit, up to an aggregate (together with increases in the Term Loan A Facility) of $300 million plus the Company’s EBITDA for the last four quarters, subject to net secured leverage limits, and (vii) allow the Company to obtain letters of credit and swingline loans;

WHEREAS, the Commitment Letter contemplates that terms of the Term Loan B Facility would, among other things, (i) provide for a maturity date five years after the closing date of the Proposed Offer, (ii) require each of the Guarantors to guarantee the Company’s obligations under the Term Loan B Facility, (iii) require the obligations under the Term Loan B Facility to be secured by the Collateral, and (iv) require mandatory prepayments upon the incurrence of any non-ordinary course sale of assets by the Company or, beginning with the fiscal year ending March 31, 2019, with respect to 50% (or less if the Company’s first lien leverage ratio falls below certain thresholds) of any “excess cash flow” of the Company;

WHEREAS, the interest rate payable by the Company under the Term Loan A Facility, the Revolving Credit Facility and the Term Loan B Facility will be based on the base rate or an adjusted LIBOR rate, plus an applicable margin of (i) initially for the Term Loan A Facility and Revolving Credit Facility 1.25% for base rate loans and 2.25% for LIBOR loans, and (b) for the Term Loan B Facility 1.50% for base rate loans and 2.50% for LIBOR loans;

WHEREAS, the Commitment Letter provides that the Euro Bridge Loan Facility would, among other things, (i) mature one year from the initial funding date, (ii) require each of the Guarantors to guarantee the Company’s obligations under the Euro Bridge Loan Facility, (iii) be unsecured, and (iv) bear interest at a rate equal to the EURIBOR rate plus a spread of initially 3.50% that will increase 50 basis points upon each 90-day anniversary of the closing of the Proposed Offer, which interest rate will in no event exceed 6.25%;

WHEREAS, as an inducement to provide the Debt Financing contemplated by the Commitment Letter, the Company desires and deems it in the best interests of the Company to execute a general fee letter and an agency fee letter with the Engagement Parties in the form presented to the Board (such letters, together with the Commitment Letter, the “Debt Financing Letters”);

NOW, THEREFORE, BE IT RESOLVED, that the Board finds that the Debt Financing and the Interim Facilities contemplated by the Commitment Letter and the Interim Credit Agreement, and the agreements and documents to be entered into and related thereto (the “Financing Documents”), are advisable and in the best interests of the Company and its stockholders;

RESOLVED, that the Financing Documents, be, and each of them hereby is, approved and adopted in all respects;

RESOLVED, that the Company be, and it hereby is, authorized to enter into and perform its obligations under the Financing Documents and any other related documents, instruments or agreements in connection therewith, including incurring such indebtedness as is provided for thereunder, and to grant to the agents and lenders providing such Debt Financing or Interim Facilities a security interest in the Collateral as security for the obligations owing under the Senior Secured Credit Facilities, the Interim Revolving Credit Facility and the Interim U.S. Dollar Term Loan and all documents and agreements related thereto;

RESOLVED, that the Authorized Officers be, and each of them with full power to act without the others hereby is, authorized and empowered to execute and deliver, in the name and on behalf of the Company, the Financing Documents such other agreements and instruments relating thereto generally consistent with the terms of the Debt Financing Letters or the Interim Credit Agreement with, to the extent permitted by law, such modifications and changes therein or additions thereto as the Authorized Officer executing the same may approve, the execution thereof by any such officer conclusively to evidence the due authorization, approval, and adoption thereof by the Board; and

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and empowered to execute and deliver from time to time confirmations, ratifications and amendments to the Financing Documents, and all other related documents, instruments or agreements, any other agreements, documents, instruments and certificates relating to the Financing Documents and other provisions thereof, any other document, instrument and certificate signed and delivered in connection with any such Financing Documents and the matters referred to in these resolutions, and such further agreements, documents, instruments and certificates as such officer may deem necessary, advisable or appropriate.

Notes Offering

WHEREAS, in connection with the Proposed Offer, the Board desires and deems it in the best interest of the Company for the Company to offer and sell (the “Offering”), pursuant to Section 4(2), Rule 144A, Regulation D, and Regulation S under the Securities Act, up to €[400,000,000] aggregate principal amount of senior unsecured notes (the “Notes”);

WHEREAS, in connection with the Offering, the Company desires and deems it in the best interests of the Company to execute the proposed engagement letter and fee credit letter with Merrill Lynch and Citi or, in each case, affiliates thereof (in such capacity, the “Initial Purchasers”) the forms presented to the Board (the “Notes Letters”);

RESOLVED, that the Notes Letters, be, and each of them hereby is, approved and adopted in all respects;

RESOLVED, that the Company be, and it hereby is, authorized to enter into and perform its obligations under the Notes Letters and any other related documents, instruments or agreements in connection therewith;

RESOLVED, that the Authorized Officers be, and each of them with full power to act without the others hereby is, authorized and empowered to execute and deliver, in the name and on behalf of the Company, the Notes Letters such other agreements and instruments relating thereto with, to the extent permitted by law, such modifications and changes therein or additions thereto as the Authorized Officer executing the same may approve, the execution thereof by any such officer conclusively to evidence the due authorization, approval, and adoption thereof by the Board;

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed on behalf of the Company to prepare or cause to be prepared an offering memorandum (the “Offering Memorandum”), along with all exhibits and documents or supplemental information relating thereto, all in such form as may be approved by the Authorized Officers, and that any such action heretofore in connection therewith be and hereby is approved, adopted, ratified and confirmed; and

RESOLVED, that the Authorized Officers be, and each of them acting alone hereby is, authorized and directed to negotiate or otherwise determine the form, terms and provisions of the indenture pursuant to which the Notes shall be issued, provided such indenture shall contain terms and provisions substantially in accordance with the description of the indenture governing such Notes contained in the Offering (the “Indenture”); that the form, terms and provisions of the Indenture, the performance by the Company of its obligations thereunder, and the consummation of each of the transactions contemplated thereby, be, and they hereby are, adopted and approved; and that the Authorized Officers be, and each of them acting alone hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver the Indenture, the execution and delivery of the Indenture by the Authorized Officers, or any of them, to be conclusive evidence of the approval by the Company of the form, terms and provisions thereof.

General Resolutions

RESOLVED, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute and deliver all such further agreements, certificates (including any certificate attesting to the accuracy and effect of these resolutions and/or the incumbency of any officer), instruments and documents, in the name and on behalf of the Company, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the intent and purposes of the foregoing resolutions;

RESOLVED, that the omission from these resolutions of any agreement or other arrangement contemplated by any of the agreements or instruments described in the foregoing resolutions or any action to be taken in accordance with any requirements of any of the agreements or instruments described in the foregoing resolutions shall in no manner derogate from the authority of the Authorized Officers to take all actions necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the intent and purposes of the foregoing resolutions; and

RESOLVED, that any action taken by an Authorized Officer in furtherance of the foregoing resolutions prior to the date hereof is hereby approved, ratified and confirmed.

Deed No. 148/2017

I hereby certify that the signature at the end of the Secretary’s Certificate was recognized in my presence today on the premises of Willkie Farr & Gallagher LLP An der Welle 4 60322 Frankfurt am Main by

Ms. Sharon Eileen Birkett

date of birth 09 May 1966

with business address: c/o Multi-Color Corporation, 4053 Clough Woods Drive, Batavia, Ohio 45103

identified by her valid Australian passport.

The notary asked the person appearing regarding a prior involvement pursuant to section 3 (1) sentence 1 no. 7 German Notarization Act. After having been instructed by the notary, the person appearing answered this question in the negative.

Frankfurt am Main, 16 July 2017

/s/ Dr. Thorsten Reinhard
Dr. Thorsten Reinhard Notar